As Filed with the Securities and Exchange Commission on February 25, 2005

INVESTMENT COMPANY ACT FILE NO. 811-21694

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 |X|
AMENDMENT NO. 1

MELLON OPTIMA L/S STRATEGY FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

One Boston Place
024-0071
Boston, Massachusetts 02108
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (617) 722-7000

Terry Sylvester Charron
c/o Mellon Hedge Advisors, LLC
One Boston Place
024-0071
Boston, MA 02108
(Name and Address of Agent for Service)

COPIES TO:

Stuart H. Coleman, Esq. Gary L. Granik, Esq. Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038	Christopher P. Harvey, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109

__________

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

MEMORANDUM NO:

MELLON OPTIMA L/S STRATEGY FUND, LLC

The information in this private offering memorandum is incomplete and may be changed. We may not sell these securities until this private offering memorandum is finalized. This private offering memorandum is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

The interests in Mellon Optima L/S Strategy Fund, LLC (the "Fund") are described in this Confidential Memorandum ("Memorandum") and have not been and will not be registered under the Securities Act of 1933, as amended ("1933 Act"), or the securities laws of any of the States of the United States. The offering contemplated by this Memorandum will be made in reliance upon an exemption from the registration requirements of the 1933 Act for offers and sales of securities which do not involve any public offering, and analogous exemptions under state securities laws.

This Memorandum shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of interests in the Fund in any jurisdiction in which such offer, solicitation or sale is not authorized or to any person to whom it is unlawful to make such offer, solicitation or sale. No person has been authorized to make any representations concerning the Fund that are inconsistent with those contained in this Memorandum. Prospective investors should not rely on any information not contained in this Memorandum or the appendices hereto.

This Memorandum is intended solely for the use of the person to whom it has been delivered for the purpose of evaluating a possible investment by the recipient in the interests in the Fund described herein, and is not to be reproduced or distributed to any other persons (other than professional advisers of the prospective investor receiving this document). Notwithstanding the foregoing and any other provision or statement in any offering document of the Fund (including the Investor Application Form, this Memorandum and the Fund's Limited Liability Company Agreement (the "LLC Agreement")), but subject to restrictions reasonably necessary to comply with federal or state securities laws, an investor (and each employee, representative or other agent of the investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Fund and the offering of its interests and all materials of any kind (including opinions or other tax analyses) that are provided to the investor relating to such tax treatment and tax structure.

Prospective investors should not construe the contents of this Memorandum as legal, tax or financial advice. Each prospective investor should consult his or her own professional advisers as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Fund for such investor.

These securities are subject to substantial restrictions on transferability and resale and may not be transferred or resold except as permitted under the LLC Agreement, and as permitted under the 1933 Act and applicable state securities laws pursuant to registration or exemption therefrom.

In making an investment decision, investors must rely upon their own examination of the Fund and the terms of the offering, including the merits and risks involved. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Fund's interests or passed upon the adequacy of the disclosure in this Memorandum. Any representation to the contrary is a criminal offense.

Interests are not deposits or obligations of, or guaranteed or endorsed by, any bank or other insured financial institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

February 25, 2005

TABLE OF CONTENTS

SUMMARY OF TERMS
SUMMARY OF FUND EXPENSES
THE FUND
STRUCTURE
INVESTMENT PROGRAM
TYPES OF INVESTMENTS AND RELATED RISK FACTORS
ADDITIONAL RISK FACTORS
PERFORMANCE INFORMATION
THE DIRECTORS
PROXY VOTING POLICIES AND PROCEDURES
THE ADVISER AND THE SUB-INVESTMENT ADVISER
CONFLICTS OF INTEREST
FEES AND EXPENSES
CAPITAL ACCOUNTS AND ALLOCATIONS
APPLICATION FOR INTERESTS
REDEMPTIONS, REPURCHASES OF INTERESTS AND TRANSFERS
CALCULATION OF NET ASSET VALUE
TAX ASPECTS
ERISA CONSIDERATIONS
ADDITIONAL INFORMATION AND SUMMARY OF LLC AGREEMENT

APPENDIX A - LIMITED LIABILITY COMPANY AGREEMENT
APPENDIX B - INVESTMENT FUNDS SUPPLEMENT	PAGE 1 17 18 18 18 22 34 39 39 43 45 57 59 60 62 64 67 68 83 85 A-1 B-1

SUMMARY OF TERMS

The following summary is qualified entirely by the detailed information appearing elsewhere in this Memorandum and by the terms and conditions of the LLC Agreement and the Investor Application Form, each of which should be read carefully and retained for future reference.

THE FUND:	The Fund is a newly formed Delaware limited liability company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is anticipated that upon the Fund's commencement of operations, substantially all of the assets of a common trust fund, Mellon Hedge Fund I ("MHF") will be acquired by the Fund in a common trust fund conversion (the "Conversion"). Descriptions of certain of the Investment Funds (as defined below) comprising the assets of MHF are set forth in Appendix B: Investment Funds Supplement.

The Fund is a specialized investment vehicle that may be referred to as a registered private investment fund. The Fund is similar to an unregistered private investment fund in that (i) its underlying portfolio may be more aggressively managed than that of other investment companies, (ii) Fund interests will be sold in comparatively large minimum denominations in private placements solely to high net worth individual and institutional investors ("Investors"), and will be restricted as to transfer and (iii) the Investors' capital accounts in the Fund will be subject to both asset-based fees and, indirectly, incentive-based allocations.

INVESTMENT PROGRAM:
The Fund's investment objective is to seek capital appreciation over the long term.

The Fund is a fund of hedge funds that seeks to achieve its objective by deploying its assets primarily among a select group of portfolio managers (the "Investment Managers") who over time have produced attractive returns principally in the U.S. equity markets by employing an investing style known as "long/short." This style combines long investments with short sales in the pursuit of opportunities in rising or declining markets. Some of the long/short strategies employed by the Investment Managers may include, but are not limited to, growth, value, opportunistic, and global-international strategies, all of which invest in a portfolio of both long and short positions, principally in U.S. equity securities. See "Investment Program" and "Types of Investments and Related Risk Factors."

Mellon Hedge Advisors, LLC (the "Adviser"), with the assistance of Optima Fund Management LLC, the sub-investment adviser (the "Sub-Investment Adviser"), will select Investment Managers on the basis of various criteria, generally including, among other things, an analysis of: the Investment Manager's performance during various time periods and market cycles; the Investment Manager's reputation, experience and training; its articulation of, and adherence to, its investment philosophy; the presence of risk management discipline; interviews of the management team; and whether the Investment Manager has a substantial personal investment in the investment program. Not all these factors will be considered with respect to each Investment Manager and other criteria may be considered.

Investment Managers generally conduct their investment programs through unregistered investment vehicles which have investors, other than the Fund, and in other registered investment companies (collectively, the "Investment Funds"). The Adviser generally will allocate no more than 15% of the Fund's assets to any single Investment Fund. See "Investment Program." The Fund either will hold non-voting securities of an Investment Fund or will limit its investment in any Investment Fund to less than 5% of the Investment Fund's voting securities. The Fund may invest a majority of its assets in non-voting securities of Investment Funds. See "Types of Investments and Related Risk Factors—Purchases of Non-Voting Securities." The Adviser also may seek to gain investment exposure to certain Investment Funds by entering into derivative transactions ("Derivatives"), such as total return swaps. See "Types of Investments and Related Risk Factors—Special Investment Techniques—Swap Agreements."

The Adviser anticipates that, initially, the Fund's assets will consist of interests in some or all of the Investment Funds set forth and described in Appendix B: Investment Funds Supplement. However, the Adviser intends to select additional Investment Managers and may withdraw the Fund's investment with any of the Investment Managers described in Appendix B: Investment Funds Supplement. Over time, the majority of the Fund's assets may be invested with other Investment Managers. No assurance can be given that the Fund's assets will be allocated to all or any of these Investment Funds. The Adviser generally will not advise the Investors of such events until the Fund's next annual or semi-annual report to be sent to Investors.

The Adviser will evaluate regularly each Investment Manager to determine whether its investment program is consistent with the Fund's investment objective and whether its investment performance is satisfactory. The Adviser may reallocate the Fund's assets among the Investment Managers, terminate existing Investment Managers and select additional Investment Managers.

Unregistered investment funds typically provide greater flexibility than traditional investment funds (e.g., registered investment companies) over the types of securities that may be owned, the types of trading strategies that may be employed, and in some cases, the amount of leverage that can be used. While the Adviser will select Investment Managers that principally invest in securities of U.S. issuers, they also have the ability to invest in securities markets worldwide. Investment Managers will not be limited in the markets (either by location or type, such as large capitalization, small capitalization or non-U.S. markets) in which they invest or the investment discipline that they may employ (such as value or growth or bottom-up or top-down analysis). Some Investment Managers may invest a substantial portion of the assets of their Investment Funds in particular sectors, such as financial services, health sciences and technology. Fundamental research generally will play an important role in identifying securities which may have potential for capital appreciation or depreciation over time. Investment Managers who invest in this manner sometimes are called "stock pickers." Although not expected to be significant, the Investment Managers also may invest and trade in fixed income and other debt-related securities.

Each Investment Manager may use various investment techniques for hedging and non-hedging purposes. Investment Managers may sell securities short in an effort to profit from an anticipated decline in prices of securities and to seek to limit exposure to a possible market decline. Investment Managers also may purchase and sell options and futures contracts and engage in other Derivatives, subject to certain limitations described elsewhere in this Memorandum, and, from time to time, may maintain significant cash positions. The use of these techniques may be an integral part of their investment programs, and involves certain risks to the Fund. Each Investment Manager may use leverage and may invest in illiquid and restricted securities, which also entails risk. See "Types of Investments and Related Risk Factors."

Appendix B: Investment Funds Supplement contains the prior performance of MHF, which has been managed by Mellon Bank, N.A. ("Mellon Bank") pursuant to an investment program that is substantially similar to the Fund's investment program. For more recent performance information regarding the Fund, please contact your Mellon Portfolio Manager.

POTENTIAL BENEFITS OF INVESTING IN THE FUND:

An investment in the Fund enables Investors to invest with Investment Managers whose services generally are not available to the investing public, whose investment funds may be closed from time to time to new investors or who otherwise may place stringent restrictions on the number and type of persons whose money they will manage. An investment in the Fund also enables Investors to invest with a cross-section of Investment Managers without satisfying the high minimum investment requirements that Investment Managers typically would impose on investors.

In addition to benefiting from the Investment Managers' individual investment strategies, the Fund as a whole should achieve the benefits of diversification by allocating its assets among a carefully selected group of Investment Managers. The Adviser expects that by investing through multiple Investment Managers in a fund of funds structure, the Fund may reduce the volatility inherent in a direct investment with a single Investment Manager.

RISK FACTORS:	The Fund's investment program is speculative and entails substantial risks. An investment in the Fund should be viewed only as part of an overall investment program. No assurance can be given that the Fund's investment objective will be achieved.

The Fund's performance depends upon the performance of the Investment Managers and the Adviser's ability to select Investment Managers and effectively allocate and reallocate the Fund's assets among them. Identifying the appropriate Investment Managers and suitable Investment Funds is difficult and involves a high degree of uncertainty. In addition, certain Investment Funds, from time to time, are oversubscribed or closed, and it may not be possible to make investments that have been identified as attractive opportunities. See "Additional Risk Factors—Special Risks of Fund of Funds Structure."

A short sale of a security involves the theoretical risk of unlimited loss because of increases in the market price of the security sold short. An Investment Manager's use of short sales, leverage and Derivatives, in certain circumstances, can result in significant losses. See "Types of Investments and Related Risk Factors."

One or more of the Investment Managers may invest in smaller capitalization companies, including micro cap companies. The prices of these securities may be subject to more abrupt or erratic market movements than larger, more established companies, because they typically are traded in lower volume and the issuers are more subject to changes in earnings and prospects. See "Types of Investments and Related Risk Factors—Equity Securities."

One or more Investment Managers, from time to time, may invest a substantial portion of its Investment Fund's assets in an industry sector, such as financial services, health sciences or technology. As a result, the investment portfolios of these Investment Funds (as well as the Fund's portfolio) may be subject to greater risk and volatility than if investments had been made in a broader range of issuers. See "Types of Investments and Related Risk Factors—Investment Fund Sector Concentration."

The Investment Managers may invest without limitation in restricted and illiquid securities, which presents certain risks. Investment Managers may be unable to sell restricted and other illiquid securities at the most opportune times for prices approximating the value at which they purchased such securities. Restricted securities may not be sold unless either registered under the 1933 Act or sold pursuant to an exemption from registration, including a private, negotiated transaction. Registration may obligate an Investment Manager to pay registration expenses, and may result in a considerable delay until a sale may be made under an effective registration statement. See "Types of Investments and Related Risk Factors—Restricted and Illiquid Investments."

Each Investment Manager generally will charge the Fund an asset-based fee. The asset-based fees of the Investment Managers are expected to range from 1% to 2%. Some or all of the Investment Managers will also receive incentive-based allocations, which are expected to range from 10% to 20% of net profits. The Adviser also will charge asset-based fees. The Adviser will not, however, charge the Fund any performance-based or incentive-based fees. See "Additional Risk Factors—Special Risks of Fund of Funds Structure."

The incentive-based allocation received by an Investment Manager may create an incentive for the Investment Manager to make investments that are riskier or more speculative than those that might have been made in the absence of the incentive-based allocation. In addition, because the incentive-based allocation is calculated on a basis that includes unrealized appreciation of an Investment Fund's assets, the allocation may be greater than if it were based solely on realized gains.

The Fund is a newly formed entity and has no operating history. However, as a result of the Conversion, it is anticipated that the Fund will acquire substantially all of the assets presently owned by MHF. Accordingly, past performance information for MHF is presented in Appendix B: Investment Funds Supplement. Although the Adviser is newly formed, the Sub-Investment Adviser and the Adviser's affiliates within Mellon Financial Corporation, including within its Private Wealth Management Group, have experience in managing private investment funds and similar investment vehicles, including MHF.

Some Investment Managers may be newly organized and therefore may have no, or only limited, operating histories. However, the Adviser will endeavor to select Investment Managers whose principals will have substantial experience managing investment programs.

An investment in the Fund entails special tax risks. See "Summary of Terms—Summary of Taxation."

Interests in the Fund will not be traded on any securities exchange or other market and are subject to substantial restrictions on transfer. Although the Fund may offer to repurchase interests from time to time, an Investor may not be able to liquidate its interest in the Fund for up to two years. The Adviser expects that it will recommend to the Fund's Board of Directors (the "Board") that the Fund offer to repurchase interests from Investors in December 2005 and, thereafter, twice each year, near mid-year and year-end. The LLC Agreement provides that the Fund will be dissolved if the interest of any Investor that has submitted a written request has not been repurchased within a period of two years after such request was made. See "Summary of Terms—Transfer Restrictions" and "—Repurchases of Interests by the Fund."

As a non-diversified investment company, there are no percentage limitations on the portion of the Fund's assets that may be invested in the securities of any one issuer. As a result, the Fund's investment portfolio may be subject to greater risk and volatility than if investments had been made in the securities of a broader range of issuers. However, the Fund expects that it will not invest more than 15% of its assets in any one Investment Fund.

Investing in a fund of funds, such as the Fund, involves additional special risks, including the following:

The Investment Funds generally will not be registered as investment companies under the 1940 Act and, therefore, the Fund will not be able to avail itself of the protections of the 1940 Act with respect to the Investment Funds. Although the Adviser will receive detailed information from each Investment Manager regarding its historical performance and investment strategy, in most cases the Adviser has little or no means of independently verifying this information. An Investment Manager may use proprietary investment strategies that are not fully disclosed to the Adviser, which may involve risks under some market conditions that are not anticipated by the Adviser. For information about an Investment Fund's net asset value and portfolio composition, the Adviser will be dependent on information provided by the Investment Funds, which if inaccurate could adversely affect the Adviser's ability to manage the Fund's investment portfolio in accordance with its investment objective and to value accurately the Fund's interests. However, the Fund will not purchase interests in any Investment Fund that it does not expect will provide annually audited financial statements.

Investors in the Fund have no individual right to receive information about the Investment Funds or the Investment Managers, will not be investors in the Investment Funds and will have no rights with respect to or standing or recourse against the Investment Funds, Investment Managers or any of their affiliates.

An Investor who meets the conditions imposed by the Investment Managers, including investment minimums that may be considerably higher than the Fund's stated minimum investment, may be able to invest directly with the Investment Managers. By investing in the Investment Funds indirectly through the Fund, the Investor bears two layers of fees - asset-based fees directly at the Fund level and asset-based fees and incentive-based allocations indirectly at the Investment Fund level. In addition, the Investor bears a proportionate share of the fees and expenses of the Fund (including operating costs and administrative fees) and, indirectly, expenses of the Investment Funds.

Each Investment Manager will receive any incentive-based allocations to which it is entitled irrespective of the performance of the other Investment Managers and the Fund generally. Accordingly, an Investment Manager with positive performance may receive compensation from the Fund, and thus indirectly from Investors, even if the Fund's overall returns are negative.

Investment decisions of the Investment Funds are made by the Investment Managers independently of the Adviser and of each other. As a result, at any particular time, one Investment Fund may be purchasing shares of an issuer whose shares are being sold by another Investment Fund. Consequently, the Fund could incur indirectly certain transaction costs without accomplishing any net investment result. Similarly, the use of multiple Investment Managers may cause one or more Investment Funds to hold opposite positions in securities of issuers, thereby decreasing or eliminating the possibility of positive returns from such an investment. For example, one or more Investment Funds may be maintaining a long position in a security at the same time that other Investment Funds are maintaining short positions in the same security.

Since the Fund may make additional investments in the Investment Funds only at certain times pursuant to limitations set forth in the governing agreements of the Investment Funds, the Fund from time to time may have to hold some of its assets in sweep vehicles, including money market securities, directly or through pooled investment vehicles, such as money market funds, and cash or cash equivalents pending investment in Investment Funds.

To the extent the Fund purchases non-voting securities of, or contractually foregoes the right to vote in respect of, an Investment Fund, it will not be able to vote on matters that require the approval of investors in the Investment Fund, including a matter that could adversely affect the Fund's investment in it.

Each Investment Fund is permitted to redeem its securities in-kind. Thus, upon the Fund's withdrawal of all or a portion of its interest in an Investment Fund, the Fund may receive securities that are illiquid or difficult to value. In such circumstances, the Adviser would seek to dispose of these securities in a manner that is in the best interests of the Fund.

Like an investment in the Fund, investments in the Investment Funds generally will be illiquid and some of the Investment Funds will not permit withdrawals at the same time as the Fund. As a result, the liquidity of the Fund's interests may be adversely affected and the Fund may manage its investment program differently than if it were able to withdraw moneys from each Investment Fund at the same time it desires to provide liquidity to its Investors.

Any transaction by which the Fund indirectly gains exposure to an Investment Fund by the purchase of a structured note, swap or other Derivative is subject to special risks. The Fund's use of these instruments can result in increased volatility, and expose the Fund to the credit risk associated with the counterparty to the Derivative. See "Types of Investments and Related Risk Factors." These investments generally will be subject to transaction and other fees, which will reduce the value of the Fund's investment. There can be no assurance that the Fund's indirect investment in an Investment Fund through the use of one of these instruments will have the same or similar results as a direct investment in the Investment Fund.

The Fund will value interests in Investment Funds at fair value, which ordinarily will be the value determined by their Investment Managers in accordance with the policies established by the relevant Investment Fund. The Adviser will not independently determine the value of the Investment Funds. See "Calculation of Net Asset Value."

THE ADVISER:	The Adviser will provide investment advice to the Fund principally regarding the selection of Investment Managers. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). See "The Adviser." The Adviser has engaged the Sub-Investment Adviser to assist it in performing certain of its duties. See "Summary of Terms—The Sub-Investment Adviser" below and "The Sub-Investment Adviser."

THE SUB- INVESTMENT ADVISER:

The Sub-Investment Adviser, as part of the Investment Manager selection process, will conduct a comprehensive review of Investment Managers, their investment process and organization, and may conduct interviews with references and industry sources to complete its determination. The Sub-Investment Adviser will provide the Adviser with this information, which the Adviser expects to review and utilize in finalizing its Investment Manager selection. The Sub-Investment Adviser is registered as an investment adviser under the Advisers Act. See "The Sub-Investment Adviser."

CONFLICTS OF INTEREST:
The investment activities of the Adviser, the Sub-Investment Adviser, the Investment Managers and each of their respective affiliates for their own accounts and the other accounts they manage may give rise to conflicts of interest which may disadvantage the Fund. The Fund's Board has reviewed and approved policies and procedures of the Adviser and the Sub-Investment Adviser providing for a fair, equitable and non-preferential allocation of investment opportunities among client accounts of the Adviser, the Sub-Investment Adviser and the Fund. The Fund's operations may give rise to other conflicts of interest. See "Conflicts of Interest."

FEES AND EXPENSES:
The Adviser provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement. Under the Investment Advisory Agreement, the Fund will pay the Adviser a monthly fee (the "Adviser Asset-Based Fee") at the annual rate of 1.5% of the Fund's net assets for the month. The Adviser Asset-Based Fee will be in addition to the fees charged by the Investment Funds. See "Additional Risk Factors—Special Risks of Fund of Funds Structure." The Adviser has agreed to pay the Sub-Investment Adviser a monthly fee (the "Sub-Investment Adviser Fee") at the annual rate of .75% of the Fund's net assets for the month. The Adviser Asset-Based Fee will be paid out of the Fund's assets, and debited against the Investors' capital accounts. See "Additional Risk Factors—Special Risks of Fund of Funds Structure."

Derivatives Portfolio Management, L.L.C. ("DPM"), as the Fund's administrator, performs certain administration, accounting and investor services for the Fund. In consideration for these services, the Fund will pay DPM an annual fee calculated based upon the net assets of the Fund, subject to a minimum monthly fee, and will reimburse certain of DPM's expenses. Mellon Financial Corporation recently announced that it has agreed to purchase DPM.

The Adviser will bear the non-recurring initial offering and organizational costs of the Fund. The Fund will bear all expenses incurred in the ongoing business of the Fund including, but not limited to, the following: all costs and expenses related to portfolio transactions and positions for the Fund's account; legal fees; accounting fees; costs of computing the Fund's net asset value, including valuation services provided by third parties; costs of insurance; certain printing costs; and expenses of meetings of the Board and Investors.

The Investment Funds will bear all expenses incurred in the business of the Investment Funds, which are similar to those expenses incurred by the Fund in the business of the Fund. See "Fees and Expenses."

ALLOCATION OF PROFIT AND LOSS:
The net profits or net losses of the Fund (including, without limitation, net realized gain or loss and the net change in unrealized appreciation or depreciation of securities positions) will be credited to or debited against the capital accounts of the Investors at the end of each fiscal period in accordance with their respective Fund percentages for such period. Each Investor's Fund percentage will be determined by dividing as of the start of a fiscal period the balance of the Investor's capital account by the sum of the balances of the capital accounts of all Investors of the Fund. See "Capital Accounts and Allocations—Allocation of Net Profits and Net Losses."

APPLICATION FOR INTERESTS:
An investment in the Fund involves a considerable amount of risk. Investors may lose money. Before making an investment decision, Investors should (i) consider the suitability of this investment with respect to their investment objectives and personal situation and (ii) consider factors such as their personal net worth, income, age, risk tolerance and liquidity needs. The Fund is an illiquid investment. Investors have no right to require the Fund to redeem their interests in the Fund. See "Redemptions, Repurchases of Interests and Transfers—No Right of Redemption."

Only investment management clients of the Private Wealth Management Group of Mellon Financial Corporation will be eligible to invest in the Fund, and only if they have a net worth of more than $1,000,000 (with their spouses) or otherwise meet the requirements for an "accredited investor" as defined in Regulation D under the 1933 Act.

Both initial and additional applications for interests by accredited investors may be accepted at such times as the Fund may determine, subject to the receipt of cleared funds on or before the acceptance date set by the Fund. After the initial closing, applications from new investors, and additional capital contributions from existing investors, generally will be accepted monthly. The Fund reserves the right to reject any application for interests in the Fund. Initial investments in the Fund, as well as additional contributions, must be in minimum amounts of $50,000. The Fund, in its discretion, may suspend applications for interests at any time. See "Application for Interests—Application Terms."

INITIAL CLOSING DATE:	The initial closing date for applications for interests in the Fund is April 1, 2005. The Fund, in its sole discretion, may accelerate or postpone the closing date.

DISTRIBUTION POLICY
The Fund does not anticipate making periodic distributions of its net income or gains, if any, to Investors. The amount and times of distributions, if any, will be determined in the sole discretion of the Board. Whether or not distributions are made, Investors will be required each year to pay applicable federal and state income taxes on their allocable share of the Fund's taxable income, and will have to pay these taxes from sources other than Fund distributions. See "Additional Risk Factors—Distributions to Investors and Payment of Tax Liability."

TRANSFER RESTRICTIONS:
Interests in the Fund may be transferred only by (i) operation of law pursuant to the death, bankruptcy, insolvency or dissolution of an Investor or (ii) with the written consent of the Adviser, which may be withheld in its sole and absolute discretion and is expected to be granted, if at all, only under extenuating circumstances, in connection with a transfer to an entity that does not result in a change of beneficial ownership. The foregoing permitted transferees will not be allowed to become substituted Investors without the consent of the Board, which may be withheld in its sole and absolute discretion. See "Redemptions, Repurchases of Interests and Transfers—Transfers of Interests."

REPURCHASES OF INTERESTS BY THE FUND:

No Investor will have the right to require the Fund to redeem the Investor's interest in the Fund. The Fund from time to time may offer to repurchase interests pursuant to written tenders by Investors. These repurchases will be made at such times and on such terms as may be determined by the Board, in its complete and exclusive discretion. The Adviser expects that it will recommend to the Board that the Fund offer to repurchase interests from Investors in December 2005 and, thereafter, twice each year, near mid-year and year-end. No partial repurchase of an Investor's interest will be made if such repurchase would cause the Investor to continue to own an interest with a value at the time of repurchase of less than $50,000. In addition, the Fund may repurchase an interest in the Fund or portion thereof of an Investor or any person acquiring an interest or portion thereof from or through an Investor if, among other reasons, the Adviser determines that it would be in the best interests of the Fund for the Fund to repurchase such an interest or portion thereof. See "Redemptions, Repurchases of Interests and Transfers—No Right of Redemption" and "—Repurchases of Interests."

The LLC Agreement provides that the Fund shall be dissolved if the interest of any Investor that has submitted a written request, in accordance with the terms of the LLC Agreement, to tender its entire interest for repurchase by the Fund has not been repurchased within a period of two years of such request.

SUMMARY OF TAXATION:
Most closed-end investment companies elect to be taxed as registered investment companies under the Internal Revenue Code of 1986, as amended (the "Code"). The Fund will not make this election and instead will seek to be treated as a partnership for U.S. Federal income tax purposes. Accordingly, the Fund should not be subject to U.S. Federal income tax, and each Investor will be required to report on its own annual tax return its distributive share of the Fund's taxable income or loss for that year, whether or not the Fund makes any distributions in that year.

If it were determined that the Fund should be treated as an association or a publicly traded partnership taxable as a corporation, the taxable income of the Fund would be subject to corporate income tax and distributions of profits from the Fund would be treated as dividends. See "Additional Risk Factors—Tax Risks" below.

ERISA PLANS AND OTHER TAX- EXEMPT ENTITIES:

Investors subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other tax-exempt entities, including employee benefit plans, individual retirement accounts and 401(k) and Keogh Plans, may purchase interests in the Fund. The Fund's assets should not be considered to be "plan assets" for purposes of ERISA's fiduciary responsibility and prohibited transaction rules or similar provisions of the Code. Because the Investment Funds and, to a limited extent, the Fund may use leverage, a tax-exempt Investor (including an individual retirement account ("IRA")) may incur income tax liability to the extent the transactions are treated as giving rise to unrelated business taxable income ("UBTI"). A tax-exempt Investor may be required to make payments, including estimated payments, and file an income tax return for any taxable year in which it has UBTI. To file the return, it may be necessary for the IRA or other tax-exempt Investor to obtain an Employer Identification Number. Charitable remainder trusts may not purchase interests. See "Tax Aspects" and "ERISA Considerations."

Investment in the Fund by tax-exempt entities requires special consideration. Trustees or administrators of such entities are urged to review carefully the matters discussed in this Memorandum.

TERM:	The Fund's term is perpetual unless it is otherwise dissolved under the terms of the LLC Agreement. See "Additional Information and Summary of LLC Agreement—Term, Dissolution and Liquidation."

REPORTS TO INVESTORS:
The Fund will furnish to Investors as soon as practicable after the end of each taxable year such information as is necessary for Investors to complete U.S. Federal and state income tax or information returns, along with any other tax information required by law. For the Fund to complete its tax reporting requirements, it must receive information on a timely basis from the Investment Managers. Given the number of Investment Managers, it is likely that one or more Investment Managers will delay in providing this information. As a result, it is possible that the Fund may be unable to provide tax information to Investors without significant delays and Investors likely will need to seek extensions on the time to file their tax returns at the federal, state and local level. See "Additional Risk Factors—Special Risks of Fund of Funds Structure." The Fund also will send to Investors a semi-annual and an audited annual report generally within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act. Quarterly reports from the Adviser regarding the Fund's operations during each quarter also will be sent to Investors.

SUMMARY OF FUND EXPENSES

The following table illustrates the expenses and fees that the Fund expects to incur and that Investors can expect to bear. The expenses associated with investing in a "fund of funds," such as the Fund, are generally higher than those of other types of funds that do not invest primarily in other investment vehicles. This is because the Investors in a fund of funds also indirectly pay a portion of the fees and expenses charged at the underlying Investment Fund level. These indirect items are not reflected in the following chart or the example below.*

Investor Transaction Expenses
     Sales Charge                                                          None
     Maximum redemption fee                                                None

Annual Expenses (except for any interest expense, as a percentage of net assets attributable to interests)

     Management Fee                                                       1.50%
     Other expenses                                                       0.26%
     Total annual expenses (other than interest expense)                  1.76%

The purpose of the table above is to assist Investors in understanding the various costs and expenses they would bear directly or indirectly as an Investor in the Fund. The annual "Other expenses" shown above are estimated, based on net assets of the Fund of [$250] million. For a more complete description of the various costs and expenses of the Fund, see "Fees and Expenses."

*An Investor's return from the Fund will also be reduced by the fees and expenses charged by the Investment Manager and Investment Funds in which the Fund invests, in addition to the fees assessed by the Adviser.

                                                                            Example

                                                            1 Year    3 Years    5 Years  10 Years

Investors would pay the following expenses on a $1,000
investment, assuming a 5% annual return:                    $17.89     $55.41    $95.41   $207.32

__________

The example does not present actual expenses and should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown. Because the Adviser will bear the initial offering and organizational costs of the Fund, those costs are not reflected in the table or in the example. Moreover, the Fund's actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

THE FUND

The Fund is registered under the 1940 Act as a closed-end, non-diversified, management investment company. The Fund was formed as a limited liability company under the laws of Delaware on December 17, 2004 and has no operating history. The Fund's principal office is located at One Boston Place, 024-0071, Boston, Massachusetts 02108 and its telephone number is 617-722-7000. Substantially all of the assets of MHF will be transferred to the Fund before its commencement of operations. Investment advisory services are provided to the Fund by the Adviser. The Adviser has engaged the Sub-Investment Adviser to assist it in performing certain of its duties.

STRUCTURE

The Fund is a specialized investment vehicle that combines many of the features of a private investment fund with those of a closed-end investment company. Private investment funds are unregistered, commingled asset pools that may be leveraged, managed aggressively and offered in large minimum denominations, often over $1 million, through private placements to a limited number of high net worth individual and institutional investors. The general partners or managing members of these entities typically are compensated through asset-based fees and incentive-based allocations. Closed-end investment companies are 1940 Act registered pools typically organized as corporations or business trusts that usually are managed more conservatively than most private investment funds, subject to relatively modest minimum investment requirements (often less than $2,000), and publicly offered to a broad range of investors. The advisers to these companies typically are compensated through asset-based, but not incentive-based, fees.

The Fund is similar to unregistered private investment funds in that (i) its underlying portfolio may be more aggressively managed than other investment companies, (ii) Fund interests will be sold in comparatively large minimum denominations in private placements solely to high net worth individual and institutional investors, and will be restricted as to transfer and (iii) the Investors' capital accounts in the Fund will be subject to asset-based fees and, indirectly, incentive-based allocations.

INVESTMENT PROGRAM

The Fund's investment objective is to maximize capital appreciation over the long term. The Fund is a fund of hedge funds that seeks to achieve its objective by deploying its assets primarily among a select group of portfolio managers who over time have produced attractive returns principally in the U.S. equity markets by employing an investing style known as "long/short." This style combines long investments with short sales in the pursuit of opportunities in rising or declining markets.

Long/short strategies generally seek to capitalize on an Investment Fund's outlook for specific markets, regions, sectors and securities. While these strategies involve both long and short positions in various securities, they will generally represent a specific view about the direction of a market. In addition to making shifts in markets, regions, sectors and securities, Investment Funds have the flexibility to shift from a net long to a net short position. Some long/short Investment Funds employ market neutral strategies which encompass a broad range of investment programs that historically have exhibited a low correlation to the general performance of equity, debt and other markets. Market neutral strategies include investment programs using hedging and arbitrage techniques in the equity, fixed income, currency and commodity markets. These investment programs employ a variety of sophisticated investment techniques that include, among other things, short sales of securities, use of leverage (i.e., borrowing money for investment purposes), and transactions in derivative securities and other financial instruments such as stock options, index options, futures contracts and options on futures. An Investment Fund’s use of these techniques may be an integral part of its investment program, and involves significant risks to the Fund. Investment Funds classified as short-biased are an exception to this tendency and will in general maintain a net short exposure.

Some of the long/short strategies employed by the Investment Managers may include, but are not limited to:

•	Growth Strategy. Investment managers employing a growth strategy are more apt to subscribe to the "efficient market hypothesis" which maintains that the current market price of a stock reflects all the currently available information about a company and therefore represents the most reasonable price for that stock at that point in time. They seek to enjoy their rewards by participating in what the growth of the underlying company imparts to the growth of the price of its stock.

•	Value Strategy. Investment managers following a value strategy focus on the extent to which they believe a stock is mispriced in the marketplace. If a stock is underpriced, it is a good buy; if it is overpriced, it is a good sell. These managers seek to buy stocks that are depressed due to difficulties being experienced by the stocks' issuers, riding the stock prices upward, and then selling those stocks when the managers' price objectives are reached, if and when the underlying entities recover.

•	Opportunistic Strategy. Investment managers employing an opportunistic strategy seek to generate alpha (the incremental return that active fund managers seek to earn above market benchmarks) by moving between growth investing and value investing whenever they believe that market conditions favor one or the other. For example, a manager may switch from a growth to a value strategy when the manager believes that the momentum for growth stocks is slowing and valuations in growth stocks have reached unsustainable levels. Conversely, a manager may adopt a growth strategy when the manager believes the economic data indicates the presence of catalysts that favor growth stocks.

•	Global-International Strategy.Investment managers employing a global-international strategy seek to generate capital appreciation through a portfolio of investments representing a variety of globally-oriented long/short equity strategies. These strategies may include positions in the cash, futures and forward markets.

The Adviser anticipates that the Fund's portfolio of Investment Funds will typically be allocated approximately 30% to growth strategies, 30% to value strategies, 30% to opportunistic strategies and 10% to global-international strategies. These percentages are only approximations which can be expected to vary by 10% or more. Furthermore, the Fund is not limited to these long/short strategies but may invest in Investment Funds following other long/short strategies, as well.

Most of the Investment Managers will invest across a broad range of equity securities. Fundamental research generally will play an important role in identifying securities which may have potential for capital appreciation or depreciation over time. Investment Managers who invest in this manner sometimes are called "stock pickers."

The Adviser will select Investment Managers on the basis of various criteria, generally including, among other things, an analysis of: the Investment Manager's performance during various time periods and market cycles; the Investment Manager's reputation, experience and training; its articulation of, and adherence to, its investment philosophy; the presence of risk management discipline; interviews of the management team; and whether the Investment Manager has a substantial personal investment in the investment program. The Adviser has engaged the Sub-Investment Adviser to assist it in performing some of these diligence duties. Not all these factors will be considered with respect to each Investment Manager and other criteria may be considered.

As part of its diligence process, the Sub-Investment Adviser conducts a comprehensive review of the Investment Manager, its investment process and organization, and may conduct interviews with references and industry sources to complete its determination. The Adviser utilizes the results of the Sub-Investment Adviser's analysis in selecting an Investment Manager. Once an asset manager is selected as an Investment Manager, the Adviser, with the Sub-Investment Adviser's assistance, will continue regularly to review the Investment Manager, but does not undertake to monitor the Investment Manager's compliance with applicable law.

Investment Managers generally conduct their investment programs through the Investment Funds. The Adviser will allocate no more than 15% of the Fund's assets to any Investment Fund. The Fund either will hold non-voting securities of an Investment Fund or will limit its investment in any Investment Fund to less than 5% of the Investment Fund's voting securities. The Fund may invest substantially all of its assets in non-voting securities of Investment Funds. The Fund would purchase non-voting securities to avoid being an affiliate of an Investment Fund within the meaning of the 1940 Act. Nonetheless, the Fund may be considered, under certain circumstances, to be an affiliate of the Investment Fund. As such, the Fund might be subject to limitations imposed by the 1940 Act on purchasing more interests in, or redeeming its interests from, the Investment Fund.

The Fund may purchase, as Investment Funds, shares of registered investment companies, including closed-end investment companies. The Fund's ability to invest in registered investment companies is limited by the 1940 Act. See "Additional Risk Factors–Special Risks of Fund of Funds Structure."

The Adviser anticipates that initially, the Fund's assets will consist of interests in some or all of the Investment Funds set forth and described in Appendix B: Investment Funds Supplement. However, the Adviser intends to select additional Investment Managers and may withdraw the Fund's investment with any of the Investment Managers described in Appendix B: Investment Funds Supplement. Over time, the majority of the Fund's assets may be invested with other Investment Managers. Allocations among Investment Funds will not be equally weighted. No assurance can be given that the Adviser will continue to allocate the Fund's assets to all or any of these Investment Funds. The Adviser generally will not advise the Investors of such events.

The Adviser will evaluate regularly each Investment Manager to determine whether its investment program is consistent with the Fund's investment objective and whether its investment performance is satisfactory. The Adviser may reallocate the Fund's assets among the Investment Managers, terminate existing Investment Managers and select additional Investment Managers.

Unregistered investment funds typically provide greater flexibility than traditional investment funds (e.g., registered investment companies) over the types of securities that may be owned, the types of trading strategies employed, and in some cases, the amount of leverage that can be used. While the Adviser will select Investment Managers that principally invest in securities of U.S. issuers, they also have the ability to invest in securities markets worldwide. Investment Managers will not be limited in the markets (either by location or type, such as large capitalization, small capitalization or non-U.S. markets) in which they invest or the investment discipline that they may employ (such as value or growth or bottom-up or top-down analysis). Although not expected to be significant, the Investment Managers may invest and trade in fixed income and other debt-related securities.

Each Investment Manager may use various investment techniques for hedging and non-hedging purposes. Investment Managers may sell securities short in an effort to profit from anticipated decline in prices of securities and to seek to limit exposure to a possible market decline. Investment Managers also may purchase and sell options and futures contracts and engage in other Derivative transactions, subject to certain limitations, and, from time to time, may maintain significant cash positions. The use of these techniques will be an integral part of their investment programs, and involves certain risks to the Fund. Each Investment Manager may use leverage and may invest in illiquid and restricted securities, which also entails risk. See "Types of Investments and Related Risk Factors—Short Sales," "—Special Investment Techniques," and "—Leverage."

Each Investment Manager may invest, for defensive purposes or otherwise, some or all of its assets in high quality fixed income securities and money market securities, directly or through pooled investment vehicles, such as money market funds, and cash or cash equivalents in such amounts as the Investment Manager deems appropriate under the circumstances. An Investment Fund investing in these instruments for defensive purposes is unlikely to meet its investment objective. Pending allocation of the offering proceeds (which, because some Investment Funds may accept investments at quarterly or longer intervals, may be for several months), and thereafter, from time to time, the Fund also may invest in these instruments, although based on current and normal market conditions, the Fund expects to be substantially invested in accordance with its investment objective within three months. The Fund may be prevented from achieving fully its objective during any time when the Fund's assets are not substantially invested in accordance with its principal investment strategies. See "Types of Investments and Related Risk Factors—Money Market Instruments."

Additional information about the types of investments that are expected to be made by the Investment Managers, their investment practices and related risk factors is provided below. Except as otherwise indicated, the Fund's investment policies and restrictions are not fundamental and may be changed without a vote of the Investors. See "Types of Investments and Related Risk Factors—Investment Restrictions."

The Fund's investment program is speculative and entails substantial risks. There can be no assurance that the Fund's or the Investment Funds' investment objectives will be achieved or that their investment programs will be successful. In particular, an Investment Manager's use of leverage, short sales and Derivatives, its limited diversification and the limited liquidity of some of its portfolio securities, in certain circumstances, can result in or contribute to significant losses to the Fund. Investors should consider the Fund as a supplement to an overall investment program and should invest only if they are willing to undertake the risks involved. Investors could lose some or all of their investment.

TYPES OF INVESTMENTS AND RELATED RISK FACTORS

General

All securities investments risk the loss of capital. The value of the Fund's total net assets should be expected to fluctuate. To the extent that the Fund's portfolio (which, for this purpose, means the aggregate securities positions held by the Investment Managers) is concentrated in securities of a single issuer or issuers in a single sector, the risk of any investment decision is increased. An Investment Manager's use of leverage is likely to cause the Fund's average net assets to appreciate or depreciate at a greater rate than if leverage were not used. An Investment Manager may not pay the lowest available commissions or mark-ups or mark-downs on securities transactions.

Equity Securities

An Investment Manager's investment portfolio may include long and short positions in common stocks, preferred stocks and convertible securities principally of U.S. issuers and, to a lesser extent, foreign issuers. Investment Managers also may invest in depositary receipts relating to foreign securities. See "Types of Investments and Related Risk Factors—Foreign Securities" below. Equity securities fluctuate in value in response to many factors, including the activities and financial condition of individual companies, the business market in which individual companies compete and general market and economic conditions.

The Investment Managers generally may invest in equity securities without restriction as to market capitalization, such as those issued by smaller capitalization companies, including micro cap companies. The prices of the securities of some of these smaller companies may be subject to more abrupt or erratic market movements than larger, more established companies, because they typically are traded in lower volume and the issuers typically are more subject to changes in earnings and prospects. The Investment Managers may purchase securities in all available securities trading markets, including initial public offerings and the aftermarket.

The Investment Managers' investments in equity securities may include securities that are listed on securities exchanges as well as unlisted securities that are traded over-the-counter. Equity securities of companies traded over-the-counter may not be traded in the volumes typically found on a national securities exchange. Consequently, an Investment Manager may be required to dispose of such securities over a longer (and potentially less favorable) period of time than is required to dispose of the securities of listed companies.

A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security's governing instrument. If a convertible security held by an Investment Fund is called for redemption, the Investment Fund will be required to convert it into the underlying common stock, sell it to a third party or permit the issuer to redeem the security. Any of these actions could have an adverse effect on the Fund's ability to achieve its investment objective.

Investment Fund Sector Concentration

One or more Investment Managers, from time to time, may invest a substantial portion of its Investment Fund's assets in an industry sector. As a result, the investment portfolios of these Investment Funds (as well as the Fund's portfolio) may be subject to greater risk and volatility than if investments had been made in a broader range of issuers. An Investment Manager's focus on an industry sector is not, however, a consideration of the Adviser's in the selection of Investment Funds in which it invests.

Hedge Strategies

Investment Managers may engage in a wide range of investment and trading strategies described below. Many of these strategies are sometimes referred to as "hedge" strategies, because they use short sales, futures and other Derivatives in an effort to protect assets from losses due to declines in the value of the Investment Fund's portfolio. However, there can be no assurances that the hedging strategies used by the Investment Managers will be successful in avoiding losses, and hedged positions may perform less favorably in generally rising markets than unhedged positions. Furthermore, no assurance can be given that Investment Managers will employ hedging strategies with respect to all or any portion of a given Investment Fund's assets.

Short Sales

Investment Managers may use short sales for non-hedging purposes in an effort to profit from anticipated declines in prices of securities which in the view of the Investment Managers are overvalued or are likely to be adversely affected by particular trends or events relating to the issuer of those securities, the sector in which the issuer is engaged or the general markets or economy. Investment Managers also may attempt to limit exposure to a possible market decline in the value of its portfolio securities through short sales of securities that the Investment Manager believes possess volatility characteristics similar to those being hedged. To effect a short sale, an Investment Manager will borrow a security from a brokerage firm, or other permissible financial intermediary, to make delivery to the buyer. The Investment Manager then is obligated to replace the borrowed security by purchasing it at the market price at the time of replacement. The price at such time may be more or less than the price at which the security was sold by the Investment Manager, which would result in a loss or gain, respectively. These techniques are speculative and, in certain circumstances, can substantially increase the impact of adverse price movements on an Investment Fund's portfolio. A short sale of a security involves the theoretical risk of an unlimited increase in the market price of the security which could result in an inability to cover the short position and thus a theoretically unlimited loss. There can be no assurance that securities necessary to cover the short position will be available for purchase.

Special Investment Techniques

Investment Managers may use a variety of special investment techniques, in addition to short selling, to attempt to hedge their investment portfolios against various risks or other factors that generally affect the values of securities and for non-hedging purposes. These techniques may involve the use of Derivatives. The techniques the Investment Managers may employ may change over time as new instruments and techniques are introduced or as a result of regulatory developments. Certain of the special investment techniques that the Investment Managers may use are speculative and involve a high degree of risk, particularly when used for non-hedging purposes.

Derivatives. Investment Managers may invest in, or enter into, Derivatives. These are financial instruments which derive their performance, at least in part, from the performance of an underlying asset, index or interest rate. Derivatives can be volatile and involve various types and degrees of risk, depending upon the characteristics of the particular Derivative and the portfolio as a whole. Derivatives permit an Investment Manager to increase or decrease the level of risk, or change the character of the risk, to which its investment portfolio is exposed.

Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in Derivatives could have a large potential impact on the Fund's performance.

If an Investment Manager invests in Derivatives at inopportune times or judges market conditions incorrectly, such investments may lower the Fund's return or result in a loss. The Fund also could experience losses if the Investment Manager's Derivatives were poorly correlated with its other investments, or if the Investment Manager were unable to liquidate its position because of an illiquid secondary market. The market for many Derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for Derivatives.

Options And Futures. Investment Managers may invest in options and futures contracts. The Investment Managers also may invest in so-called "synthetic" options (which are generally privately negotiated options that are exclusively cash-settled) or other Derivatives written by broker-dealers or other permissible financial intermediaries. Options transactions may be effected on securities exchanges or in the over-the-counter market. Since participants in such markets are typically not subject to credit evaluation and regulatory oversight as are members of "exchange-based" markets, the Fund bears the risk that the counterparty that wrote the option will be unable or unwilling to perform its obligations under the option contract. These options also may be illiquid and, in such cases, an Investment Manager may have difficulty closing out its position. Over-the-counter options purchased and sold by the Investment Manager also may include options on baskets of specific securities.

The Investment Managers may purchase and sell call and put options in respect of specific securities, and may write and sell covered or uncovered call and put options. A covered call option, which is a call option with respect to which an Investment Manager owns the underlying security, that is sold by the Investment Manager exposes the Investment Manager during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying security or to possible continued holding of a security that might otherwise have been sold to protect against depreciation in the market price of the security. A covered put option, which is a put option with respect to which an Investment Manager has segregated cash or liquid securities to fulfill the obligation undertaken, that is sold by the Investment Manager exposes the Investment Manager during the term of the option to a decline in price of the underlying security while depriving the Investment Manager of the opportunity to invest the segregated assets.

An Investment Manager may close out a position when writing options by purchasing an option on the same security with the same exercise price and expiration date as the option that it has previously written on such security. The Investment Manager will realize a profit or loss if the amount paid to purchase an option is less or more, as the case may be, than the amount received from the sale thereof. To close out a position as a purchaser of an option, the Investment Manager would ordinarily make a similar "closing sale transaction," which involves liquidating the Investment Manager's position by selling the option previously purchased, although the Investment Manager would be entitled to exercise the option should it deem it advantageous to do so.

The Fund is operated by a person who has claimed an exclusion from the definition of the term "commodity pool operator" under the Commodity Exchange Act (the "CEA") and, therefore, such person is not subject to registration or regulation as a pool operator under the CEA.

Investment Managers may enter into futures contracts in U.S. domestic markets or on exchanges located outside the United States. Foreign markets may offer advantages such as trading opportunities or arbitrage possibilities not available in the United States. Foreign markets, however, may have greater risk potential than domestic markets. For example, some foreign exchanges are principal markets so that no common clearing facility exists and an Investor may look only to the broker for performance of the contract. In addition, any profits an Investment Manager might realize in trading could be eliminated by adverse changes in the exchange rate, or the Fund could incur losses as a result of those changes. Transactions on foreign exchanges may include both commodities which are traded on domestic exchanges and those which are not. Unlike trading on domestic commodity exchanges, trading on foreign commodity exchanges is not regulated by the Commodity Futures Trading Commission.

Engaging in these transactions involves risk of loss to the Fund which could adversely affect the value of the Fund's average net assets. No assurance can be given that a liquid market will exist for any particular futures contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit or trading may be suspended for specified periods during the trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and potentially subjecting the Fund to substantial losses.

Successful use of futures by an Investment Manager also is subject to the Investment Manager's ability to predict correctly movements in the direction of the relevant market, and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the futures contract.

Investment Managers may purchase and sell stock index futures contracts. A stock index future obligates an Investment Manager to pay or receive an amount of cash equal to a fixed dollar amount specified in the futures contract multiplied by the difference between the settlement price of the contract on the contract's last trading day and the value of the index based on the stock prices of the securities that comprise it at the opening of trading in such securities on the next business day.

Investment Managers may purchase and sell interest rate futures contracts. An interest rate future obligates an Investment Manager to purchase or sell an amount of a specific debt security at a future date at a specific price.

Investment Managers may purchase and sell currency futures. A currency future obligates an Investment Manager to purchase or sell an amount of a specific currency at a future date at a specific price.

Call And Put Options On Securities Indexes. Investment Managers may purchase and sell call and put options on stock indexes, including the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and Standard & Poor's 100 Index, listed on national securities exchanges or traded in the over-the-counter market for hedging purposes and to pursue its investment objective. A stock index fluctuates with changes in the market values of the stocks that comprise the index. Accordingly, successful use by the Investment Manager of options on stock indexes will be subject to the Investment Manager's ability to predict correctly movements in the direction of the stock market generally or segments thereof. This requires different skills and techniques than forecasting changes in the price of individual stocks.

Warrants. Warrants are Derivatives that permit, but do not obligate, the holder to subscribe for other securities. Warrants do not carry with them the right to dividends or voting rights with respect to the securities that they entitle the holder to purchase, and they do not represent any rights in the assets of the issuer. As a result, warrants may be considered more speculative than certain other types of investments. In addition, the value of a warrant does not necessarily change with the value of the underlying securities or commodities, and a warrant ceases to have value if it is not exercised prior to its expiration date.

Swap Agreements. Investment Managers may enter into equity, interest rate, index, currency rate and total return swap agreements on behalf of the Investment Funds. In addition, the Fund may enter into these types of Derivatives as a means of indirectly investing in one or more Investment Funds. These transactions are entered into in an attempt to obtain a particular return when it is considered desirable to do so. Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than a year. In a standard swap transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor. The gross returns to be exchanged or "swapped" between the parties are generally calculated with respect to a "notional amount," i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency, or in a "basket" of securities representing a particular index.

Forms of interest rate swap agreements include interest rate caps, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates exceed a specified rate or "cap;" interest rate floors, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates fall below a specified level or "floor;" and interest rate collars, under which a party sells a cap and purchases a floor or vice versa in an attempt to protect itself against interest rate movements exceeding given minimum or maximum levels.

Equity index swaps involve the exchange by an Investment Fund with another party of cash flows based upon the performance of an index or a portion of an index of securities which usually includes dividends. Investment Managers may purchase cash-settled options on equity index swaps. A cash-settled option on a swap gives the purchaser the right, but not the obligation, in return for the premium paid, to receive an amount of cash equal to the value of the underlying swap as of the exercise date. These options typically are purchased in privately negotiated transactions from financial institutions, including securities brokerage firms.

Currency swaps involve the exchange of rights to make or receive payments in specified foreign currencies. Since currency swaps are individually negotiated, the Investment Fund expects to achieve an acceptable degree of correlation between its portfolio investments and its currency swap positions. Currency swaps usually involve the delivery of the entire principal value of one designated currency in exchange for another designated currency.

In a total return swap, one party pays a rate of interest in exchange for the total rate of return on another investment. For example, if an Investment Fund wished to invest in a basket of equity securities, it could instead enter into a total return swap and receive the total return of the securities, less the "funding cost," which would be a floating interest rate payment to the counterparty.

Most swap agreements entered into by an Investment Manager would calculate the obligations of the parties to the agreement on a "net basis." Consequently, the Investment Fund's current obligations (or rights) under a swap agreement generally will be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement (the "net amount"). The risk of loss with respect to swaps is limited to the net amount of payments that the Investment Fund is contractually obligated to make. If the other party to a swap defaults, the Investment Fund's risk of loss consists of the net amount of payments that the Investment Fund contractually is entitled to receive.

To achieve investment returns equivalent to those achieved by an Investment Manager in whose investment vehicles the Fund could not invest directly, perhaps because of its investment minimum or its unavailability for direct investment, the Fund may enter into swap agreements under which the Fund may agree, on a net basis, to pay a return based on a floating interest rate, such as LIBOR, and to receive the total return of the reference investment vehicle over a stated time period. The Fund may seek to achieve the same investment result through the use of other Derivatives in similar circumstances.

The use of swaps is a highly specialized activity which involves special investment techniques and risks, including increased volatility and the credit risk associated with the counterparty to the Derivative. These investments generally will be subject to transaction costs and other fees, which will reduce the value of the Fund's investment. In addition, if the Investment Manager is incorrect in its forecasts of market values, interest rates or exchange rates, the performance of the Investment Fund may be adversely affected.

There can be no assurance that the Fund's indirect investment in an Investment Fund using these Derivatives will have the same or similar results as a direct investment in the Investment Fund, and the Fund's value may decrease as a result of such indirect investment.

Leverage

The Fund will not employ leverage as an investment strategy. Some or all of the Investment Funds in which the Fund may invest, however, may borrow money for investment purposes. Borrowing for investment purposes, which is known as "leverage," is a speculative investment technique and involves certain risks.

Although leverage will increase investment return if the Fund earns a greater return on the investments purchased with borrowed funds than it pays for the use of such funds, using leverage will decrease investment return if the Fund fails to earn as much on such investments as it pays for the use of such funds. Using leverage, therefore, will magnify the volatility of the value of the Fund's investment portfolio. If the Investment Fund's portfolio securities decline in value, the Investment Manager could be required to deposit additional collateral with the lender or suffer mandatory liquidation of the pledged securities to compensate for the decline in value. In the event of a sudden, precipitous drop in an Investment Fund's assets, whether resulting from changes in market value or from redemptions, the Investment Manager might not be able to liquidate assets quickly enough to pay off its borrowing. Money borrowed for leveraging will be subject to interest costs that may or may not be recovered by return on the securities purchased. The Investment Manager also may be required to maintain minimum average balances in connection with its borrowings or to pay a commitment or other fee to maintain a line of credit; either of these requirements would increase the cost of borrowing over the stated interest rate.

Foreign Securities

The Fund may invest in equity and fixed-income securities of foreign issuers and, in depositary receipts, such as American Depositary Receipts ("ADRs"), that represent indirect interests in securities of foreign issuers. Foreign securities in which the Fund may invest may be listed on foreign securities exchanges or traded in foreign over-the-counter markets. Investments in foreign securities are affected by risk factors generally not thought to be present in the U.S. These factors include: varying custody, brokerage and settlement practices; difficulty in pricing; less public information about issuers of foreign securities; less governmental regulation and supervision over the issuance and trading of securities than in the U.S.; the unavailability of financial information regarding the foreign issuer or the difficulty of interpreting financial information prepared under foreign accounting standards; less liquidity and more volatility in foreign securities markets; the possibility of expropriation or nationalization; the imposition of withholding and other taxes; adverse political, social or diplomatic developments; limitations on the movement of funds or other assets of the Fund between different countries; difficulties in invoking legal process abroad and enforcing contractual obligations; and the difficulty of assessing economic trends in foreign countries. Moreover, governmental issuers of foreign securities may be unwilling to repay principal and interest due, and may require that the conditions for payment be renegotiated. Investment in foreign countries also involves higher brokerage and custodian expenses than does investment in domestic securities and currency exchange risk.

Foreign Currency Transactions

An Investment Manager may engage in foreign currency transactions for a variety of purposes, including for speculative purposes or to fix in U.S. dollars, between trade and settlement date, the value of a security the Investment Manager has agreed to buy or sell, or to hedge the U.S. dollar value of securities the Investment Manager already owns, particularly if it expects a decrease in the value of the currency in which the foreign security is denominated.

Foreign currency transactions may involve, for example, the Investment Manager's purchase of foreign currencies for U.S. dollars or the maintenance of short positions in foreign currencies, which would involve the Investment Manager agreeing to exchange an amount of a currency it did not currently own for another currency at a future date in anticipation of a decline in the value of the currency sold relative to the currency the Investment Manager contracted to receive in the exchange. The Investment Manager's success in these transactions will depend principally on its ability to predict accurately the future exchange rates between foreign currencies and the U.S. dollar.

Certain European countries have entered into the European Economic and Monetary Union ("EMU") in an effort, among other things, to reduce barriers between countries, increase competition among companies, reduce government subsidies in certain industries, and reduce or eliminate currency fluctuations among these countries. EMU established a single common European currency (the "euro") that was introduced on January 1, 1999 and has replaced the existing national currencies of all EMU participants. Certain securities (beginning with government and corporate bonds) were redenominated in the euro, and are listed, trade, and make dividend and other payments only in euros.

Although EMU generally is expected to have a beneficial effect, it could affect Investment Funds, and thus the Fund, negatively in certain situations. For example, withdrawal from EMU by a participating country could have a negative effect on an Investment Fund's investments, if securities redenominated in euros are transferred back into that country's national currency. Any such withdrawal could have adverse effects on the markets of both participating and non-participating countries, including sharp appreciation or depreciation of the participants' national currencies and a significant increase in exchange rate volatility, a resurgence in economic protectionism, an undermining of confidence in the European markets, an undermining of European economic stability, the collapse or slowdown of the drive toward European economic unity, and/or reversion of the attempts to lower government debt and inflation rates that were introduced in anticipation of EMU. Also, withdrawal from EMU by an initial participant could cause disruption of the financial markets as securities redenominated in euros are transferred back into that country's national currency, particularly if the withdrawing country is a major economic power. Such developments could have an adverse impact on the Fund's investments in Europe generally or in specific countries participating in EMU. Gains or losses from euro conversion may be taxable to Fund shareholders under foreign or, in certain limited circumstances, U.S. tax laws.

Restricted and Illiquid Investments

Although the Investment Managers will invest primarily in publicly traded securities, the Fund and the Investment Managers may invest without limitation in restricted securities and other investments which are illiquid, which may include so-called "PIPE" (private investments in public equity) securities. Restricted securities are securities that may not be sold to the public without an effective registration statement under the 1933 Act, or, if they are unregistered, may be sold only in a privately negotiated transaction or pursuant to an exemption from registration under the 1933 Act.

Where registration is required to sell a security, an Investment Manager may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the decision to sell and the time the Investment Manager may be permitted to sell a security under an effective registration statement. If during such a period adverse market conditions were to develop, the Investment Manager might obtain a less favorable price than the prevailing price when it decided to sell. Investment Managers may be unable to sell restricted and other illiquid securities at the most opportune times or at prices approximating the value at which they purchased such securities.

In addition, the Fund's interests in the Investment Funds are themselves illiquid and subject to substantial restrictions on transfer. The Fund may liquidate an interest and withdraw from an unregistered Investment Fund pursuant to limited withdrawal rights which, in some cases, may require that the Funds' investment in the Investment Fund be "locked up" for a minimum initial period of, in some cases, up to two years or more. The illiquidity of these interests may adversely affect the Fund were it to have to sell interests at an inopportune time.

Fixed-Income Securities

Some Investment Managers may invest in fixed-income securities. The Investment Managers typically will invest in these securities when their yield and potential for capital appreciation are considered sufficiently attractive and also may invest in these securities for defensive purposes and to maintain liquidity. These securities may pay fixed, variable or floating rates of interest, and may include zero coupon obligations. Fixed-income securities are subject to the risk of the issuer's inability to meet principal and interest payments on its obligations (i.e., credit risk) and are subject to the risk of price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness or financial condition of the issuer and general market liquidity (i.e., market risk).

The Investment Managers may invest in both investment grade and non-investment grade debt securities. Investment grade debt securities are securities that have received a rating from at least one nationally recognized statistical rating organization (an "NRSRO") in one of the four highest rating categories or, if not rated by any NRSRO, have been determined by the Investment Manager to be of comparable quality. Non-investment grade debt securities are considered by the NRSRO to be predominantly speculative with respect to the issuer's capacity to pay interest and repay principal. Non-investment grade debt securities in the lowest rating categories may involve a substantial risk of default or may be in default. Adverse changes in economic conditions or developments regarding the individual issuer are more likely to cause price volatility and weaken the capacity of the issuers of non-investment grade debt securities to make principal and interest payments than is the case for higher grade debt securities. In addition, the market for lower grade debt securities may be thinner and less liquid than for higher grade debt securities.

Money Market Instruments

An Investment Manager may invest, for defensive purposes or otherwise, some or all of its assets in high quality fixed-income securities or money market securities, directly or through pooled investment vehicles, such as money market funds, and cash or cash equivalents in such amounts as the Investment Manager deems appropriate under the circumstances. Pending allocation of the offering proceeds and thereafter, from time to time, the Fund also may invest in these instruments. Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less, and may include U.S. Government securities, commercial paper, certificates of deposit and bankers' acceptances issued by domestic branches of U.S. banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

Non-Diversified Status

The classification of the Fund as a "non-diversified" investment company means that the Fund may invest a greater portion of its assets in a limited number of issuers than would be the case if the Fund were classified as a "diversified" management investment company. A "diversified" investment company is required by the 1940 Act generally, with respect to 75% of its total assets, to invest not more than 5% of such assets in the securities of a single issuer. Accordingly, the Fund may be subject to greater risk with respect to its portfolio securities than a "diversified" fund because changes in the financial condition or market assessment of a single issuer may cause greater fluctuation in the value of its interests. However, the Adviser generally will allocate no more than 15% of the Fund’s assets to any Investment Fund.

Purchasing Initial Public Offerings

Investment Managers may purchase securities of companies in initial public offerings or shortly thereafter. Special risks associated with these securities may include a limited number of shares available for trading, unseasoned trading, lack of investor knowledge of the company, and limited operating history. These factors may contribute to substantial price volatility for the shares of these companies and, thus, for the Fund's interests. The limited number of shares available for trading in some initial public offerings may make it more difficult for an Investment Fund to buy or sell significant amounts of shares without an unfavorable impact on prevailing market prices. In addition, some companies in initial public offerings are involved in relatively new industries or lines of business, which may not be widely understood by Investors. Some of these companies may be undercapitalized or regarded as developmental stage companies, without revenues or operating income, or the near-term prospects of achieving them.

Reverse Repurchase Agreements

Reverse repurchase agreements involve a sale of a security to a bank or securities dealer and the Investment Manager's simultaneous agreement to repurchase the security for a fixed price, reflecting a market rate of interest, on a specific date. These transactions involve a risk that the other party to a reverse repurchase agreement will be unable or unwilling to complete the transaction as scheduled, which may result in losses to an Investment Fund. Reverse repurchase agreements are a form of leverage which also may increase the volatility of an Investment Fund's portfolio.

Lending Portfolio Securities

Investment Managers may lend securities from their portfolios to brokers, dealers and other financial institutions needing to borrow securities to complete certain transactions. The Investment Manager continues to be entitled to payments in amounts equal to the interest, dividends or other distributions payable on the loaned securities which affords the Investment Manager an opportunity to earn interest on the amount of the loan and on the loaned securities' collateral. The Fund might experience risk of loss if the institution with which the Investment Manager has engaged in a portfolio loan transaction breaches its agreement with the Investment Manager.

When-Issued, Delayed Delivery and Forward Commitment Securities

To reduce the risk of changes in interest rates and securities prices, Investment Managers may purchase securities on a forward commitment or when-issued or delayed delivery basis, which means delivery and payment take place a number of days after the date of the commitment to purchase. The payment obligation and the interest rate receivable with respect to such purchase are fixed when an Investment Manager enters into the commitment, but the Investment Manager does not make payment until it receives delivery from the counterparty. The Investment Manager will commit to purchase such securities only with the intention of actually acquiring the securities, but the Investment Manager may sell these securities before the settlement date if it is deemed advisable.

Securities purchased on a forward commitment or when-issued or delayed delivery basis are subject to changes in value, generally changing in the same way, i.e., appreciating when interest rates decline and depreciating when interest rates rise, based upon the public's perception of the creditworthiness of the issuer and changes, real or anticipated, in the level of interest rates. Securities so purchased may expose the Fund to risks because they may experience such fluctuations prior to their actual delivery. Purchasing securities on a when-issued or delayed delivery basis can involve the additional risk that the yield available in the market when the delivery takes place actually may be higher than that obtained in the transaction itself. Purchasing securities on a forward commitment or when-issued or delayed delivery basis when an Investment Manager is fully or almost fully invested may result in greater potential fluctuation in the value of the Fund's average net assets. In addition, there is a risk that securities purchased on a when-issued or delayed delivery basis may not be delivered and that the purchaser of securities sold by the Investment Manager on a forward commitment basis will not honor its purchase obligation. In such cases, the Fund may incur a loss.

Purchases of Non-Voting Securities

In all or substantially all instances, the Fund expects to purchase a class of non-voting securities or enter into a contract, typically before the initial purchase, to relinquish the right to vote in respect of its investments in Investment Funds. For any Investment Fund where the Fund would be unable to do either of the foregoing (and the Fund does not anticipate that it would not be able to do so), it intends to limit its holdings of the relevant Investment Fund to less than 5% of the Investment Fund's voting securities.

Where a separate non-voting security class is not otherwise available, the Fund would seek to create by contract the same result as owning a non-voting security class: namely, a security that affords the Fund, and each subsequent holder, no legal right to vote. This result would be accomplished through a written agreement between the Fund and the Investment Fund where the Fund irrevocably foregoes the right to vote, and does so in a manner that legally binds both the Fund and all subsequent holders. The agreement would grant the Investment Fund the right to enjoin any holder from voting. The agreement also will include a statement of the parties' intention that the agreement should be interpreted broadly to effect the parties' desire that the Fund's interest be identical to that of a separate non-voting class. In each instance, the Adviser will determine if the Fund will waive the Fund's voting rights. When it does so, the Adviser will consider only the interests of the Fund and not the interests of the Adviser or those of the Adviser's other clients. The waiver arrangement should benefit the Fund, as it will enable the Fund to invest in more interests of an Investment Fund that the Adviser believes is desirable, than the Fund would be able to if it were deemed to be an "affiliate" of the Investment Fund within the meaning of the 1940 Act. The Adviser believes that the use of this waiver arrangement will not affect the ability of other clients of the Adviser to invest in the same Investment Funds. The Fund has not established specific written procedures memorializing this process.

Investment Restrictions

The Fund has adopted the following investment restrictions as fundamental policies, which cannot be changed without approval by holders of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities. The Fund may not:

•	Borrow money, except to the extent permitted under the 1940 Act (which currently limits borrowing to no more than 33-1/3% of the value of the Fund's total assets).

•	Issue senior securities, except to the extent permitted by the 1940 Act (which currently limits the issuance of a class of senior securities that is indebtedness to no more than 33-1/3% of the value of the Fund's total assets or, if the class of senior security is stock, to no more than 50% of the value of the Fund's total assets).

•	Underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the 1933 Act in connection with the disposition of its portfolio securities.

•	Directly make loans, except through purchasing fixed-income securities, lending portfolio securities or entering into repurchase agreements in a manner consistent with the Fund's investment policies or as otherwise permitted under the 1940 Act.

•	Directly purchase, hold or deal in real estate.

•	Directly invest in physical commodities or commodity contracts.

•	Invest more than 25% of the value of its total assets in the securities of issuers in any single industry, except that U.S. Government securities may be purchased without limitation. For purposes of this investment restriction, the Investment Funds are not considered part of an industry. The Fund may invest in Investment Funds that may concentrate their assets in one or more industries.

•	Invest in securities of other investment companies, except to the extent permitted by the 1940 Act.

The foregoing investment restrictions and the Fund's investment policies do not necessarily apply to the Investment Funds in which the Fund will invest.

The Fund's investment objective is fundamental and may not be changed without the vote of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities.

Under the 1940 Act, the vote of a majority of the outstanding voting securities of an investment company, such as the Fund, means the vote, at the annual or a special meeting of the security holders of such company duly called, (A) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (B) of more than 50% of the outstanding voting securities of such company, whichever is less.

ADDITIONAL RISK FACTORS

Asset-Based Fees and Incentive-Based Allocations

Each Investment Manager generally will charge the Fund an asset-based fee and some or all of the Investment Managers will receive incentive-based allocations. The asset-based fees of the Investment Managers are expected to range from 1% to 2% and the incentive-based allocations of the Investment Managers are expected to range from 10% to 20% of net profits. The Adviser also will charge an asset-based fee. See "Additional Risk Factors–Special Risks of Fund of Funds Structure."

The incentive-based allocation that will be received by an Investment Manager may create an incentive for the Investment Manager to make investments that are riskier or more speculative than those that might have been made in the absence of the incentive-based allocation. In addition, because the incentive-based allocation is calculated on a basis that includes realized and unrealized appreciation of an Investment Fund's assets, the allocation may be greater than if it were based solely on realized gains.

Borrowing Money

The Fund may borrow money for temporary or emergency purposes or in connection with repurchases of, or tenders for, the Fund's interests. If the Fund borrows money, its net asset value may be subject to greater fluctuation until the borrowing is repaid.

Tax Risks

The Fund expects to be treated as a partnership for U.S. Federal income tax purposes. If it were determined that the Fund should be treated as an association or a publicly traded partnership taxable as a corporation, the taxable income of the Fund would be subject to corporate income tax and distributions of profits from the Fund would be treated as dividends.

Because the Investment Funds and, to a limited extent, the Fund may use leverage, a tax-exempt Investor may incur income tax liability to the extent the transactions are treated as giving rise to UBTI and, in such case, may be required to make tax payments, including estimated tax payments, and file an income tax return.

The Fund does not anticipate making periodic distributions of its net income or gains, if any, to Investors. Investors will be required each year to pay applicable U.S. Federal and state income taxes on their respective shares of the Fund's taxable income, and will have to pay these taxes from sources other than Fund distributions. The amount and times of distributions, if any, will be determined in the sole discretion of the Board.

Provisions of the Code and Treasury Regulations (the "Disclosure Provisions") intended to address so-called tax shelters and other potentially tax-motivated transactions require participants in a "reportable transaction" to disclose certain information about the transaction on IRS Form 8886 and retain information relating to the transaction. "Material advisors" with respect to a reportable transaction are also required to disclosure certain information about the transaction to the Internal Revenue Service and are required to maintain lists identifying the transaction investors and furnish to the Internal Revenue Service upon demand such investor information as well as detailed information regarding the transactions. A transaction may be a "reportable transaction" based upon any of several indicia, including the existence of confidentiality agreements, certain indemnity arrangements, potential for recognizing investment or other losses, tax credits pertaining to assets having a brief holding period, or significant book-tax differences, one or more of which may be present with respect to or in connection with an investment in or by the Fund. In addition, the Disclosure Provisions could be interpreted to cover and require reporting of transactions that are generally not considered tax shelters, including certain foreign currency transactions. Significant penalties may apply upon a failure to comply with these disclosure and/or list maintenance requirements, and with respect to understatements of tax resulting from participation in certain reportable transactions. Investors are urged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment in the Fund and should be aware that the Fund, the Adviser, and the Sub-Investment Adviser intend to comply with the disclosure and list maintenance requirements under the Disclosure Provisions if they determine that they apply to the Fund.

Lack of Operating History

The Fund is a newly formed entity and has no operating history. However, in the Conversion, it is anticipated that the Fund will acquire interests in some or all of the Investment Funds presently owned by MHF. Accordingly, past performance information for MHF is presented in Appendix B: Investment Funds Supplement. Although the Adviser is newly formed, the Sub-Investment Adviser and the Adviser's affiliates within Mellon Financial Corporation, including within its Private Wealth Management Group, have experience in managing private investment funds and similar investment vehicles, including MHF.

Some Investment Managers may be newly organized and therefore may have no, or only limited operating histories. However, the Adviser will endeavor to select Investment Managers whose principals have substantial experience managing investment programs.

Liquidity Risks

Interests in the Fund will not be traded on any securities exchange or other market and are subject to substantial restrictions on transfer. Although the Fund may offer to repurchase Investor interests from time to time, an Investor may not be able to liquidate its interest in the Fund for up to two years. The Adviser expects that it will recommend to the Board that the Fund offer to repurchase interests from Investors in December 2005 and, thereafter, twice each year, near mid-year and year-end. See "Redemptions, Repurchases of Interests and Transfers." The LLC Agreement provides that the Fund will be dissolved if the interest of any Investor that has submitted a written request to tender its entire interest for repurchase by the Fund has not been repurchased within a period of two years of the request.

The Fund's investments in certain Investment Funds may be subject to withdrawal restrictions, or "lock-ups," for varying periods of time, which may adversely affect the Fund's ability to repurchase Investor interests. Additionally, some of the Investment Funds may invest a portion of their assets in private placements which may be illiquid. Some of these investments are held in so-called side pockets, which are sub-funds within the Investment Funds, which provide for their separate liquidation over a much longer period than an investment in the Investment Fund. Were the Fund to seek to liquidate its investment in an Investment Fund which maintains these investments in a side pocket arrangement, the Fund might not be able to fully liquidate its investment without delay, which could be considerable. During the period until the Fund fully liquidated its interest in the Investment Fund, the value of its investment would fluctuate.

Distributions to Investors and Payment of Tax Liability

The Fund does not intend to make periodic distributions of its net income or gains, if any, to Investors. Investors will be required each year to pay applicable U.S. Federal and state income taxes on their respective shares of the Fund's taxable income, and will have to pay such applicable taxes from sources other than Fund distributions.

Special Risks of Fund of Funds Structure

Identifying the appropriate Investment Managers and suitable Investment Funds is difficult and involves a high degree of uncertainty. In addition, certain Investment Funds, from time to time, are oversubscribed or closed, and it may not be possible to make investments that have been identified as attractive opportunities. See "Conflicts of Interest."

The Investment Funds generally will not be registered as investment companies under the 1940 Act and, therefore, the Fund will not be able to avail itself of the protections of the 1940 Act with respect to the Investment Funds, including certain corporate governance protections, such as the requirement of having a substantial number of independent board members, and statutory protections against self-dealing by the Investment Managers. Although the Adviser will receive detailed information from each Investment Manager regarding its historical performance and investment strategy, in most cases the Adviser has little or no means of independently verifying this information. An Investment Manager may use proprietary investment strategies that are not fully disclosed to the Adviser, which may involve risks under some market conditions that are not anticipated by the Adviser. The investment strategies and styles used by the Investment Manager are subject to change without notice. For information about an Investment Fund's net asset value and portfolio composition, the Adviser will be dependent on information provided by the Investment Funds, which if inaccurate could adversely affect the Adviser's ability to manage the Fund's investment portfolio in accordance with its investment objective and to value accurately the Fund's interests. However, the Fund generally will not purchase interests in any Investment Fund that does not annually provide audited financial statements. Investors in the Fund have no individual right to receive information about the Investment Funds or the Investment Managers, will not be investors in the Investment Funds and will have no rights with respect to or standing or recourse against the Investment Funds, Investment Managers or any of their affiliates.

An Investor who met the conditions imposed by the Investment Managers may be able to invest directly with the Investment Managers. These conditions include investment minimums that may be considerably higher than the Fund's stated minimum investment. By investing in investment vehicles indirectly through the Fund, the Investor bears two layers of fees – asset-based fees directly at the Fund level and asset-based fees and incentive-based allocations indirectly at the Investment Fund level. In addition, the Investor bears a proportionate share of the fees and expenses of the Fund (including operating costs and administrative fees) and, indirectly, similar expenses of the Investment Funds.

Each Investment Manager will receive any incentive-based allocations to which it is entitled irrespective of the performance of the other Investment Managers and the Fund generally. Accordingly, an Investment Manager with positive performance may receive compensation from the Fund, and thus indirectly from Investors, even if the Fund's returns are negative. Investment decisions of the Investment Funds are made by the Investment Managers entirely independently of the Adviser and of each other. As a result, at any particular time, one Investment Fund may be purchasing shares of an issuer whose shares are being sold by another Investment Fund. Consequently, the Fund could incur indirectly certain transaction costs without accomplishing any net investment result. Similarly, the use of multiple Investment Managers may cause one or more Investment Funds to hold opposite positions in securities of issuers, thereby decreasing or eliminating the possibility of positive returns from such an investment.

To the extent the Fund holds non-voting securities of, or contractually foregoes the right to vote in respect of, an Investment Fund, it will not be able to vote on matters that require the approval of the limited partners of the Investment Fund, including a matter that could adversely affect the Fund's investment in it, such as changes to the Investment Fund's investment objective or policies or the termination of the Investment Fund.

Since the Fund may make additional investments in the Investment Funds only at certain times pursuant to limitations set forth in the governing agreements of the Investment Funds, the Fund from time to time may have to hold some of its assets temporarily in money market securities, directly or through pooled investment vehicles, such as money market funds, and cash or cash equivalents, possibly for several months.

Each Investment Fund is permitted to redeem its securities in-kind. Thus, upon the Fund's withdrawal of all or a portion of its interest in an Investment Fund, the Fund may receive securities that are illiquid or difficult to value. In such circumstances, the Adviser would seek to dispose of these securities in a manner that is in the best interests of the Fund.

Like an investment in the Fund, investments in the Investment Funds generally will be illiquid. The governing instruments of each Investment Fund likely will have provisions similar to those of the Fund restricting both the transferability of an Investor's interest and the ability of any Investor to withdraw its investment in certain circumstances. Some Investment Funds will not permit withdrawals at the same time as the Fund. As a result, the liquidity of the Fund's interests may be adversely affected, and the Fund may manage its investment program differently than if it were able to withdraw moneys from each Investment Fund at the same time it desires to provide liquidity to its Investors. In addition, some Investment Funds that invest a high percentage of their assets in illiquid investments may experience difficulty in meeting redemption requests and may not be able to redeem those investments in kind. In such circumstances, the Fund's ability to provide liquidity to Investors could be adversely affected.

For the Fund to complete its tax reporting requirements, it must receive information on a timely basis from the Investment Managers. Given the number of Investment Managers, it is likely that one or more Investment Managers will delay in providing this information. As a result, it is possible that the Fund may be unable to provide tax information to Investors without significant delays and Investors likely will need to seek extensions on the time to file their tax returns at the federal, state and local level.

A noncorporate Investor's share of the Fund's investment expenses (including the asset-based fees directly at the Fund level and the asset-based fees and incentive-based allocations indirectly at the Investment Fund level) may be subject to certain limitations on deductibility for regular U.S. Federal income tax purposes and may be completely disallowed for purposes of determining the noncorporate Investor's alternative minimum tax liability.

The Fund may be required to indemnify certain of the Investment Funds and their Investment Managers from any liability, damage, cost or expense arising out of, among other things, certain acts or omissions relating to the offer or sale of the Fund's interests.

Business and Regulatory Risks

Legal, tax and regulatory changes could occur during the term of the Fund that may adversely affect the Fund. The regulatory environment for the Fund is evolving, and changes in the regulation of the Fund may adversely affect the ability of the Fund to successfully pursue its investment strategy. In addition, the financial markets are subject to comprehensive statutes, regulations and margin requirements. The effect of any future regulatory change on the Fund could be substantial and adverse. Additionally, a recently adopted rule of the Securities and Exchange Commission (the "SEC") regarding hedge fund advisers may influence the structure or operation of the Investment Funds. Pursuant to the new rule, hedge fund advisers who are not currently registered with the SEC under the Investment Advisers Act of 1940, as amended, will now be subject to adviser registration if, among other things, the hedge funds they manage allow investors to redeem interests within two years of purchase. The rule may have an adverse impact on the Fund to the extent that it causes Investment Managers to extend lock-up periods on prospective Investment Funds to two years or more, Additionally, it is possible that the expenses associated with adviser registration may be passed on to hedge fund investors, such as the Fund, in the form of higher advisory fees.

PERFORMANCE INFORMATION

Appendix B: Investment Funds Supplement contains prior performance information for MHF, which has been managed by Mellon Bank pursuant to an investment program that is substantially similar to the Fund's investment program. However, the Adviser intends to select additional Investment Managers and may withdraw the Fund's investment from any of the Investment Funds in which MHF invested, certain of which are described in Appendix B: Investment Funds Supplement. Over time, the majority of the Fund's assets may be invested with other Investment Managers. No assurance can be given that the Adviser will allocate the Fund's assets to all of these Investment Funds. Investment Funds will not be equally weighted. The Investment Managers of these Investment Funds may manage other accounts, including other unregistered investment vehicles, that have substantially similar investment programs. The performance of these accounts may differ materially from the performance of the Investment Funds.

THE DIRECTORS

The Board has overall responsibility to manage and control the business affairs of the Fund, including the complete and exclusive authority to oversee and to establish policies regarding the management, conduct and operation of the Fund's business. The Board exercises the same powers, authority and responsibilities on behalf of the Fund as are customarily exercised by the board of directors of a registered investment company organized as a corporation.

The directors are not required to contribute to the capital of the Fund or hold interests in the Fund. A majority of the directors are not "interested persons" (as defined in the 1940 Act) of the Fund (collectively, the "Independent Directors") and perform the same functions for the Fund as are customarily exercised by the non-interested directors of a registered investment company organized as a corporation.

The identity of the directors and brief biographical information regarding each Director is set forth below.

                                                                                                                Other
                                                                                              Number of     Trusteeships/
                                                                                              Portfolios    Directorships
                                                                                               in Fund         Held by
                                            Term of Office                                     Complex        Director
Name, Age, Address and                      and Length of       Principal Occupation(s)      Overseen by    Outside Fund
Position(s) with Fund                        Time Served          During Past 5 Years          Director        Complex
---------------------------------------------------------------------------------------------------------------------------
                                                  INDEPENDENT DIRECTORS
------------------------------------------ ----------------- ------------------------------- ------------- ----------------
Samuel C. Fleming (64)                                       Chairman of the Board and
Director                                        Term -       Chief Executive Officer,
c/o Decision Resources, Inc.                  Indefinite     Decision Resources, Inc., a
260 Charles Street                           Length-since    biotech and pharmaceutical
Waltham, MA  02453                         Commencement of   research and consulting firm         30       None
                                              Operations
------------------------------------------ ----------------- ------------------------------- ------------- ----------------
Benjamin M. Friedman (60)                       Term -
Director                                      Indefinite     William Joseph Maier
c/o Harvard University                       Length-since    Professor of Political
Cambridge, MA  02138                       Commencement of   Economy, Harvard University          30       None
                                              Operations
------------------------------------------ ----------------- ------------------------------- ------------- ----------------
                                                             Trustee, Mertens House, Inc.,
                                                             a nursing home; Trustee and
John H. Hewitt (69)                             Term -       Chairman of the Board,
Director                                      Indefinite     Visiting Nurse Alliance of
P.O. Box 2333                                Length-since    Vermont & New Hampshire, a
New London, NH  03257                      Commencement of   not-for-profit health                30       None
                                              Operations     organization
------------------------------------------ ----------------- ------------------------------- ------------- ----------------
Caleb Loring III (61)                           Term -
Director                                      Indefinite
c/o Essex Street Associates                  Length-since    Trustee, Essex Street
400 Essex Street                           Commencement of   Associates, a private                30       None
Beverly, MA  01915                            Operations     investment company

------------------------------------------ ----------------- ------------------------------- ------------- ----------------
                                                   INTERESTED DIRECTOR
---------------------------------------------------------------------------------------------------------------------------
                                                             Senior Vice President and
Patrick J. Sheppard (38)*                                    Chief Operating Officer,
Director, President and Chief Executive         Term -       Mellon Institutional Asset
Officer                                       Indefinite     Management; formerly Vice
c/o Mellon Institutional Asset Management    Length-since    President and Chief Financial
One Boston Place                           Commencement of   Officer, Mellon Institutional         30              None
Boston, MA  02108                             Operations     Asset Management

---------------------------------------------------------------------------------------------------------------------------
                                                    OFFICER(S) WHO ARE NOT DIRECTORS
------------------------------------------ ----------------- ------------------------------- ------------- ----------------
                                                             Vice President and Mutual
Steven M. Anderson (39)                                      Funds Controller, Standish
Vice President and Treasurer                    Term -       Mellon Asset Management;
c/o Mellon Institutional Asset Management     Indefinite     formerly Assistant Vice
One Boston Place                             Length-since    President and Mutual Funds
Boston, MA  02108                          Commencement of   Controller, Standish Mellon           N/A             N/A
                                              Operations     Asset Management
------------------------------------------ ----------------- ------------------------------- ------------- ----------------
                                                             Senior Vice President and
Barbara A. McCann (43)                                       Head of Operations, Mellon
Vice President and Secretary                    Term -       Institutional Asset
c/o Mellon Institutional Asset Management     Indefinite     Management;  formerly First
One Boston Place                             Length-since    Vice President, Mellon
Boston, MA  02108                          Commencement of   Institutional Asset                   N/A             N/A
                                              Operations     Management and Mellon Global
                                                             Investments
------------------------------------------ ----------------- ------------------------------- ------------- ----------------
Terry Sylvester Charron (41)
Vice President                                  Term -       Vice President of Mellon
c/o Mellon Private Wealth Management          Indefinite     Financial Corporation, Mellon
One Boston Place                             Length-since    Bank, N.A. and Director of
Boston, MA  02108                          Commencement of   Alternative Strategies,              N/A              N/A
                                              Operations     Mellon Private Wealth
                                                             Management
------------------------------------------ ----------------- ------------------------------- ------------- ----------------
Denise B. Kneeland (53)                         Term -       Vice President and Manager
Assistant Vice President                      Indefinite     Mutual Funds Operations,
c/o Mellon Institutional Asset Management    Length-since    Standish Mellon Asset
One Boston Place                           Commencement of   Management                           N/A              N/A
Boston, MA 02108                             Operations

------------------------------------------ ----------------- ------------------------------- ------------- ----------------

* Mr. Sheppard is an "Interested Director," as defined in the 1940 Act, due to his position as Senior Vice President and
Chief Operating Officer of Mellon Institutional Asset Management, an affiliate of the Adviser.

The directors serve on the Board for terms of indefinite duration. A director's position in that capacity will terminate if such director is removed, resigns or is subject to various disabling events such as death or incapacity. A director may resign upon 90 days' prior written notice to the other directors, subject to waiver of notice, and may be removed either by vote of two-thirds of the directors not subject to the removal vote or vote of the Investors holding not less than two-thirds of the total number of votes eligible to be cast by all Investors. In the event of any vacancy in the position of a director, the remaining directors may appoint an individual to serve as a director, so long as immediately after such appointment at least two-thirds of the directors then serving would have been elected by the Investors. The directors may call a meeting of Investors to fill any vacancy in the position of a director, and must do so within 60 days after any date on which directors who were elected by the Investors cease to constitute a majority of the directors then serving. If no director remains to manage the business of the Fund, the Adviser may manage and control the Fund, but must convene a meeting of Investors within 60 days for the purpose of either electing new directors or dissolving the Fund.

The only standing committees of the Board are the Audit Committee and the Nominating Committee. The current members of each of the Audit Committee and the Nominating Committee are Samuel C. Fleming, Benjamin M. Friedman, John H. Hewitt and Caleb Loring III, constituting all of the Independent Directors of the Fund. Mr. Loring currently is the Chairman of the Audit Committee. The function of the Audit Committee, pursuant to its adopted written charter, is (1) to oversee the Fund's accounting and financial reporting processes, the audits of the Fund's financial statements and the Fund's internal controls over, among other things, financial reporting and disclosure controls and procedures, (2) to oversee or assist in Board oversight of the integrity of the Fund's financial statements, and the Fund's compliance with legal and regulatory requirements, and (3) to approve prior to appointment the engagement of the Fund's independent registered public accounting firm and review the independent registered public accounting firm's qualifications and independence and the performance of the independent registered public accounting firm.

The function of the Nominating Committee, pursuant to its adopted written charter, is to select and nominate persons for election as directors of the Fund. The Nominating Committee reviews and considers, as the Nominating Committee deems appropriate after taking into account, among other things, the factors listed in its charter, nominations of potential directors made by Fund management and by Fund Investors who have sent to Geoffrey R. T. Kenyon, Goodwin Procter LLP, legal counsel for the Independent Directors, at 53 State Street, Boston, Massachusetts 02109-2881, such nominations which include all information relating to the recommended nominee that is required to be disclosed in solicitations or proxy statements for the election of directors, including without limitation the biographical information and the qualifications of the proposed nominees. Nomination submissions must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the members, and such additional information must be provided regarding the recommended nominee as reasonably requested by the Nominating Committee. The Nominating Committee meets as is necessary or appropriate.

The following table sets forth the dollar range of each director's ownership of equity securities of the Fund and other registered investment companies overseen by the director within the Fund complex, in each case as of February 22, 2005.

------------------------------------ ---------------------------- ---------------------------------------------------
                                                                         Aggregate Dollar Range of Equity Securities of
Name of Director                       Dollar Range of Equity           All Registered Investment Companies Overseen by
                                       Securities of the Fund                     the Director in Fund Complex

---------------------------------------------------------------------------------------------------------------------
                                               INDEPENDENT DIRECTORS
---------------------------------------------------------------------------------------------------------------------
Samuel C. Fleming                      None                             Over $100,000
------------------------------------ ---------------------------- ---------------------------------------------------
Benjamin M. Friedman                   None                             Over $100,000
------------------------------------ ---------------------------- ---------------------------------------------------
John H. Hewitt                         None                             Over $100,000
------------------------------------ ---------------------------- ---------------------------------------------------
Caleb Loring III                       None                             $10,001 to $50,000
---------------------------------------------------------------------------------------------------------------------
                                                INTERESTED DIRECTOR
---------------------------------------------------------------------------------------------------------------------
Patrick J. Sheppard                    None                             Over $100,000
------------------------------------ ---------------------------- ---------------------------------------------------

As of February 22, 2005, none of the Independent Directors or their immediate family members owned beneficially or of record securities of the Adviser or other entity (other than a registered investment company), directly or indirectly controlling, controlled by, or under common control with the Adviser.

Compensation

                                                                                    Total Compensation from Fund and
                                                                                    Fund Complex to be Paid to
                                                                                              Directors
                                                    Aggregate Compensation            For the Calendar Year Ending
       Name and Position with Fund                      from the Fund*                      December 31, 2005

Samuel C. Fleming                                        $11,500                             $57,500**
Director

Benjamin M. Friedman                                     $11,500                             $57,500**
Director

John H. Hewitt                                           $11,500                             $57,500**
Director

Caleb Loring III                                         $13,500                             $64,500**
Director

Patrick J. Sheppard,
Director, President and
Chief Executive Officer                                      N/A                                  N/A

__________
* **	Estimated for the fiscal year ending March 31, 2006. Represents the number of investment companies in the Fund complex, including the Fund, for which the director serves.

The Independent Directors are each paid by the Fund an annual retainer of $5,500 ($7,500 in the case of the Lead Independent Director), and per meeting fees of $1,500 in the case of regular meetings, and $500 in the case of telephonic meetings, and $3,000 in the case of special meetings. Mr. Loring currently serves as Lead Independent Director. Mr. Sheppard receives no annual or other fees from the Fund. All directors are reimbursed by the Fund for their reasonable out-of-pocket expenses. The directors do not receive any pension or retirement benefits from the Fund.

PROXY VOTING POLICIES AND PROCEDURES

The Fund is a fund of funds that invests primarily in Investment Funds which have investors other than the Fund. The Fund may invest a majority of its assets in non-voting securities of Investment Funds.

The Fund has delegated voting of proxies in respect of portfolio holdings to the Adviser, to vote the Fund's proxies in accordance with the Adviser's proxy voting guidelines and procedures. However, Investment Funds typically do not submit matters to investors for vote. If an Investment Fund submits a matter to the Fund for vote (and the Fund holds voting interests in the Investment Fund), the Adviser will vote on the matter in a way that it believes is in the best interest of the Fund and in accordance with the following proxy voting guidelines (the "Voting Guidelines"):

•	In voting proxies, the Adviser is guided by general fiduciary principles. The Adviser's goal is to act prudently, solely in the best interest of the Fund.

•	The Adviser attempts to consider all factors of its vote that could affect the value of the investment and will vote proxies in the manner that it believes will be consistent with efforts to maximize shareholder values.

•	The Adviser, absent a particular reason to the contrary, generally will vote with management's recommendations on routine matters. Other matters will be voted on a case-by-case basis.

The Adviser applies its Voting Guidelines in a manner designed to identify and address material conflicts that may arise between the Adviser's interests and those of its clients before voting proxies on behalf of such clients. The Adviser relies on the following to seek to identify conflicts of interest with respect to proxy voting and assess their materiality:

•	The Adviser's employees are under an obligation (i) to be aware of the potential for conflicts of interest on the part of the Adviser with respect to voting proxies on behalf of client accounts both as a result of an employee's personal relationships and due to special circumstances that may arise during the conduct of the Adviser's business, and (ii) to bring conflicts of interest of which they become aware to the attention of certain designated persons.

•	Such designated persons work with appropriate personnel of the Adviser to determine whether an identified conflict of interest is material. A conflict of interest will be considered material to the extent that it is determined that such conflict has the potential to influence the Adviser's decision-making in voting the proxy. All materiality determinations will be based on an assessment of the particular facts and circumstances. The Adviser shall maintain a written record of all materiality determinations.

•	If it is determined that a conflict of interest is not material, the Adviser may vote proxies notwithstanding the existence of the conflict.

•	If it is determined that a conflict of interest is material, the Adviser's legal department works with appropriate personnel of the Adviser to agree upon a method to resolve such conflict of interest before voting proxies affected by the conflict of interest. Such methods may include:

•	disclosing the conflict to the Fund's Board and obtaining the consent from Fund's Board before voting;

•	engaging another party on behalf of the client to vote the proxy on its behalf;

•	engaging a third party to recommend a vote with respect to the proxy based on application of the policies set forth herein; or

•	such other method as is deemed appropriate under the circumstances given the nature of the conflict.

•	The Adviser shall maintain a written record of the method used to resolve a material conflict of interest.

THE ADVISER AND THE SUB-INVESTMENT ADVISER

The Adviser

The Adviser serves as the Fund's investment adviser pursuant to an investment advisory agreement with the Fund dated April 1, 2005 (the "Investment Advisory Agreement"). The Adviser will initially allocate the Fund's assets and, thereafter, will evaluate regularly each Investment Manager to determine whether its investment program is consistent with the Fund's investment objective and whether its investment performance is satisfactory. The Adviser may reallocate the Fund's assets among the Investment Managers, terminate existing Investment Managers and select additional Investment Managers. The Adviser will perform its duties subject to any policies established by the directors. The Adviser, which was formed as a Delaware limited liability company on October 29, 2004, is an indirect, wholly-owned subsidiary of Mellon Financial Corporation. The Adviser is registered as an investment adviser under the Advisers Act.

The offices of the Adviser are located at One Boston Place, 024-0071, Boston, Massachusetts 02108 and its telephone number is 617-722-7000. Before the commencement of the Fund's operations, the Adviser owned 99% of the outstanding interests in the Fund (thereby controlling the Fund) and was the only person known by the Fund to own of record or beneficially 5% or more of the outstanding interests in the Fund. The Adviser or its designee maintains the Fund's accounts, books and other documents required to be maintained under the 1940 Act at One Boston Place, 024-0071, Boston, MA 02108, or at such other place as designated by the Adviser.

Investment decisions for the Fund are made by a team of the Adviser's portfolio managers, and no person is primarily responsible for making recommendations to the team.

The Investment Advisory Agreement was initially approved by the Board, including each Independent Director, on February 22, 2005, and by vote of Investors then holding interests in the Fund on March 31, 2005. The Investment Advisory Agreement has an initial term that expires two years after the Fund commences investment operations. Thereafter, the Investment Advisory Agreement will continue automatically for successive one-year periods if its continuance is approved annually by the Board, including a majority of the Independent Directors. The Investment Advisory Agreement may be terminated at any time by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on sixty days' written notice to the Adviser or by the Adviser on sixty days' written notice to the Fund. The Investment Advisory Agreement will terminate automatically in the event of its assignment within the meaning of the 1940 Act.

The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith or gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any member, director, officer or employee of the Adviser, or any of their affiliates, will not be liable to the Fund for any error of judgment, mistake of law or any act or omission by such person in connection with the performance of services to the Fund.

The Sub-Investment Adviser

The Sub-Investment Adviser serves as the Fund's sub-investment adviser pursuant to a Sub-Investment Advisory Agreement with the Adviser dated April 1, 2005 (the "Sub-Investment Advisory Agreement"). As part of the Investment Manager selection process, the Sub-Investment Adviser will conduct a comprehensive review of Investment Managers, their investment process and organization, and may conduct interviews with references and industry sources to complete its determination. The Sub-Investment Adviser will provide the Adviser with this information, which the Adviser expects to review and utilize in finalizing its Investment Manager selection. The Sub-Investment Adviser will perform its duties subject to any policies established by the Board. The Sub-Investment Adviser was formed as a Delaware limited liability company on June 22, 1988. The managing member of the Sub-Investment Adviser is Mr. D. Dixon Boardman. The other member of the Sub-Investment Adviser is Optima Group Holdings LLC ("OGH"), a holding company for the Optima Fund Management group of entities that was formed by Mr. Boardman in 1988. OGH is substantially owned by the principals and associates of the firm. Through a wholly-owned subsidiary, Mellon Financial Corporation, an affiliate of the Adviser, holds a 14.99% interest in OGH.

The offices of the Sub-Investment Adviser are located at 10 East 53rd Street, New York, New York 10022 and its telephone number is 212-484-3000.

The Sub-Investment Advisory Agreement was initially approved by the Board, including each Independent Director, on February 22, 2005, and by vote of Investors then holding interests in the Fund on March 31, 2005. The Sub-Investment Advisory Agreement has an initial term that expires two years after the Fund commences investment operations. Thereafter, the Sub-Investment Advisory Agreement will continue automatically for successive one-year periods if its continuance is approved annually by the Board, including a majority of the Independent Directors. The Sub-Investment Advisory Agreement may be terminated at any time by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities or by the Adviser on sixty days' written notice to the Sub-Investment Adviser or by the Sub-Investment Adviser on sixty days' written notice to the Adviser and the Fund. The Sub-Investment Advisory Agreement will terminate automatically in the event of its assignment within the meaning of the 1940 Act.

The Sub-Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith or negligence or reckless disregard of its obligations to the Fund, the Sub-Investment Adviser and any member, director, officer or employee of the Sub-Investment Adviser, or any of their affiliates, will not be liable to the Fund or the Adviser for any error of judgment, mistake of law or any act or omission by such person in connection with the performance of services to the Fund or the Adviser.

Review of the Investment Advisory Agreement and the Sub-Investment Advisory Agreement

The Board met on February 22, 2005 to consider the approval of the proposed Investment Advisory Agreement and Sub-Investment Advisory Agreement. At that meeting, the Board had the opportunity to meet with the representatives of the Adviser and Sub-Investment Adviser to determine whether the proposed agreements were in the best interests of the Fund and its proposed investors. The four Directors who were not "interested persons" of the Adviser and Sub-Investment Adviser deliberated separately for a portion of the meeting and were represented by their own legal counsel throughout their deliberations. The February 22 meeting had been preceded by several informational sessions, held prior to these four individuals' agreement to become Directors of the Fund, at which these individuals had received an introduction to the Fund and the proposed contractual arrangements.

In their evaluation of the agreements, the Directors, including the four Directors who are not "interested persons," reviewed materials furnished by the Adviser and Sub-Investment Adviser. These materials included information about the respective personnel, operations, systems and financial condition of each firm. The Directors also discussed with representatives of the Adviser the Fund's proposed operations as a "fund of hedge funds" registered under the 1940 Act and the history of the Fund's predecessor common trust fund, MHF, which was managed in a very similar style by the same personnel now employed by the Adviser, acting with advice from the Sub-Investment Adviser, also using the same personnel. The Directors also considered the ability of the Adviser and Sub-Investment Adviser to provide all of the investment advisory, administrative, compliance and other services needed by the Fund as a registered investment company. In these discussions, the Board focused in particular on the Adviser's and Sub-Investment Adviser's expertise with regard to investment strategies and techniques utilized by hedge funds and managers of hedge funds.

The Directors also reviewed, among other things:

•	the terms of the Proposed Investment Advisory Agreement and Sub-Investment Advisory Agreement, including the allocation of certain costs between the Fund, on the one hand, and the Adviser and Sub-Investment Adviser, on the other hand;

•	the differing scope and nature of the investment management services to be provided by the Adviser and Sub-Investment Adviser, respectively, in analyzing, selecting and monitoring managers of hedge funds and the responsibility of the Adviser to oversee the performance of the Sub-Investment Adviser;

•	the scope and nature of the administrative and regulatory compliance services to be provided by the Adviser to support the Fund's operations;

•	the compliance infrastructure of both the Adviser and Sub-Investment Adviser;

•	the nature and stability of Mellon's ownership of the Adviser and Mellon's 14.9% profit interest and 4.9% voting interest in the Sub-Investment Adviser;

•	the background and expertise of the personnel of the Adviser and Sub-Investment Adviser to be involved in the Fund's management, including investment, administrative and compliance functions;

•	the fact that, although the Adviser is a newly formed entity, substantially all of the key personnel of the Adviser who will be involved in the management of the Fund and oversight of the Sub-Investment Adviser are the same as those who have been involved in the management of the Fund's predecessor, MHF, and have done so with the assistance of the Sub-Investment Adviser also using the same personnel;

•	the proposed investment advisory fee equal to 1.50% of the Fund's average monthly net assets proposed to be paid by the Fund to the Adviser, including separately the portion of that fee (0.75%) proposed to be paid by the Adviser to the Sub-Investment Adviser relative to the portion (0.75%) to be retained by the Adviser, as well as other compensation or benefits expected to be received by the Adviser, the Sub-Investment Adviser, or their affiliates in connection with their management of the Fund;

•	fees charged by the Adviser with respect to other client accounts;

•	certain incidental or "fall out" benefits to be received by affiliates of the Adviser as a result of Mellon's overall relationship with the Fund, including: ( i) potential incremental growth in Mellon's Private Wealth Management division's revenues as a result of the availability of the Fund as an additional product within that business; (ii) Mellon's 14.9% share of the profits of the Sub-Investment Adviser derived from the subadvisory fees payable by the Fund; (iii) fees to be paid by the Fund to Mellon Bank, N.A. for serving as custodian for the Fund; and (iv) in light of Mellon's announced intention to purchase the business of DPM, Mellon's interest in the fees to be paid by the Fund to DPM for its services as transfer agent and administrator to the Fund;

•	the proposed total expense ratio of the Fund of up to approximately 2% of its average monthly net assets;

•	the advisory fees and total expenses of funds of hedge funds having similar objectives and policies;

•	the fact that, as investors in a fund of hedge funds, the members of the Fund would bear not only the fees and expenses of the Fund itself but also indirectly the fees, including asset based fees and performance based fees, and other expenses of the hedge funds in which the Fund will invest, and may also bear investment advisory fees payable by such investors as clients of Mellon Bank, N.A., outside the Fund;

•	the Adviser's estimated profitability in managing the Fund;

•	statements by the Adviser to the effect that capacity constraints applicable to the hedge funds in which the Fund will invest will tend to reduce the potential for the Investment Adviser and the Sub-Investment Adviser to realize economies of scale as the Fund grows; and

•	the investment performance of the Fund's predecessor, MHF, managed by the Adviser's personnel with the assistance of the Sub-Investment Adviser, relative to that of certain broad market securities indices and hedge fund indices.

In considering the reasonableness of the advisory fees and expenses to be payable by the Fund, the Directors reviewed and relied upon comparative data concerning similar funds of hedge funds. The Directors also considered the following as relevant to their determination: (1) the favorable history, reputation, qualifications and background of Mellon, and (2) the strategic plan offered by Mellon for the support and growth of its asset management subsidiaries, and the Adviser's place within that plan.

The Board concluded that:

•	the terms of the agreements were fair and reasonable;

•	each of the Adviser and Sub-Investment Adviser had the requisite investment experience, expertise and personnel and other resources to manage the Fund properly according to their respective roles;

•	the Board would monitor asset growth of the Fund on a continuing basis and assess whether the Adviser was experiencing economies of scale associated with such asset growth to a degree that make it appropriate to implement breakpoints or other fee reduction arrangements so as to permit the Fund to benefit from such economies of scale;

•	the fees to be paid to the Adviser and Sub-Investment Adviser, while higher than those of a typical investment company with a more conventional investment strategy, were fair and reasonable in relation to the nature and quality of the services to be provided by each, and in relation to the range of fees payable to other managers by other funds of hedge funds having a similar objective and strategy;

•	the anticipated expense ratio of the Fund, while higher than that of a typical investment company with a more conventional investment strategy, was reasonable in relation to that of other funds of hedge funds having a similar objective and strategy; and

•	the Adviser's estimated profitability in managing the Fund appeared to be reasonable, including after taking into account the benefits to accrue to certain affiliates.

Based on their evaluation of the factors set forth above the conclusions described, the Board, including separately those members who are not "interested persons" of the Adviser or Sub-Investment Adviser, determined that approval of the Investment Advisory Agreement and Sub-Investment Advisory Agreement was in the best interest of the fund and its potential investors, and voted to approve both agreements.

Information about Portfolio Managers

Identification of Portfolio Managers. The table below provides information concerning the persons employed by the Adviser and Sub-Investment Adviser who are primarily responsible for the day-to-day management of the Fund's portfolio by virtue of their membership on the investment committee of their respective firms (each, an "Investment Committee"). No single individual has exclusive responsibility for investment recommendations or decisions concerning the Fund.

The Adviser

--------------------------------------- ----------------------------------------------------------------------------
                 Name                       Title, Length of Service and Business Experience in Last Five Years
--------------------------------------- ----------------------------------------------------------------------------
Terry Sylvester Charron (Chairperson)   Director of Alternative Strategies for Private Wealth Management Group
                                        (Since 2002) Investment Strategist and Head of Hedge Fund Group (from
                                        2000) Research Analyst (From 1997)
--------------------------------------- ----------------------------------------------------------------------------
Joseph A. Fernandez                     Vice President of Private Wealth Management Group (Since 2004). Member of
                                        the Strategic Acquisitions Group (1998 to 2003).
--------------------------------------- ----------------------------------------------------------------------------
Lawrence P. Keblusek                    Director of Equity Investments and Chief Investment Officer, Private
                                        Wealth Management Group (Since 2002). Managing Director of US
                                        Institutional Equity and Global Private Banking Investments, Citigroup
                                        Asset Management (1999 - 2002), New York, NY
--------------------------------------- ----------------------------------------------------------------------------
Ridgeway H. Powell                      First Vice President of Private Wealth Management Group (Since 1998), and
                                        Head of the Taxable Fixed Income Desk, (1993 - 1998)
--------------------------------------- ----------------------------------------------------------------------------

The Sub-Investment Adviser

--------------------------------------- ----------------------------------------------------------------------------
Name                                    Title, Length of Service and Business Experience in Last Five years
--------------------------------------- ----------------------------------------------------------------------------
Dixon Boardman                          Managing Member, Optima Fund Management LLC (1988- present), New York, NY;
                                        Senior Vice President, UBS Financial Services Inc. (3/88 to present), New
                                        York, NY.
--------------------------------------- ----------------------------------------------------------------------------
Thomas Gimbel                           Managing Director, Optima Fund Management LLC (7/04 to present), New York,
                                        NY; Managing Director, Credit Suisse Asset Management (12/00 to 6/04) New
                                        York, NY; Managing Director, DLJ Asset Management (acquired by Credit
                                        Suisse), (3/99 to 12/00), New York, NY
--------------------------------------- ----------------------------------------------------------------------------
Geoffrey Lewis                          Chief Financial Officer, Optima Fund Management LLC (6/89 to present), New
                                        York, NY.
--------------------------------------- ----------------------------------------------------------------------------
Hal McMath                              Managing Director of Research, Optima Fund Management LLC (4/03 to
                                        present), New York, NY; Vice President, The Blackstone Group (8/01 to
                                        3/03), New York, NY; Associate, Wilshire Associates, Inc. (12/99 to 8/01),
                                        Santa Monica, CA.
--------------------------------------- ----------------------------------------------------------------------------
Robert Picard                           Chief Investment Officer and Director of Research, Optima Fund Management
                                        LLC (4/04 to present), New York, NY; Vacation (10/03 to 03/04); Managing
                                        Director, Asset Management, Hedge Funds The Carlyle Group (1/02 to 9/03),
                                        New York, NY; Managing Director-Alternative Investments, RBC Capital Risk
                                        Advisors (1/97 to 12/01), New York, NY.
--------------------------------------- ----------------------------------------------------------------------------
Shiv Srinivasan                         Senior Vice President, Optima Fund Management LLC (4/02 to present), New
                                        York, NY; Trader, Goldman Sachs, Equities Division (8/98 to 2/02), New
                                        York, NY.
--------------------------------------- ----------------------------------------------------------------------------
Johnny Yee                              Senior Vice President, Optima Fund Management LLC (6/01 to present), New
                                        York, NY; Associate-Equity Research, Thomas Weisel Partners (2/00 to
                                        3/01), San Francisco, CA; Associate-Financial Services and Health
                                        Services,  Group Booz Allen and Hamilton  (8/98 to 1/00), New York, NY.
--------------------------------------- ----------------------------------------------------------------------------

Other Accounts Managed by Your Portfolio Managers

The table below indicates for each member of the Investment Committee of the Adviser and the Sub-Investment Adviser information about the other accounts over which such person has day-to-day investment responsibility. All information on the number of accounts and total assets in the table is as of January 31, 2005. For purposes of the table, "Other Pooled Investment Vehicles" may include investment partnerships and group trusts, and "Other Accounts" may include separate accounts for institutions or individuals, insurance company general or separate accounts, pension funds and other similar institutional accounts.

The Adviser

--------------------------------------- ----------------------------------------------------------------------------
Name                                    Other Accounts Managed the Portfolio Managers
--------------------------------------- ----------------------------------------------------------------------------
Terry Sylvester Charron                 Other Registered Investment Companies:  None.

                                        Other Pooled Investment Vehicles:  1 entity with total assets of approximately $130 million.

                                        Other Accounts: None.
--------------------------------------- ----------------------------------------------------------------------------
Joseph A. Fernandez                     Other Registered Investment Companies:  None.

                                        Other Pooled Investment Vehicles: None.

                                        Other Accounts:  18 accounts with total assets of approximately $45 million.
--------------------------------------- ----------------------------------------------------------------------------
Lawrence P. Keblusek                    Other Registered Investment Companies: None.

                                        Other Pooled Investment Vehicles: None.

                                        Other Accounts:  None.
--------------------------------------- ----------------------------------------------------------------------------
Ridgeway H. Powell                      Other Registered Investment Companies:  None.

                                        Other Pooled Investment Vehicles:  None.

                                        Other Accounts: 300 accounts with total assets of approximately $650 million.
--------------------------------------- ----------------------------------------------------------------------------

The Adviser receives no fees based on the investment performance of any account.

The Sub-Investment Adviser

--------------------------------------- ----------------------------------------------------------------------------
Name                                    Other Accounts Managed the Portfolio Managers
--------------------------------------- ----------------------------------------------------------------------------
Dixon Boardman                          Other Registered Investment Companies:  None.

                                        Other Pooled Investment Vehicles:  22 entities with total assets of approximately $1.83 billion.

                                        Other Accounts: None.
--------------------------------------- ----------------------------------------------------------------------------
Thomas Gimbel                           Other Registered Investment Companies:  None.

                                        Other Pooled Investment Vehicles:  22 entities with total assets of approximately $1.83 billion.

                                        Other Accounts:  None.
--------------------------------------- ----------------------------------------------------------------------------
Geoffrey Lewis                          Other Registered Investment Companies:  None.

                                        Other Pooled Investment Vehicles:  22 entities with total assets of approximately $1.83 billion.

                                        Other Accounts: None.
--------------------------------------- ----------------------------------------------------------------------------
Hal McMath                              Other Registered Investment Companies:  None.

                                        Other Pooled Investment Vehicles:  22 entities with total assets of approximately $1.83 billion.

                                        Other Accounts:  None.
--------------------------------------- ----------------------------------------------------------------------------
Robert Picard                           Other Registered Investment Companies:  None

                                        Other Pooled Investment Vehicles:  22 entities with total assets of approximately $1.83 billion.

                                        Other Accounts:  None.
--------------------------------------- ----------------------------------------------------------------------------
Shiv Srinivasan                         Other Registered Investment Companies:  None.

                                        Other Pooled Investment Vehicles:  22 entities with total assets of approximately $1.83 billion.

                                        Other Accounts:  None.
--------------------------------------- ----------------------------------------------------------------------------
Johnny Yee                              Other Registered Investment Companies:  None.

                                        Other Pooled Investment Vehicles:  22 entities with total assets of approximately $1.83 billion.

                                        Other Accounts:  None.
--------------------------------------- ----------------------------------------------------------------------------

The Sub-Investment Adviser receives a fee based upon the investment performance of:

•	No Registered Investment Companies.

•	22 Other Pooled Investment Vehicles with total assets of $1.83 billion.

•	No Other Accounts.

Potential Conflicts of Interest Involving Portfolio Managers

          When a portfolio manager is responsible for the management of more than one account, the potential arises for the portfolio manager to favor one account over another. The principal types of potential conflicts of interest that may arise in this context are discussed below. For the reasons outlined below, the Fund does not believe that any material conflicts are likely to arise out of the Investment Committees' members' responsibility for the management of the Fund as well as one or more other accounts. The Adviser and the Sub-Investment Adviser have adopted procedures that are intended to monitor compliance with the policies referred to in the following paragraphs.

          Generally, the risks of such conflicts of interests are increased to the extent that a portfolio manager has a financial incentive to favor one account over another.

•	A portfolio manager could favor one account over another in allocating new investment opportunities that have limited supply. For example, an Investment Fund manager may inform the Adviser or Sub-Investment Adviser that the Investment Fund will accept only a specified aggregate investment from the firm, due to investment capacity constraints or other reasons. If the Adviser or Sub-Investment Adviser were to allocate a disproportionate amount of the investment opportunity to one or more accounts, and the Investment Fund outperformed other investments, the accounts participating on a disproportionate basis would outperform the remaining accounts and the remaining accounts would be disadvantaged. The Adviser generally does not invest the assets of any clients other than the Fund in the types of Investment Funds in which the Fund will invest. Although the Sub-Investment Adviser will invest assets of other clients in such Investment Funds, the Sub-Investment Adviser has policies that require a portfolio manager to allocate all investment opportunities in which the Fund might invest in an equitable manner and generally to allocate such investments proportionately among all accounts with similar investment objectives, subject to differences and exceptions resulting from consideration of the factors described below.

•	Conversely, a portfolio manager could favor one account over another in the amounts or the sequence in which orders to redeem interests in Investment Funds are placed. If a portfolio manager determines that a particular Investment Fund in which client accounts are invested is underperforming, its investment strategy is out of favor or the Investment Fund is otherwise no longer a desirable investment, but that Investment Funds imposes restrictions as to the amount it can or will redeem, the portfolio manager may not be able to redeem the desired amount as to each client. If the portfolio manager were to place redemption orders in disproportionate amounts for one or more clients or place certain redemption orders ahead of others (requiring others to wait until the next liquidation date), the remaining clients may be disadvantaged. When a portfolio manager, due to investment outlook, intends to redeem interests in an Investment Fund for more than one account, the policies of the Adviser and the Sub-Investment Adviser generally require that such orders be placed proportionately and at the same time, again subject to differences and exceptions as described below.

•	In order to ensure that the Sub-Investment Adviser will fairly allocate investment opportunities among its clients taking into account the legitimate needs and circumstances of each client, the Sub-Investment Adviser's Investment Policy Committee and Portfolio Committee will consider the following factors, among other things, in allocating investment opportunities among clients, which factors may indicate the need for exceptions from a strict pro rata allocation: (i) any specific client requirements for underlying liquidity; (ii) client requirements for specific asset allocation; (iii) the imposition of penalty fees associated with withdrawal from such an investment in light of anticipated client liquidity needs or events; (iv) specific client requests to invest with a particular manager or to not invest with such a manager; (v) client cash inflows and outflows; (vi) the time of entry of such an investment opportunity; (vii) portfolio construction constraints; (viii) a client's ERISA status, if applicable, and the existence of limitations at the Investment Fund level on investments by ERISA plans; and (ix) specific client requirements to hold an actual meeting with underlying managers (which may result in a delay in making the implementation of a particular investment for such a client). In instances of limited manager capacity, the Sub-Investment Adviser will allocate such investment opportunities among clients as fairly as possible within specific client constraints.

•	A portfolio manager might have an incentive to favor an account if the portfolio manager's compensation is tied to the performance of that account rather than all accounts managed by the portfolio manager. If, for example, the portfolio manager receives a bonus based upon the performance of certain accounts relative to a benchmark while other accounts are disregarded for this purpose, the portfolio manager will have a financial incentive to seek to have the accounts that determine the portfolio manager's bonus achieve the best possible performance to the possible detriment of other accounts. Similarly, if the Adviser or the Sub-Investment Adviser receives a performance-based advisory fee as to one account but not another, the portfolio manager may favor the account subject to the performance fee, whether or not the performance of that account directly determines the portfolio manager's compensation. See "Compensation of Portfolio Managers" below for a description of the structure of the compensation arrangements of the members of the Investment Committee of each firm. The Adviser charges no performance based advisory fees on any clients account. The Sub-Investment Adviser receives performance fees with respect to several accounts other than the Fund. As noted above, however, both the Adviser and the Sub-Investment Adviser have policies designed to ensure equitable treatment of accounts, regardless of performance fees.

•	A portfolio manager might also seek to favor an account: a) if the portfolio manager has a beneficial interest in the account, b) in order to benefit a large client or c) to compensate a client that previously had poor returns. For example, if the portfolio manager held an interest in an investment partnership that was one of the accounts managed by the portfolio manager, the portfolio manager would have an economic incentive to favor the account in which the portfolio manager held an interest. The Adviser or the Sub-Investment Adviser imposes certain trading restrictions and reporting requirements as to accounts in which a portfolio manager or certain family members have a personal interest in order to assist these firms in monitoring any such conflicts and to seek to ensure that such accounts are not favored over other accounts. In addition, both firms monitor dispersion of performance between similar accounts and seek to identify the reasons for such dispersion.

Compensation of Portfolio Managers

          The Adviser and Sub-Investment Adviser have each adopted a system of compensation for portfolio managers and others involved in the investment process that is applied systematically among investment professionals and seeks to align the financial interests of the investment professionals with those of the Adviser or Sub-Investment Adviser, respectively. This is achieved, among other means, through incentive payments based in part upon their respective firm's financial performance.

Compensation of the Adviser's Portfolio Managers. The Adviser has no employees of its own. All members of the Adviser's Investment Committee are employed and compensated by affiliates of Mellon Financial Corporation. Compensation arrangements of these investment professionals are determined on the basis of the investment professional's overall services to the Adviser and one or more other Mellon affiliated entities and not on the basis of any specific funds or accounts managed by these investment professionals. The structure of compensation of all of the members of the Adviser's Investment Committee is currently comprised of the following basic components: base salary and participation in an annual bonus plan, as well as customary benefits that are offered generally to all full-time employees of Mellon affiliated investment firms. In addition, all members of the Adviser's Investment Committee may also receive options of common shares of Mellon Financial Corporation. The following describes each component of the compensation package of the members of the Adviser's Investment Committee:

•	Base salary. Base compensation is fixed and normally reevaluated on an annual basis. Base compensation is a significant component of an investment professional's overall compensation. Mellon affiliates seek to set compensation at market rates, taking into account the experience and responsibilities of the investment professional.

•	Annual Bonus Plan. Under the annual bonus plan, investment professionals are eligible for an annual bonus, which is a function both of the size of the overall bonus pool for such year and of factors specific to each individual. The size of the overall bonus pool is determined by the financial performance of Mellon overall and the investment business of Mellon's Private Wealth Management division. In the case of all members of the Investment Committee other than Ms. Sylvester Charron and Mr. Keblusek, the size of an individual's participation in such bonus pool is determined by reference to: (i) the person's base salary, and (ii) the achievement of certain previously prescribed professional goals and objectives, none having to do with the investment performance of a specific account or group of accounts. In the case of Ms. Sylvester Charron, her participation in the pool is determined in part based on an assessment of the level of diligence and discipline with which the Investment Committee she chairs identifies and monitors Investment Managers and in part by the level of assets under management of the Investment Committee. In the case of Mr. Keblusek, who serves as the Chief Investment officer of Private Wealth Management, his participation is determined by reference to: (i) the investment performance of all of the equity accounts, taken as a whole, and all fixed income accounts, taken as a whole, managed by Private Wealth Management and (ii) his achievement of certain previously prescribed professional goals and objectives. Any bonus under the plan is completely discretionary.

•	Stock Options. Investment professionals may receive options to purchase shares of stock of Mellon Financial Corporation, the parent company of the Adviser. Such options permit the investment professional to purchase a specified amount of stock at the strike price on the date of grant. The strike price is calculated in accordance with a formula tied to the value of the parent company. The option can be exercised for a set period (normally a number of years).

•	Long Term Retention Incentive Bonus. Mr. Keblusek also participates in a long-term incentive plan that vests over a three-year period and is designed to reward his continued service with Mellon. This is a cash plan that rewards participants for long-term service to Mellon.

Compensation of the Sub-Investment Adviser's Portfolio Managers. The Sub-Investment Adviser's compensation arrangements with investment professionals are determined on the basis of the investment professional's overall services to the Sub-Investment Adviser and not on the basis of specific funds or accounts managed by the investment professional. At the Sub-Investment Adviser, the structure of compensation of investment professionals is currently comprised of the following basic components: base salary and an annual investment bonus plan as well as customary benefits that are offered generally to all full-time employees of the Sub-Investment Adviser. In addition, Messrs. Boardman and Lewis are equity owners of the parent company of the Sub-Investment Adviser. Messrs. Gimbel, and Picard participate in a stock option program. The following describes each component of the compensation package for the members of the Sub-Investment Adviser's Investment Committee:

•	Base salary. Base compensation is fixed and normally reevaluated on an annual basis. The Sub-Investment Adviser considers base compensation a significant component of an investment professional's overall compensation and seeks to set compensation at market rates, taking into account the experience and responsibilities of the investment professional.

•	Investment Bonus Plan. Under the Sub-Investment Adviser's plan, members of the Investment Committee are eligible for an annual bonus. The plan is intended to provide a competitive level of annual bonus compensation that is tied to the investment professional achieving superior investment performance and aligns the financial incentives of the adviser and the investment professional. Any bonus under the plan is completely discretionary, with a maximum annual bonus that may be in excess of base salary. While the amount of any bonus is discretionary, the following factors are generally used in determining bonuses under the plan:

•	Investment Performance: Although no one individual employed by the Sub-Investment Adviser has exclusive responsibility as to any specific account, the investment performance of all accounts as to which the Investment Committee has day-to-day responsibility over a one-year period is considered. The pre-tax performance of each account is measured relative to an appropriate peer group benchmark. In addition, the investment performance of any Investment Fund held by the firm on behalf of any clients as a result of such individual's identification and recommendation of such fund is taken into account. The amount of total assets in all accounts for which the Committee has day-to-day responsibility is also considered.

•	The Profitability of the Sub-Investment Adviser: The profitability of all operations the Sub-Investment Adviser's parent company is also considered in determining bonus awards.

•	Non-Investment Performance: The more intangible contributions of an investment professional to the Sub-Investment Adviser's business, including the investment professional's achievement of previously prescribed goals and objectives, support of sales activities, new fund/strategy idea generation, professional growth and development, and management responsibility, where applicable, are evaluated in determining the amount of any bonus award.

•	Stock Options. As noted above, Messrs. Gimbel and Picard receive options to purchase restricted interests of Optima Group Holdings LLC, the parent company of the Sub-Investment Adviser. Such options permit the investment professional to purchase a set amount of interests at the strike price on the date of grant. The strike price is calculated in accordance with a formula tied to the value of the parent company. The option can be exercised for a set period (normally a number of years) and the investment professional would be eligible to exercise the option if the firm was sold prior to the expiration date.

Fund Ownership by Portfolio Managers. As the Fund is newly formed and only clients of Mellon's Private Wealth Management division may invest in the Fund, none of the members of the Investment Committees owns any interest in the Fund.

CONFLICTS OF INTEREST

The Adviser and Sub-Investment Adviser

The Adviser is a newly formed entity but may have additional clients in the future. Although the Adviser is newly formed, the Sub-Investment Adviser, the Adviser's affiliates within Mellon Financial Corporation, including within its Private Wealth Management Group, have experience in managing private investment funds, individual accounts and similar investment vehicles (collectively, with any future accounts of any of them, "Advisory Clients"). The Fund has no interest in these activities. In addition, the Adviser and the Sub-Investment Adviser and their respective affiliates, and any of their respective officers, directors, partners, members or employees, may invest for their own accounts in various investment opportunities, including in investment partnerships, private investment companies or other investment vehicles in which the Fund will have no interest.

The Adviser and Sub-Investment Adviser and their respective affiliates may determine that an investment opportunity in a particular investment vehicle is appropriate for a particular Advisory Client or for itself or its respective officers, directors, partners, members or employees, but not for the Fund. Situations may arise in which the Adviser, Sub-Investment Adviser or their affiliates have made investments which would have been suitable for investment by the Fund but, for various reasons, were not pursued by, or available to, the Fund. The investment activities of the Adviser or Sub-Investment Adviser or their respective affiliates and any of their respective officers, directors, partners, members or employees may disadvantage the Fund in certain situations, if, among other reasons, the investment activities limit the Fund's ability to invest in an investment vehicle.

Investment decisions for the Fund are made independently from those of Advisory Clients. If, however, the Fund desires to invest in the same Investment Fund as an Advisory Client, the available investment will be allocated equitably. The Fund's Board has approved policies and procedures of the Adviser and the Sub-Investment Adviser providing for a fair, equitable and non-preferential allocation of investment opportunities among client accounts of the Adviser, the Sub-Investment Adviser and the Fund. In some cases, however, these investments may be on terms different than, and sometimes more favorable than, an investment made on behalf of the Fund. In addition, this procedure may adversely affect the amount the Fund will be able to invest in the Investment Fund.

The respective officers or employees of the Adviser and the Sub-Investment Adviser may be engaged in substantial activities other than on behalf of the Fund and may have conflicts of interest in allocating their time and activity between the Fund and Advisory Clients. The Adviser and the Sub-Investment Adviser and their respective officers and employees will devote so much of their time to the affairs of the Fund as in their judgment is necessary and appropriate.

Affiliates of the Adviser and the Sub-Investment Adviser may provide brokerage and other financial or advisory services from time to time to one or more accounts or entities managed by the Investment Managers or their affiliates, including the Investment Funds. These relationships could preclude the Fund from engaging in certain transactions and could constrain the Fund's investment flexibility. (All Investment Funds and other accounts managed by the Investment Managers or their affiliates, excluding the Fund, are referred to collectively as the "Investment Manager Accounts.")

The Adviser, Sub-Investment Adviser, one or more of their affiliates or Advisory Clients may have an interest in an account or investment vehicle managed by, or enter into relationships with, an Investment Manager or its affiliates on terms different, and potentially more favorable, than an interest in the Fund. In addition, the Investment Managers may receive research products and services in connection with the brokerage services that the Adviser and Sub-Investment Adviser and their respective affiliates may provide from time to time to one or more Investment Manager Accounts or to the Fund.

Each Investment Manager and its principals, officers, employees and affiliates, may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund. As a result of differing trading and investment strategies or constraints, positions may be taken by principals, officers, employees and affiliates of the Investment Manager that are the same, different or made at a different time than positions taken for the Fund.

The Fund, the Adviser and the Sub-Investment Adviser each have adopted a code of ethics under Rule 17j-1 of the 1940 Act that permits its personnel, subject to the codes, to invest in securities, including securities that may be purchased or held by the Fund. These codes of ethics can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. These codes are available on the EDGAR database on the SEC's Internet site at http://www.sec.gov, and also may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102.

FEES AND EXPENSES

The Adviser provides investment advisory services to the Fund pursuant to the Investment Advisory Agreement. Under the Investment Advisory Agreement, the Fund will pay the Adviser the Adviser Asset-Based Fee, a monthly fee, payable in arrears, at the annual rate of 1.5% of the Fund's net assets for the month. Net assets for a month means the total value of all assets of the Fund, computed as of the close of business on the last business day of the month to which the Adviser Asset-Based Fee relates, less an amount equal to all accrued debts, liabilities and obligations of the Fund as of such date, and prior to reduction for any repurchase of interests payable on such day. The Adviser has agreed to pay the Sub-Investment Adviser the Sub-Investment Advisory Fee, a monthly fee at the annual rate of .75% of the Fund's net assets for the month. The Adviser Asset-Based Fee will be paid out of the Fund's assets, and debited against the Investors' capital accounts.

DPM performs certain administration, accounting and investor services for the Fund. In consideration for these services, the Fund will pay DPM an annual fee calculated based upon the aggregate average net assets of the Fund, subject to a minimum monthly fee, and will reimburse certain of DPM's expenses. Mellon Financial Corporation recently announced that it had agreed to acquire DPM.

The Adviser will bear the non-recurring initial offering and organizational costs of the Fund. The Fund's organizational expenses and initial offering costs are estimated to aggregate approximately $675,000. The Fund will bear all expenses incurred in the business of the Fund other than the Fund's initial offering and organizational expenses and those specifically required to be borne by the Adviser. Expenses to be borne by the Fund include, but are not limited to, the following:

•	all costs and expenses directly related to portfolio transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends, and expenses from investments in Investment Funds;

•	all costs and expenses associated with the ongoing operation and registration of the Fund and the costs of compliance with any applicable Federal or state laws;

•	the costs and expenses of holding meetings of the Board and any meetings of Investors that are regularly scheduled, permitted or required to be held under the terms of the LLC Agreement, the 1940 Act or other applicable law;

•	a portion, as determined by the Board, of the compensation payable to the Fund's chief compliance officer;

•	fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund;

•	a portion, as determined by the Board, of the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser, or the directors or officers of the Fund;

•	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Investors;

•	all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolios, including appraisal and valuation services provided by third parties;

•	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

•	fees of custodians and other persons providing administrative services to the Fund; and

•	such other types of expenses as may be approved from time to time by the Board.

The Adviser will be reimbursed by the Fund for any of the above expenses that it pays on behalf of the Fund.

The Investment Funds will bear all expenses incurred in the business of the Investment Funds. The Investment Managers generally will charge an asset-based fee to and receive incentive-based allocations from the Investment Funds, which effectively will reduce total distributions from the Investment Funds to the Fund.

CAPITAL ACCOUNTS AND ALLOCATIONS

Capital Accounts

The Fund will maintain a separate capital account for each Investor, which will have an opening balance equal to such Investor's initial contribution to the capital of the Fund. Each Investor's capital account will be increased by the sum of the amount of cash and the value of any securities constituting additional contributions by such Investor to the capital of the Fund, plus any amounts credited to such Investor's capital account as described below. Similarly, each Investor's capital account will be reduced by the sum of the amount of any repurchase by the Fund of the interest or portion of the interest of such Investor, plus the amount of any distributions to such Investor which are not reinvested, plus any amounts debited against such Investor's capital account as described below.

Capital accounts of Investors are adjusted as of the close of business on the last day of each fiscal period. Fiscal periods begin on the day after the last day of the preceding fiscal period and end at the close of business on the first to occur of (1) the last day of the fiscal year of the Fund, (2) the last day of the taxable year of the Fund, (3) the day preceding the date as of which a contribution to the capital of the Fund is made, (4) the day as of which the Fund repurchases any interest or portion of an interest of any Investor, (5) the day as of which the Fund admits a substituted Investor to whom an interest or portion of an interest of an Investor has been transferred (unless there is no change in beneficial ownership) or (6) the day as of which any amount is credited to or debited from the capital account of any Investor other than an amount to be credited to or debited from the capital accounts of all Investors in accordance with their respective Fund percentages. A Fund percentage will be determined for each Investor as of the start of each fiscal period by dividing the balance of such Investor's capital account as of the commencement of such period by the sum of the balances of all capital accounts of all Investors as of such date.

Allocation of Net Profits and Net Losses

Net profits or net losses of the Fund for each fiscal period will be allocated among and credited to or debited against the capital accounts of all Investors as of the last day of each fiscal period in accordance with Investors' respective Fund percentages for such fiscal period. Net profits or net losses will be measured as the net change in the value of the net assets of the Fund, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses during a fiscal period, before giving effect to any repurchases by the Fund of interests or portions of interests, and adjusted to exclude the amount of any insurance proceeds to be allocated among the capital accounts of the Investors and any items to be allocated among the capital accounts of the Investors other than in accordance with the Investors' respective Fund percentages, such as withholding taxes or other tax obligations.

Allocations for U.S. Federal income tax purposes generally will be made among the Investors so as to reflect equitably amounts credited or debited to each Investor's capital account for the current and prior fiscal years. Under the LLC Agreement, the Adviser has the discretion to allocate specially an amount of the Fund's capital gain and loss, including short-term capital gain and loss, for U.S. Federal income tax purposes to a withdrawing Investor to the extent that the Investor's capital account exceeds or is less than its U.S. Federal income tax basis in its interest.

Allocation of Special Items—Certain Withholding Taxes

Withholding taxes or other tax obligations incurred by the Fund which are attributable to any Investor will be debited against the capital account of such Investor as of the close of the fiscal period during which the Fund paid such obligation, and any amounts then or thereafter distributable to such Investor will be reduced by the amount of such taxes. If the amount of such taxes is greater than any such distributable amounts, the Investor and any successor to the Investor's interest is required to pay to the Fund, upon demand of the Fund, the amount of such excess.

Reserves

Appropriate reserves may be created, accrued and charged against net assets for contingent liabilities as of the date any such contingent liabilities become known to the Adviser or the Board. Reserves will be in such amounts, subject to increase or reduction, which the Board or the Adviser may deem necessary or appropriate. The amount of any reserve, or any increase or decrease therein, will be proportionately charged or credited, as appropriate, to the capital accounts of those Investors who are Investors at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such reserve, or any increase or decrease therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the capital accounts of all such Investors, the amount of such reserve, increase, or decrease shall instead be charged or credited to those Investors who, as determined by the Board, were Investors at the time of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their capital accounts at that time.

Voting

Each Investor will have the right to cast a number of votes based on the value of such Investor's respective capital account at any meeting of Investors called by the Board or Investors holding at least a majority of the total number of votes eligible to be cast by all Investors. Except for the exercise of their voting privileges, Investors will not be entitled to participate in the management or control of the Fund's business, and may not act for or bind the Fund.

APPLICATION FOR INTERESTS

Fund Distribution

Interests in the Fund are offered directly by the Fund and will not be offered or sold by or through any underwriter, broker or dealer. No sales load will be charged in connection with the purchase of interests in the Fund, nor will any fee be charged on the repurchase of an Investor's interests in the Fund in connection with any tender offer for interests.

Investor Suitability

An investment in the Fund involves a considerable amount of risk. Investors may lose money. Before making an investment decision, Investors should (i) consider the suitability of this investment with respect to their investment objectives and personal situation and (ii) consider factors such as their personal net worth, income, age, risk tolerance and liquidity needs. The Fund is an illiquid investment. Investors have no right to require the Fund to redeem their interests in the Fund.

Investor Qualifications

Only investment management clients of Mellon's Private Wealth Management Group are eligible to purchase interests of the Fund, and only as part of an asset management account maintained with Mellon, and then only if they are "accredited investors" as such term is defined in Regulation D under the 1933 Act. Currently, accredited investors include natural persons who (1) have a net worth (together with assets held jointly with a spouse) of more than $1,000,000; or (2) had an individual income in excess of $200,000 (or joint income with that person's spouse in excess of $300,000) in each of the two most recent years and has a reasonable expectation of maintaining that same income level in the current year. All of these persons are referred to in this Memorandum as "Qualified Investors." Existing Investors who purchase additional interests in the Fund and transferees of interests in the Fund may be required to represent that they meet the foregoing eligibility criterion at the time of the additional purchase. The relevant Investor qualifications will be set forth in an application to be provided to prospective Investors, which must be completed by each prospective Investor.

Application Terms

Both initial and additional applications for interests in the Fund may be accepted from Qualified Investors at such times as the Adviser may determine on the terms set forth below. The Fund may, in its discretion, suspend the offering of interests at any time or permit applications on a more frequent basis. The Fund reserves the right to reject any application for interests in the Fund. After the initial closing, initial applications and additional capital contributions generally will be accepted monthly. Sales of interests will be made only to Qualified Investors who have completed and returned an Investor application, and whose Investor application has been accepted, before a closing date.

The minimum required initial contribution to the capital of the Fund from each Investor is $50,000. The initial closing date for applications for interests in the Fund is April 1, 2005. The Fund, in its sole discretion, may accelerate or postpone the closing date. The Fund will not accept subscriptions from charitable remainder trusts. See "Tax Aspects—Unrelated Business Taxable Income."

Except with respect to interests acquired in the Conversion and as otherwise permitted by the Fund, initial and any additional contributions to the capital of the Fund by any Investor will be payable in cash, and all contributions must be transmitted by such time and in such manner as is specified in the application of the Fund. Initial and any additional contributions to the capital of the Fund will be payable in one installment and will be due before the proposed acceptance of the contribution, although the Fund may accept, in its discretion, an application before its receipt of cleared funds.

The LLC Agreement is annexed as Appendix A to this Memorandum and each new Investor will be bound by all of its terms by executing an Investor application. Each potential Investor also will be obligated to represent and warrant in the application, among other things, that such Investor is purchasing an interest for its own account, and not with a view to the distribution, assignment, transfer or other disposition of such interest.

Additional Sales

From time to time, the Fund may sell additional interests to Qualified Investors. In deciding whether to commence sales, the Fund will take into account all factors it considers relevant, including market conditions and the cash available to it for investment.

REDEMPTIONS, REPURCHASES OF INTERESTS AND TRANSFERS

No Right of Redemption

No Investor or other person holding an interest or a portion of an interest will have the right to require the Fund to redeem the interest or portion thereof. No public market exists for interests in the Fund, and none is expected to develop. With very limited exceptions, interests are not transferable and liquidity will be provided only through limited repurchase offers, which will be made in the Board's sole discretion. Consequently, Investors may not be able to liquidate their investment other than as a result of repurchases of interests by the Fund, as described below.

Repurchases of Interests

The Fund from time to time may offer to repurchase interests pursuant to written tenders by Investors. These repurchases will be made at such times and on such terms as may be determined by the Board, in its complete and exclusive discretion. In determining whether the Fund should repurchase interests or portions thereof from Investors pursuant to written tenders, the Board will consider the recommendation of the Adviser. The Adviser expects that it will recommend to the Board that the Fund offer to repurchase interests from Investors in December 2005 and, thereafter, twice each year, near mid-year and year-end. The Board also will consider the following factors, among others, in making such determination:

•	whether any Investors have requested to tender interests or portions thereof to the Fund;

•	the liquidity of the Fund's assets;

•	the investment plans and working capital requirements of the Fund;

•	the relative economies of scale with respect to the size of the Fund;

•	the history of the Fund in repurchasing interests or portions thereof;

•	the condition of the securities markets; and

•	the anticipated tax consequences of any proposed repurchases of interests or portions thereof.

The Board will determine that the Fund repurchase interests or portions thereof from Investors pursuant to written tenders only on terms they determine to be fair to the Fund and to all Investors or persons holding interests acquired from Investors as applicable. When the Board determines that the Fund will repurchase interests in the Fund or portions thereof, notice will be provided to each Investor describing the terms thereof, and containing information Investors should consider in deciding whether and how to participate in such repurchase opportunity. Investors who are deciding whether to tender their interests or portions thereof during the period that a repurchase offer is open may ascertain an estimated net asset value of their interest in the Fund from the Adviser during such period. No partial repurchase of an Investor's interest in the Fund will be made if such repurchase would cause the Investor to continue to own an interest with a value at the time of repurchase of less than $50,000. The LLC Agreement provides that the Fund shall be dissolved if the interest of any Investor that has submitted a written request to tender its entire interest for repurchase by the Fund has not been repurchased within a period of two years of such request.

Repurchases of interests or portions thereof from Investors by the Fund will be made for cash and will be effective after receipt by the Fund of all eligible written tenders of interests or portions thereof from Investors. The amount due to any Investor whose interest or portion thereof is repurchased will be equal to the value of the Investor's capital account or portion thereof based on the estimated net asset value of the Fund's assets as of the effective date of repurchase. Payment of the purchase price pursuant to a tender of interests will consist of, first, cash (the "cash payment") in an amount equal to at least 95% of the estimated unaudited net asset value of the interests tendered, determined as of the expiration date of the tender offer (the "expiration date"). Payment of such amount will be made promptly after the expiration date. Generally, payment pursuant to such a tender also will consist of a promissory note that, without approval by the Board, will bear no interest and is not transferable (the "note") entitling the holder thereof to a contingent payment equal to the excess, if any, of (a) the net asset value of the interests tendered as of the expiration date over (b) the cash payment. The note would be delivered to the tendering Investor promptly after the expiration date and would be payable generally no later than ten (10) days after the end of each fiscal year audit. The Fund does not impose any charges on a repurchase of interests or portion of interests in the Fund, although it may allocate to tendering Investors withdrawal or similar charges imposed by Investment Funds if the Adviser determined to withdraw from the Investment Fund as a result of a tender and such a charge was imposed on the Fund.

An Investor who tenders its entire interest to the Fund for repurchase generally will have a taxable event. Gain, if any, will be recognized by a tendering Investor only as and after the total proceeds received by such Investor exceed the Investor's adjusted tax basis in its interest. A loss, if any, may be recognized only after the tendering Investor has received full payment under the promissory note.

The Fund believes that repurchase offers generally will be beneficial to the Fund's Investors, and typically will be funded from available cash or sales of portfolio securities. However, payment for repurchased interests may require the Fund to liquidate portfolio holdings earlier than the Adviser otherwise would liquidate such holdings, potentially resulting in losses, and may increase the Fund's portfolio turnover. The Adviser intends to take measures to attempt to avoid or minimize such potential losses and turnover, and instead of liquidating portfolio holdings, may borrow money to finance repurchases of interests. If the Fund borrows to finance repurchases, interest on that borrowing will negatively affect Investors who do not tender their interests in a repurchase offer by increasing the Fund's expenses and reducing any net investment income. To the extent the Fund finances repurchase proceeds by selling Fund investments, the Fund may hold a larger proportion of its total assets in less liquid securities. Also, the sale of securities to fund repurchases could reduce the market price of those securities, which in turn would reduce the Fund's net asset value.

Repurchase of the Fund's interests will tend to reduce the amount of outstanding interests and, depending upon the Fund's investment performance, its net assets. A reduction in the Fund's net assets will tend to increase the Fund's expense ratio.

The Fund may repurchase an interest in the Fund or portion of an interest of an Investor or any person acquiring an interest or portion thereof from or through an Investor if:

•	such an interest or portion thereof has been transferred or such an interest or portion thereof has vested in any person by operation of law as the result of the death, dissolution, bankruptcy or incompetency of an Investor;

•	ownership of such an interest by an Investor or other person will cause the Fund to be in violation of, or require registration of any interest or portion thereof under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

•	continued ownership of such an interest may be harmful or injurious to the business or reputation of the Fund or the Adviser, or may subject the Fund or any Investors to an undue risk of adverse tax or other fiscal consequences;

•	any of the representations and warranties made by an Investor in connection with the acquisition of an interest in the Fund or portion thereof was not true when made or has ceased to be true; or

•	it would be in the best interests of the Fund, as determined by the Board, for the Fund to repurchase such an interest or portion thereof.

The Adviser may tender for repurchase in connection with any repurchase offer made by the Fund any interest that it holds in its capacity as an Investor.

Transfers of Interests

No person may become a substituted Investor without the written consent of the Adviser, which consent may be withheld for any reason in its sole and absolute discretion. Investor interests may be transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of an Investor or (ii) with the written consent of the Adviser, which may be withheld in its sole and absolute discretion and is expected to be granted, if at all, only in limited circumstances. Notice to the Fund of any proposed transfer must include evidence satisfactory to the Fund that the proposed transfer is exempt from registration under the 1933 Act and that the proposed transferee meets any requirements imposed by the Fund with respect to Investor eligibility and suitability, including the requirement that any Investor at the time of purchase be a Qualified Investor, and must be accompanied by a properly completed application.

Any transferee meeting the eligibility requirements that acquires an interest or portion thereof in the Fund by operation of law as the result of the death, dissolution, bankruptcy or incompetency of an Investor or otherwise, will be entitled to the allocations and distributions allocable to the interest so acquired and to transfer such interest in accordance with the terms of the LLC Agreement, but will not be entitled to the other rights of an Investor unless and until such transferee becomes a substituted Investor as provided in the LLC Agreement. If an Investor transfers an interest or portion thereof with the approval of the Board, the Fund will promptly take all necessary actions to admit such transferee or successor to the Fund as an Investor. Each Investor and transferee is required to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such transfer. If such a transferee does not meet the Investor eligibility requirements, the Fund reserves the right to redeem its interest.

By purchasing an interest in the Fund, each Investor has agreed to indemnify and hold harmless the Fund, the directors, the Adviser, each other Investor and any affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses, including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement, joint or several, to which such persons may become subject by reason of or arising from any transfer made by such Investor in violation of these provisions or any misrepresentation made by such Investor in connection with any such transfer.

CALCULATION OF NET ASSET VALUE

Net Asset Valuation

Net asset value of the Fund will be determined by or at the direction of the Adviser as of the close of business at the end of any fiscal period in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the Board.

The Board has approved procedures pursuant to which the Fund will value its investments in Investment Funds at fair value. In accordance with these procedures, fair value as of each fiscal period ordinarily will be the value determined as of such period for each Investment Fund in accordance with the Investment Fund's valuation policies and reported at the time of the Fund's valuation. As a general matter, the fair value of the Fund's interest in an Investment Fund will represent the amount that the Fund could reasonably expect to receive from an Investment Fund if the Fund's interest were redeemed at the time of valuation, based on information reasonably available at the time the valuation is made and that the Fund believes to be reliable. In the unlikely event that an Investment Fund does not report a value to the Fund on a timely basis at the end of a fiscal period, the Fund would determine the fair value of such Investment Fund based on the most recent value reported by the Investment Fund, as well any other relevant information available at the time the Fund values its portfolio.

Before investing in any Investment Fund, the Sub-Investment Adviser will conduct a due diligence review of the valuation methodology utilized by the Investment Fund, which as a general matter will utilize market values when available, and otherwise utilize principles of fair value that the Sub-Investment Adviser reasonably believes to be consistent with (but not necessarily the same as) those used by the Fund for valuing its own investments. After investing in an Investment Fund, the Adviser, with the assistance of the Sub-Investment Adviser, will monitor the valuation methodology used by the Investment Fund. Although the procedures approved by the Board provide that the Adviser will review the valuations provided by the Investment Managers, neither the Adviser nor the Board will be able to confirm independently the accuracy of valuations provided by such Investment Managers (which are unaudited, except for year-end valuations).

The Fund's valuation procedures require the Adviser to consider all relevant information available at the time the Fund values its portfolio. The Adviser and/or the Board will consider such information and the reliability of pricing information provided by the Investment Managers, and may conclude in certain circumstances that the information provided by the Investment Manager does not represent the fair value of the Fund's interests in the Investment Fund. In those circumstances, the Fund might value its interests in the Investment Fund at a discount or a premium to the value it receives from the Investment Fund. Although redemptions of interests in Investment Funds are subject to advance notice requirements, Investment Funds typically will make available net asset value information to holders which will represent the price at which, even in the absence of redemption activity, the Investment Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Investment Fund's governing documents, it would be necessary to effect a mandatory redemption. Following procedures adopted by the Board, in the absence of specific transaction activity in interests in a particular Investment Fund, the Fund would consider whether it was appropriate, in light of all relevant circumstances, to value such a position at its net asset value as reported at the time of valuation, or whether to adjust such value to reflect a premium or discount to net asset value. Any such decision would be made in good faith, and subject to the review and supervision of the Board.

The valuations reported by the Investment Managers, upon which the Fund calculates its net asset value, may be subject to later adjustment, based on information reasonably available at that time. For example, fiscal year-end net asset value calculations of the Investment Funds are audited by those Investment Funds' independent auditors and may be revised as a result of such audits. Other adjustments may occur from time to time.

Prospective Investors should be aware that situations involving uncertainties as to the valuation of portfolio positions could have an adverse effect on the Fund's average net assets if the Board's judgment regarding appropriate valuations should prove incorrect.

TAX ASPECTS

The following is a summary of certain aspects of the U.S. federal income taxation of the Fund and its Investors which should be considered by a prospective Investor. The Fund has not sought a ruling from the Internal Revenue Service (the "Service") or any other U.S. Federal, state or local agency with respect to any of the tax issues affecting the Fund, nor has it obtained an opinion of counsel with respect to any tax issues other than the characterization of the Fund as a partnership which is not a "publicly traded partnership" for U.S. Federal income tax purposes.

This summary of certain aspects of the Federal income tax treatment of the Fund is based upon the Code, judicial decisions, Treasury Regulations (the "Regulations") and rulings in existence on the date hereof, all of which are subject to change (possibly with retroactive effect). Except as otherwise noted below, this summary does not discuss the impact of various proposals to amend the Code which could change certain of the tax consequences of an investment in the Fund. This summary also does not discuss all of the tax consequences that may be relevant to a particular Investor, to all Investors that acquire interests other than for cash, to all Investors that are not United States persons within the meaning of the U.S. Federal income tax laws, or to certain Investors subject to special treatment under the Federal income tax laws, such as insurance companies.

Each prospective Investor should consult with its own tax adviser in order fully to understand the U.S. Federal, state, local and foreign income tax consequences of an investment in the Fund.

In addition to the particular matters set forth in this section, tax-exempt organizations should review carefully those sections of this Memorandum regarding liquidity and other financial matters to ascertain whether the investment objectives of the Fund are consistent with their overall investment plans. Each prospective tax-exempt Investor is urged to consult its own counsel regarding the acquisition of interests in the Fund.

Tax Treatment of Fund Operations

Classification of the Fund. The Fund has received an opinion from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Fund, that under the provisions of the Code and the Regulations, as in effect on the date of the opinion, the Fund will be treated as a partnership for U.S. Federal income tax purposes and not as an association taxable as a corporation.

Under Section 7704 of the Code, "publicly traded partnerships" are generally treated as corporations for U.S. Federal income tax purposes. A publicly traded partnership is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market, or the substantial equivalent thereof. Interests in the Fund will not be traded on an established securities market. Regulations concerning the classification of partnerships as publicly traded partnerships provide certain safe harbors under which interests in a partnership will not be considered readily tradable on a secondary market, or the substantial equivalent thereof. The Fund may not be eligible for any of those safe harbors.

The Regulations specifically provide that the fact that a partnership does not qualify for the safe harbors is disregarded for purposes of determining whether interests in a partnership are readily tradable on a secondary market, or the substantial equivalent thereof. Rather, in this event the partnership's status is examined under a general facts and circumstances test set forth in the Regulations. Counsel to the Fund has rendered its opinion that, under this "facts and circumstances" test, and based upon the anticipated operations of the Fund as well as the legislative history to Section 7704 and the text of the Regulations, interests in the Fund will not be readily tradable on a secondary market, or the substantial equivalent thereof, and, therefore, the Fund will not be treated as a publicly traded partnership taxable as a corporation.

Neither of the opinions of counsel described above, however, is binding on the Service or the courts. If it were determined that the Fund should be treated as an association or a publicly traded partnership taxable as a corporation for U.S. Federal income tax purposes, as a result of a successful challenge to such opinions by the Service, changes in the Code, the Regulations or judicial interpretations thereof, a material adverse change in facts, or otherwise, the taxable income of the Fund would be subject to corporate income tax when recognized by the Fund; distributions of such income, other than in certain repurchases of Fund interests, would be treated as dividend income when received by the Investors to the extent of the Fund's current or accumulated earnings and profits; and Investors would not be entitled to report profits or losses realized by the Fund.

UNLESS OTHERWISE INDICATED, REFERENCES IN THE FOLLOWING DISCUSSION TO THE TAX CONSEQUENCES OF FUND INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE DIRECT INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF THE FUND, AND THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF IT BEING A MEMBER OF AN INVESTMENT FUND.

As an entity that is properly classified as a partnership, the Fund is not itself subject to U.S. Federal income tax. For income tax purposes, each Investor will be treated as a partner of the Fund and, as such, will be taxed upon its distributive share of each item of the Fund's income, gain, loss and deductions allocated to the Fund (including from investments in other partnerships) for each taxable year of the Fund ending with or within the Investor's taxable year. Each item will have the same character to an Investor, and will generally have the same source (either United States or foreign), as though the Investor realized the item directly. Investors must report these items regardless of the extent to which, or whether, the Fund or Investors receive cash distributions for such taxable year, and thus may incur income tax liabilities unrelated to any distributions to or from the Fund.

Allocation of Profits and Losses. Under the LLC Agreement, the Fund's net capital appreciation or net capital depreciation for each fiscal period is allocated among the Investors and to their capital accounts without regard to the amount of income or loss actually recognized by the Fund for U.S. Federal income tax purposes. The LLC Agreement provides that items of income, deduction, gain, loss or credit actually recognized by the Fund for each fiscal year generally are to be allocated for income tax purposes among the Investors pursuant to Regulations issued under Sections 704(b) and 704(c) of the Code, based upon amounts of the Fund's net capital appreciation or net capital depreciation allocated to each Investor's capital account for the current and prior fiscal years.

The Fund may invest in Investment Funds that have taxable years that differ from the Fund's taxable year. This may result in a mismatching between the Fund's capital appreciation or depreciation for a fiscal period attributable to such Investment Funds, and the amount of taxable income or loss actually recognized by the Fund for such fiscal period attributable to such Investment Funds. This mismatch may cause entering or withdrawing Investors to be allocated more or less ordinary income or capital gain for income tax purposes than would be the case if such Investment Funds and the Fund had the same taxable year.

Under the LLC Agreement, the Adviser has the discretion to allocate specially an amount of the Fund's net capital gains or losses, including short-term capital gain or loss, for U.S. Federal income tax purposes, to a withdrawing Investor to the extent that the Investor's capital account exceeds or is less than its U.S. Federal income tax basis in its interest in the Fund. There can be no assurance that, if the Adviser makes such a special allocation, the Service will accept such allocation. If such allocation were successfully challenged by the Service, the Fund's gains or losses allocable to the remaining Investors would be changed.

Tax Elections; Returns; Tax Audits. The Code provides for optional adjustments to the basis of partnership property under Section 734 in connection with distributions of partnership property to a partner and under Section 743 in connection with transfers of partnership interests, including by reason of death, provided that a partnership election has been made pursuant to Section 754. Under the LLC Agreement, at the request of an Investor, the Adviser, in its sole discretion, may cause the Fund to make such an election. Any such election, once made, cannot be revoked without the Service's consent. The actual effect of any such election may depend on whether any Investment Fund also makes such an election. As a result of the complexity and added expense of the tax accounting required to implement such an election, the Adviser does not presently intend to make such election.

Under recently enacted legislation, an adjustment to the basis of partnership property under Section 734 is required in the case of a distribution of partnership property to a partner with respect to which there is a "substantial basis reduction". A substantial basis reduction would occur in connection with a distribution of partnership property to a partner if the distribution would result in a downward adjustment of more than $250,000 to the basis of partnership property under Section 734 if a Section 754 election were in effect. The recently enacted legislation further provides generally for mandatory adjustments to the basis of partnership property under Section 743 in the case of a transfer of a partnership interest if the partnership has a "substantial built-in loss" immediately after such transfer. A substantial built-in loss would exist if the partnership’s adjusted basis in its property exceeds the fair market value of the property by more than $250,000. The legislation provides that an "electing investment partnership" is not treated as having a substantial built-in loss, and thus is not required to make basis adjustments to partnership property under Section 743, in the case of a transfer of a partnership interest. The Fund does not anticipate that it will qualify as an electing investment partnership and can provide no assurance as to whether any given Investment Fund will qualify as an electing investment partnership.

The Adviser decides how to report the Fund's tax items on the Fund's tax returns, and all Investors are required under the Code to treat the items consistently on their own returns, unless they file a statement with the Service disclosing the inconsistency. Given the uncertainty and complexity of the tax laws, it is possible that the Service may not agree with the manner in which the Fund’s items have been reported. In the event the income tax returns of the Fund are audited by the Service, the tax treatment of the Fund's income and deductions generally is determined at the Fund level in a single proceeding rather than by individual audits of the Investors. The Adviser is designated as the Fund's "Tax Matters Partner" in the LLC Agreement. As such, it has considerable authority to make decisions affecting the tax treatment and procedural rights of all Investors. In addition, the Tax Matters Partner has the authority to bind certain Investors to settlement agreements and the right on behalf of all Investors to extend the statute of limitations relating to the Investors' tax liabilities with respect to the Fund's tax items.

Tax Consequences to a Withdrawing Investor

An Investor who tenders its entire interest to the Fund for repurchase generally will recognize capital gain or loss to the extent of the difference between the proceeds received by such Investor (consisting of the 95% cash payment and the principal payment under the note) and such Investor's adjusted tax basis in its interest. Gain, if any, will be recognized by a tendering Investor only as and after the total proceeds received by such Investor exceed the Investor's adjusted tax basis in its interest. A loss, if any, may be recognized only after the tendering Investor has received full payment under the note. Such capital gain or loss will be short-term, long-term, or some combination of both, depending upon the timing of the Investor’s contributions to the Fund. However, a withdrawing Investor will recognize ordinary income to the extent such Investor's allocable share of the Fund's "unrealized receivables" exceeds the Investor's basis in such unrealized receivables, as determined pursuant to the Regulations. For these purposes, accrued but untaxed market discount, if any, on securities held by the Fund will be treated as an unrealized receivable with respect to the withdrawing Investor. An Investor receiving a cash nonliquidating distribution will recognize income in a similar manner only to the extent that the amount of the distribution exceeds such Investor's adjusted tax basis in its interest in the Fund.

As discussed above, the LLC Agreement provides that the Adviser may specially allocate items of Fund capital gain, including short-term capital gain, to a withdrawing Investor to the extent its liquidating distribution would otherwise exceed its adjusted tax basis in its Fund interest. Such a special allocation may result in the withdrawing Investor recognizing capital gain, which may include short-term gain, in the Investor's last taxable year in the Fund, thereby reducing the amount of long-term capital gain recognized during the taxable year in which it receives its liquidating distribution upon withdrawal.

Distribution of Property

A partner's receipt of a distribution of property from a partnership is generally not taxable. However, under Section 731 of the Code, a distribution consisting of marketable securities generally is treated as a distribution of cash (rather than property) unless the distributing partnership is an "investment partnership" within the meaning of Section 731(c)(3)(C)(i) of the Code and the recipient is an "eligible partner" within the meaning of Section 731(c)(3)(C)(iii) of the Code. The Fund will determine at the appropriate time whether it qualifies as an "investment partnership." Assuming it so qualifies, if an Investor is an "eligible partner," which term should include an Investor whose contributions to the Fund consisted solely of cash, the recharacterization rule described above would not apply.

Tax Treatment of Fund Investments

In General. The Fund in its own right directly or through the Investment Funds expects to act as a trader, or investor or both, and not as a dealer, with respect to its securities transactions. A trader and an investor are persons who buy and sell securities for their own accounts. A dealer, on the other hand, is a person who purchases securities for resale to customers rather than for investment or speculation.

Generally, the gains and losses realized by a trader or an investor on the sale of securities are capital gains and losses. Thus, subject to the treatment of certain currency exchange gains as ordinary income and certain other transactions described below, the Fund expects that its gains and losses from its securities transactions typically will be capital gains and capital losses. See "Tax Aspects—Currency Fluctuations—'Section 988' Gains or Losses" below and certain other transactions described below. These capital gains and losses may be long-term or short-term depending, in general, upon the length of time a particular investment position is maintained and, in some cases, upon the nature of the transaction. Property held for more than one year generally will be eligible for long-term capital gain or loss treatment. The application of certain rules relating to short sales, to constructive sales, to so-called "straddle" and "wash sale" transactions and to "Section 1256 Contracts" may serve to alter the manner in which the holding period for a security is determined or may otherwise affect the characterization as long-term or short-term, and also the timing of the realization, of certain gains or losses. Moreover, the straddle rules and short sale rules may require the capitalization of certain related expenses.

Under the Code, the maximum ordinary income tax rate for individuals is 35% for calendar year 2003 and thereafter. However, a legislative "sunset" provision will result in the top rate being restored to 39.6% in calendar year 2011. Under the Code, however, certain dividend income recognized in taxable years beginning before January 1, 2009 will be taxable at a preferential maximum rate of 15%.

The maximum individual income tax rate for long-term capital gains is generally 15% for gains recognized before January 1, 2009 (and 20% for gains recognized in other periods), unless the taxpayer elects to be taxed at ordinary rates. Short-term capital gains are taxed at ordinary income tax rates. In any case, the actual rate imposed on income and gains may be higher due to the phase out of certain tax deductions and exemptions. See "Tax Aspects—Limitation on Deductibility of Interest and Short Sale Expenses" below. The excess of capital losses over capital gains may be offset against the ordinary income of an individual taxpayer, subject to an annual deduction limitation of $3,000. Capital losses of an individual taxpayer generally may not be carried back but may be carried forward indefinitely. For corporate taxpayers, the maximum income tax rate is 35%. Capital losses of a corporate taxpayer may be offset only against capital gains, but unused capital losses may be carried back three years, subject to certain limitations, and carried forward five years.

The Fund may realize ordinary income from accruals of interest and dividends on securities. The Fund through the Investment Funds may hold debt obligations with "original issue discount." In such case, the Fund would be required to include amounts in taxable income on a current basis even though receipt of such amounts may occur in a subsequent year. The Fund through the Investment Funds also may acquire debt obligations with "market discount." Upon disposition of such an obligation, the Fund generally would be required to treat gain realized as interest income to the extent of the market discount which accrued during the period the debt obligation was held. The Fund may realize ordinary income or loss with respect to its investments in partnerships engaged in a trade or business. Income or loss from transactions involving Derivatives, such as swap transactions, also may constitute ordinary income or loss, and in certain cases, such income may be recognizable prior to the receipt of cash associated with such income. In addition, periodic amounts payable by the Investment Funds in connection with equity swaps, interest rate swaps, caps, floors and collars likely would be considered "miscellaneous itemized deductions" which, for a noncorporate Investor, may be subject to restrictions on their deductibility. See "Tax Aspects—Deductibility of Fund Investment Expenditures by Noncorporate Investors" below. Moreover, gain recognized from certain "conversion transactions" will be treated as ordinary income.1

Currency Fluctuations—"Section 988" Gains or Losses. The amount of gain or loss on securities denominated in a foreign currency frequently will be affected by the fluctuation in the value of such foreign currencies relative to the value of the dollar. Generally, gains or losses with respect to investments in common stock of foreign issuers will be taxed as capital gains or losses at the time of the disposition of such stock. However, under Section 988 of the Code, gains and losses on the acquisition and disposition of foreign currency (e.g., the purchase of foreign currency and subsequent use of the currency to acquire stock) will be treated as ordinary income or loss. Moreover, under Section 988, gains or losses on disposition of debt securities denominated in a foreign currency to the extent attributable to fluctuation in the value of the foreign currency between the date of acquisition of the debt security and the date of disposition will be treated as ordinary income or loss. Similarly, gains or losses attributable to fluctuations in exchange rates that occur between the time the taxpayer accrues interest or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time the taxpayer actually collects such receivables or pays such liabilities may be treated as ordinary income or ordinary loss.

As indicated above, the Fund through the Investment Funds may acquire foreign currency forward contracts, enter into foreign currency futures contracts and acquire put and call options on foreign currencies. See "Types of Investments and Related Risk Factors—Foreign Currency Transactions." Generally, foreign currency regulated futures contracts and option contracts that qualify as "Section 1256 Contracts" (see "Tax Aspects—Section 1256 Contracts" below), will not be subject to ordinary income or loss treatment under Section 988. However, if the Fund acquires currency futures contracts or option contracts that are not Section 1256 Contracts, or any currency forward contracts, any gain or loss realized by the Fund with respect to such instruments will be ordinary, unless (i) the contract is a capital asset in the hands of the Fund and is not a part of a straddle transaction and (ii) an election is made (by the close of the day the transaction is entered into) to treat the gain or loss attributable to such contract as capital gain or loss.

____________________

[1]	Generally, a conversion transaction is one of several enumerated transactions where substantially all of the taxpayer's return is attributable to the time value of the net investment in the transaction. The enumerated transactions are (i) the holding of any property, whether or not actively traded, and entering into a contract to sell such property, or substantially identical property, at a price determined in accordance with such contract, but only if such property was acquired and such contract was entered into on a substantially contemporaneous basis, (ii) certain straddles, (iii) generally any other transaction that is marketed or sold on the basis that it would have the economic characteristics of a loan but the interest-like return would be taxed as capital gain or (iv) any other transaction specified in the Regulations.

Section 1256 Contracts. In the case of "Section 1256 Contracts," the Code generally applies a "mark to market" system of taxing unrealized gains and losses on such contracts and otherwise provides for special rules of taxation. Under these rules, Section 1256 Contracts, which include certain regulated futures contracts, foreign currency forward contracts and certain options contracts, held at the end of each taxable year are treated for U.S. Federal income tax purposes as if they were sold by the holder for their fair market value on the last business day of such taxable year. The net gain or loss, if any, resulting from such deemed sales, known as "marking to market," together with any gain or loss resulting from actual sales of Section 1256 Contracts, must be taken into account by the holder in computing its taxable income for such year. If a Section 1256 Contract held at the end of a taxable year is sold in the following year, the amount of any gain or loss realized on such sale will be adjusted to reflect the gain or loss previously taken into account under the "mark to market" rules.

Capital gains and losses from such Section 1256 Contracts generally are characterized as short-term capital gains or losses to the extent of 40% thereof and as long-term capital gains or losses to the extent of 60% thereof. Such gains and losses will be taxed under the general rules described above. Gains and losses from certain foreign currency transactions will be treated as ordinary income and losses. See "Tax Aspects—Currency Fluctuations—'Section 988' Gains or Losses." If an individual taxpayer incurs a net capital loss for a year, the portion thereof, if any, which consists of a net loss on "Section 1256 Contracts" may, at the election of the taxpayer, be carried back three years. Losses so carried back may be deducted only against net capital gain to the extent that such gain includes gains on "Section 1256 Contracts."

Mixed Straddle Election. The Code allows a taxpayer to elect to offset gains and losses from positions which are part of a "mixed straddle." A "mixed straddle" is any straddle in which one or more but not all positions are Section 1256 Contracts.

Pursuant to Temporary Regulations, the Fund (and any Investment Fund) may be eligible to elect to establish one or more mixed straddle accounts for certain of its mixed straddle trading positions. The mixed straddle account rules require a daily "marking to market" of all open positions in the account and a daily netting of gains and losses from positions in the account. At the end of a taxable year, the annual net gains or losses from the mixed straddle account are recognized for tax purposes. The application of the Temporary Regulations' mixed straddle account rules is not entirely clear. Therefore, there is no assurance that a mixed straddle account election by the Fund will be accepted by the Service.

Short Sales. Gain or loss from a short sale of property is generally considered as capital gain or loss to the extent the property used to close the short sale constitutes a capital asset in the taxpayer's hands. Except with respect to certain situations where the property used to close a short sale has a long-term holding period on the date of the short sale, special rules would generally treat the gains on short sales as short-term capital gains. Moreover, a loss on a short sale will be treated as a long-term capital loss if, on the date of the short sale, "substantially identical property" has been held by the taxpayer for more than one year. These rules also may terminate the running of the holding period of "substantially identical property" held by the taxpayer.

Gain or loss on a short sale will generally not be realized until such time that the short sale is closed. However, if the Fund holds a short sale position with respect to stock, certain debt obligations or partnership interests that has appreciated in value and then acquires property that is the same as or substantially identical to the property sold short, the Fund generally will recognize gain on the date it acquires such property as if the short sale were closed on such date with such property. Similarly, if the Fund holds an appreciated financial position with respect to stock, certain debt obligations or partnership interests and then enters into a short sale with respect to the same or substantially identical property, the Fund generally will recognize gain as if the appreciated financial position were sold at its fair market value on the date it enters into the short sale. The subsequent holding period for any appreciated financial position that is subject to the constructive sale rules will be determined as if such position were acquired on the date of the constructive sale.

Constructive Ownership Transactions. The Fund may indirectly gain exposure to Investment Funds and other "pass-thru" investment vehicles through the use of certain Derivatives (including long positions in a notional principal contract, forward or futures contracts, the simultaneous holding of a call option and granting of a put option with substantially equal strike prices and maturity dates, and other similar Derivatives that may be prescribed under future Treasury Regulations). If the Fund enters into a Derivative of this kind, any long-term capital gain from the Derivative will be recharacterized as ordinary income to the extent the gain exceeds the long-term capital gain the Fund would have realized had it held the relevant Investment Fund or pass-thru investment vehicle directly. Further, the portion of the gain which is recharacterized as ordinary income will be treated as having accrued over the term of the relevant Derivative such that an Investor in the Fund, for a taxable year that such a Derivative is outstanding, may incur an interest charge with respect to any underpayment of tax that would have resulted had the ordinary income been included on the Investor's tax return for such year.

Effect of Straddle Rules on Investors' Securities Positions. The Service may treat certain positions in securities held, directly or indirectly, by an Investor and its indirect interest in similar securities held by the Fund as "straddles" for U.S. Federal income tax purposes. The application of the "straddle" rules in such a case could affect an Investor's holding period for the securities involved and may defer the recognition of losses with respect to such securities.2

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[2]	The Fund will not generally be in a position to furnish to investors information regarding the securities positions of its Investment Funds which would permit an investor to determine whether its transactions in securities, which are also held by such Investment Funds, should be treated as offsetting positions for purposes of the straddle rules.

Lending Portfolio Securities. If the Fund lends securities from its portfolio to brokers, dealers and other financial institutions, the Fund will not recognize gain or loss, either when the securities are transferred to the borrower or when they are returned to the Fund, provided that, under the terms of the lending agreement (i) the borrower is required to return securities identical to the securities loaned and make payments to the Fund of amounts equivalent to all interest, dividends, and other distributions ("substitute payments") which the Fund, as owner of the securities, is entitled to receive during the term of the lending transaction, and (ii) the Fund's risk of loss or opportunity for gain with respect to the loaned securities is not reduced. Proposed Treasury regulations would require that the lending agreement be in writing and that the agreement be terminable by the Fund upon notice of not more than five business days.

The substitute payments received by the Fund are sourced (either U.S. source or foreign source) by reference to the source of the payments (dividend or interest) they replace. Substitute interest or dividend payments generally have the same character as interest or dividend income, respectively, for purposes of determining the tax liability of and withholding of taxes with respect to a foreign person and the application of income tax treaties. Proposed Treasury regulations indicate that for other purposes the substitute payments shall be treated as a fee for the temporary use of property, and not as interest or dividend income. Accordingly, for other purposes, including the dividends received deduction, the application of preferential rates applicable to certain dividends and the foreign tax credit provisions, the substitute payments may not be treated as interest and dividends. Nevertheless, any substitute payments made to the Fund enjoy the same general exemption from unrelated business taxable income as the interest and dividends they replace so long as the lending agreement contains certain provisions, including reasonable procedures to implement the borrower's obligation to furnish the Fund with collateral that at all times has a value at least equal to the value of the loaned securities.

Limitation on Deductibility of Interest and Short Sale Expenses. For noncorporate taxpayers, Section 163(d) of the Code limits the deduction for "investment interest" (i.e., interest or short sale expenses for "indebtedness properly allocable to property held for investment"). Investment interest is not deductible in the current year to the extent that it exceeds the taxpayer's "net investment income," consisting of net gain and ordinary income derived from investments in the current year less certain directly connected expenses (other than interest or short sale expenses). For this purpose, any long-term capital gain and any dividend income eligible for taxation at the preferential rates is excluded from net investment income unless the taxpayer elects to pay tax on such amounts at ordinary non-preferential income tax rates.

For purposes of this provision, the Fund's activities will be treated as giving rise to investment income for an Investor, and the investment interest limitation would apply to a noncorporate Investor's share of the interest and short sale expenses attributable to the Fund's operation. In such case, a noncorporate Investor would be denied a deduction for all or part of that portion of its distributive share of the Fund's ordinary losses attributable to interest and short sale expenses unless it had sufficient investment income from all sources including the Fund. An Investor that could not deduct losses currently as a result of the application of Section 163(d) would be entitled to carry forward such losses to future years, subject to the same limitation. The investment interest limitation would also apply to interest paid by a noncorporate Investor on money borrowed to finance its investment in the Fund. Potential Investors are advised to consult with their own tax advisers with respect to the application of the investment interest limitation in their particular tax situations.

Deductibility of Fund Investment Expenditures by Noncorporate Investors. Investment expenses (e.g. investment advisory fees) of an individual, trust or estate are deductible only to the extent that such expenses exceed 2% of adjusted gross income.3 Further, in the case of an Investor that is a partnership having 100 or more partners and which has elected to be treated as an "electing large partnership," 70% of such deductions will be disallowed, although the remaining deductions generally will be allowed at the partnership level and will not be subject to the 2% floor that would otherwise be applicable to individual Investors. In addition, the Code further restricts the ability of an individual with an adjusted gross income in excess of a specified amount, for 2005, $145,950 or $72,975 for a married person filing a separate return, to deduct such investment expenses. Under such provision, investment expenses in excess of 2% of adjusted gross income may only be deducted to the extent such excess expenses, along with certain other itemized deductions, exceed the lesser of (i) 3% of the excess of the individual's adjusted gross income over the specified amount or (ii) 80% of the amount of certain itemized deductions otherwise allowable for the taxable year.4 Moreover, such investment expenses are miscellaneous itemized deductions which are not deductible by a noncorporate taxpayer in calculating its alternative minimum tax liability.

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[3]	However, Section 67(e) of the Code provides that, in the case of a trust or an estate, such limitation does not apply to deductions or costs which are paid or incurred in connection with the administration of the estate or trust and would not have been incurred if the property were not held in such trust or estate. There is a disagreement among various federal Courts of Appeal on the question of whether the investment advisory fees incurred by a trust are exempt (under Section 67(e)) from the 2% of adjusted gross income floor on deductibility. Investors that are trusts or estates should consult their tax advisers as to the applicability of these cases to the investment expenses that are allocated to them.

[4]	Under legislation enacted in 2001, the limitation on itemized deductions just described will be reduced starting in calendar year 2006 and will be completely eliminated in 2010. However, this legislation contains a "sunset" provision that will result in this limitation on itemized deductions being fully restored in 2011.

Pursuant to Temporary Regulations issued by the Treasury Department, these limitations on deductibility should not apply to a noncorporate Investor's share of the expenses of the Fund to the extent that such expenses are allocable to an Investment Fund that is considered to be in a trade or business within the meaning of the Code. These limitations will apply, however, to a noncorporate Investor's share of the investment expenses of the Fund to the extent that such expenses are allocable to an Investment Fund that is not considered to be in a trade or business within the meaning of the Code.

Although the Fund intends to treat the trade or business related expenses as not being subject to the foregoing limitations on deductibility, there can be no assurance that the Service will not treat such items as investment expenses which are subject to the limitations.

The consequences of these limitations will vary depending upon the particular tax situation of each taxpayer. Accordingly, noncorporate Investors should consult their tax advisers with respect to the application of these limitations.

No deduction is allowed for sales loads paid by an Investor to acquire an interest in the Fund; instead any such fees will be included in the Investor's adjusted tax basis for its interest in the Fund.

Application of Rules for Income and Losses from Passive Activities. The Code restricts the deductibility of losses from a "passive activity" against certain income which is not derived from a passive activity. This restriction applies to individuals, personal service corporations and certain closely held corporations. Pursuant to Temporary Regulations issued by the Treasury Department, income or loss from the Fund's securities investment and trading activity generally will not constitute income or loss from a passive activity. Therefore, passive losses from other sources generally could not be deducted against an Investor's share of income and gain from the Fund. Income or loss attributable to investments in partnerships engaged in a trade or business may constitute passive activity income or loss.

"Phantom Income" from Certain Foreign Equity Investments. Pursuant to various "anti-deferral" provisions of the Code (the "Subpart F" and "passive foreign investment company" ("PFIC") provisions), investments, if any, by the Fund through the Investment Funds in certain foreign corporations may cause an Investor to (i) recognize taxable income prior to the Fund's receipt of distributable proceeds, (ii) pay an interest charge on receipts that are deemed as having been deferred or (iii) recognize ordinary income that, but for the "anti-deferral" provisions, would have been treated as capital gain.

It should be noted that dividends paid by a PFIC are not eligible for taxation at preferential rates that apply to certain dividends from domestic corporations and certain other foreign corporations.

Foreign Taxes. It is possible that certain dividends, interest and other amounts received from sources within foreign countries will be subject to withholding taxes imposed by such countries. In addition, some foreign countries may impose capital gains taxes on certain securities transactions involving foreign issuers. Tax treaties between certain countries and the United States may reduce or eliminate such taxes.

The Fund will inform Investors of their proportionate share of the foreign taxes paid or incurred by the Fund, or an Investment Fund, that Investors will be required to include in their income. The Investors generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits), or, if they itemize their deductions, a deduction (subject to the limitations generally applicable to deductions) for their share of such foreign taxes in computing their U.S. Federal income taxes. An Investor that is tax exempt will not ordinarily benefit from such credit or deduction.

Unrelated Business Taxable Income

Generally, an exempt organization (such as an employee benefit plan, individual retirement account ("IRA") or 401(k) or Keogh Plan) is exempt from U.S. Federal income tax on its passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership in which it is a partner.5

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[5]	With certain exceptions, tax-exempt organizations which are private foundations are subject to a 2% Federal excise tax on their "net investment income." The rate of the excise tax for any taxable year may be reduced to 1% if the private foundation meets certain distribution requirements for the taxable year. A private foundation will be required to make payments of estimated tax with respect to this excise tax.

This general exemption from tax does not apply to the unrelated business taxable income ("UBTI") of an exempt organization. Generally, except as noted above with respect to certain categories of exempt trading activity, UBTI includes income or gain derived, either directly or through partnerships, from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization's exempt purpose or function. UBTI also includes "unrelated debt-financed income," which generally consists of (i) income derived by an exempt organization, directly or through a partnership, from income-producing property with respect to which there is "acquisition indebtedness" at any time during the taxable year, and (ii) gains derived by an exempt organization, directly or through a partnership, from the disposition of property with respect to which there is "acquisition indebtedness" at any time during the 12-month period ending with the date of such disposition. With respect to its investments in partnerships engaged in a trade or business, the Fund's income, or loss, from these investments may constitute UBTI.

The Fund through the Investment Funds may incur "acquisition indebtedness" with respect to certain transactions, such as the purchase of securities on margin. Based upon a published ruling issued by the Service which generally holds that income and gain with respect to short sales of publicly traded stock does not constitute income from debt-financed property for purposes of computing UBTI, the Fund will treat its short sales of securities as not involving "acquisition indebtedness" and therefore not generating UBTI.6 To the extent the Fund recognizes income (i.e., dividends and interest) from securities with respect to which there is "acquisition indebtedness" during a taxable year, the percentage of such income which will be treated as UBTI generally will be based on the percentage which the "average acquisition indebtedness" incurred with respect to such securities is of the "average amount of the adjusted basis" of such securities during the taxable year.

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[6]	Moreover, income realized from option writing and futures contract transactions generally would not constitute UBTI.

To the extent the Fund recognizes capital gain from securities with respect to which there is "acquisition indebtedness" at any time during the 12-month period ending with the date of their disposition, the percentage of such gain which will be treated as UBTI will be based on the percentage which the highest amount of such "acquisition indebtedness" is of the "average amount of the adjusted basis" of such securities during the taxable year. In determining the unrelated debt-financed income of the Fund, an allocable portion of deductions directly connected with the Fund's debt-financed property is taken into account. Thus, for instance, a percentage of capital losses from debt-financed securities, based on the debt/basis percentage calculation described above, would offset gains treated as UBTI.

Since the calculation of the Fund's "unrelated debt-financed income" is complex and will depend in large part on the amount of leverage, if any, used by the Investment Funds from time to time,7 it is impossible to predict what percentage of the Fund's income and gains will be treated as UBTI for an Investor that is an exempt organization. An exempt organization's share of the income or gains of the Fund which is treated as UBTI may not be offset by losses of the exempt organization either from the Fund or otherwise, unless such losses are treated as attributable to an unrelated trade or business (e.g., losses from securities for which there is acquisition indebtedness).

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[7]	The calculation of a particular exempt organization's UBTI would also be affected if it incurs indebtedness to finance its investment in the Fund. An exempt organization is required to make estimated tax payments with respect to its UBTI.

To the extent that the Fund generates UBTI, the applicable U.S. Federal tax rate for a particular Investor generally would be either the corporate or trust tax rate depending upon the nature of the particular exempt organization. An exempt organization may be required to substantiate, to the satisfaction of the Service, the method used to calculate its UBTI. The Fund will be required to report to an Investor which is an exempt organization information as to the portion, if any, of its income and gains from the Fund for each year which will be treated as UBTI. The calculation of such amount with respect to transactions entered into by the Fund is highly complex, and there is no assurance that the Fund's calculation of UBTI will be accepted by the Service.

In general, if UBTI is allocated to an exempt organization such as a qualified retirement plan or a private foundation, the portion of the Fund's income and gains which is not treated as UBTI will continue to be exempt from tax, as will the organization's income and gains from other investments which are not treated as UBTI. Therefore, the possibility of realizing UBTI from its investment in the Fund generally should not affect the tax-exempt status of such an exempt organization.8 However, a charitable remainder trust will not be exempt from U.S. Federal income tax under Section 664(c) of the Code for any year in which it has UBTI. A title-holding company will not be exempt from tax if it has certain types of UBTI. Moreover, the charitable contribution deduction for a trust under Section 642(c) of the Code may be limited for any year in which the trust has UBTI.

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[8]	Certain exempt organizations which realize UBTI in a taxable year will not constitute "qualified organizations" for purposes of Section 514(c)(9)(B)(vi)(I) of the Code, pursuant to which, in limited circumstances, income from certain real estate partnerships in which such organizations invest might be treated as exempt from UBTI. A prospective tax-exempt Investor should consult its tax adviser in this regard.

An exempt organization (including an IRA) may be required to make tax payments, including estimated tax payments, and file an income tax return for any taxable year in which it has UBTI. To file the return, it may be necessary for the exempt organization to obtain an Employer Identification Number. A prospective Investor should consult its tax adviser with respect to the tax consequences of receiving UBTI from the Fund. See also "ERISA Considerations."

Certain Issues Pertaining to Specific Exempt Organizations

Private Foundations. Private foundations and their managers are subject to excise taxes if they invest "any amount in such a manner as to jeopardize the carrying out of any of the foundation's exempt purposes." This rule requires a foundation manager, in making an investment, to exercise "ordinary business care and prudence" under the facts and circumstances prevailing at the time of making the investment, in providing for the short-term and long-term needs of the foundation to carry out its exempt purposes. The factors which a foundation manager may take into account in assessing an investment include the expected rate of return, both income and capital appreciation, the risks of rising and falling price levels, and the need for diversification within the foundation's portfolio.

In order to avoid the imposition of an excise tax, a private foundation may be required to distribute on an annual basis its "distributable amount," which includes, among other things, the private foundation's "minimum investment return," defined as 5% of the excess of the fair market value of its nonfunctionally related assets (defined to include assets not used or held for use in carrying out the foundation's exempt purposes), over certain indebtedness incurred by the foundation in connection with such assets. It appears that a foundation's investment in the Fund would most probably be classified as a nonfunctionally related asset. A determination that an interest in the Fund is a nonfunctionally related asset could conceivably cause cash flow problems for a prospective Investor which is a private foundation. Such an organization could be required to make distributions in an amount determined by reference to unrealized appreciation in the value of its interest in the Fund. Of course, this factor would create less of a problem to the extent that the value of the investment in the Fund is not significant in relation to the value of other liquid assets held by a foundation.

In some instances, an investment in the Fund by a private foundation may be prohibited by the "excess business holdings" provisions of the Code. For example, if a private foundation, either directly or together with a "disqualified person," acquires more than 20% of the capital interest or profits interest of the Fund, the private foundation may be considered to have "excess business holdings." If this occurs, such foundation may be required to divest itself of its interest in the Fund in order to avoid the imposition of an excise tax. However, the excise tax will not apply if at least 95% of the gross income from the Fund is "passive" within the applicable provisions of the Code and Regulations. Although there can be no assurance, the Adviser believes that the Fund will meet this 95% gross income test.

A substantial percentage of investments of certain "private operating foundations" may be restricted to assets directly devoted to their tax-exempt purposes. Otherwise, generally, rules similar to those discussed above govern their operations.

Qualified Retirement Plans. Employee benefit plans subject to the provisions of ERISA, IRAs and Keogh Plans should consult their counsel as to the implications of such an investment under ERISA. See "Tax Aspects--Unrelated Business Taxable Income" and "ERISA Considerations."

Endowment Funds. Investment managers of endowment funds should consider whether the acquisition of an interest in the Fund is legally permissible. This is not a matter of U.S. Federal law, but is determined under state statutes. It should be noted, however, that under the Uniform Management of Institutional Funds Act, which has been adopted, in various forms, by a large number of states, participation in investment funds or similar organizations in which funds are commingled and investment determinations are made by persons other than the governing board of the endowment fund is allowed.

Legislative Proposals

It is anticipated that proposals will be initiated by the Bush Administration and Congress that would affect the tax consequences described herein. It is not possible to predict at this time the extent to which any of these proposals will be enacted by Congress and, if enacted, what their final form and effective dates will be. In addition, other proposals could be enacted that would change the tax consequences described herein of an investment in the Fund. Prospective Investors should consult their own tax advisers regarding the status of these proposed changes and the effect, if any, on their investment in the Fund.

Disclosure Provisions

Provisions of the Code and Treasury Regulations (the "Disclosure Provisions") intended to address so-called tax shelters and other potentially tax-motivated transactions require participants in a "reportable transaction" to disclose certain information about the transaction on IRS Form 8886 and retain information relating to the transaction. "Material advisors" with respect to a reportable transaction are also required to disclosure certain information about the transaction to the Service and are required to maintain lists identifying the transaction investors and furnish to the Service upon demand such investor information as well as detailed information regarding the transactions. A transaction may be a "reportable transaction" based upon any of several indicia, including the existence of confidentiality agreements, certain indemnity arrangements, potential for recognizing investment or other losses, tax credits pertaining to assets having a brief holding period, or significant book-tax differences, one or more of which may be present with respect to or in connection with an investment in or by the Fund. In addition, the Disclosure Provisions could be interpreted to cover and require reporting of transactions that are generally not considered tax shelters, including certain foreign currency transactions. Significant penalties may apply upon a failure to comply with these disclosure and/or list maintenance requirements, and with respect to understatements of tax resulting from participation in certain reportable transactions. Investors are urged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment in the Fund and should be aware that the Fund, the Adviser and the Sub-Investment Adviser intend to comply with the disclosure and list maintenance requirements under the Disclosure Provisions if they determine that they apply to the Fund. Disclosure of a transaction to the Service does not indicate that the transaction or any claimed tax benefits pertaining to the transaction have been reviewed, examined or approved by the Service.

State and Local Taxation

In addition to the U.S. Federal income tax consequences described above, prospective Investors should consider potential state and local tax consequences of an investment in the Fund. State and local tax laws differ in the treatment of limited liability companies such as the Fund. A few jurisdictions may impose entity level taxes on a limited liability company if it is found to have sufficient contact with that jurisdiction. Such taxes are frequently based on the income and capital of the entity that is allocated to the jurisdiction. Although there can be no assurance, the Fund intends to conduct its activities so that it will not be subject to entity level taxation by any state or local jurisdiction.

State and local laws often differ from U.S. Federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. An Investor's distributive share of the taxable income or loss of the Fund generally will be required to be included in determining its reportable income for state and local tax purposes in the jurisdiction in which it is a resident.

Further, if an Investment Fund conducts business or other activities in a jurisdiction, then an Investor that is not a resident of that jurisdiction may nevertheless be subject to tax in that jurisdiction on its share of the Fund's income attributable to those activities of the Investment Fund and may be required to file income tax or other returns in that jurisdiction. Prospective Investors should consult their tax advisers with respect to the availability of a credit for such tax in the jurisdiction in which that Investor is a resident.

Each prospective corporate Investor should consult its tax adviser with regard to the state and local tax consequences of an investment in the Fund.

ERISA CONSIDERATIONS

Persons who are fiduciaries with respect to an employee benefit plan or other arrangement subject to the Employee Retirement Income Security Act of 1974, as amended (an "ERISA Plan" and "ERISA," respectively), and persons who are fiduciaries with respect to an IRA or Keogh Plan, which is not subject to ERISA but is subject to the prohibited transaction rules of Section 4975 of the Code (together with ERISA Plans, "Benefit Plans") should consider, among other things, the matters described below before determining whether to invest in the Fund.

ERISA imposes certain general and specific responsibilities on persons who are fiduciaries with respect to an ERISA Plan, including prudence, diversification, an obligation not to engage in a prohibited transaction and other standards. In determining whether a particular investment is appropriate for an ERISA Plan, Department of Labor ("DOL") regulations provide that a fiduciary of an ERISA Plan must give appropriate consideration to, among other things, the role that the investment plays in the ERISA Plan's portfolio, taking into consideration whether the investment is designed reasonably to further the ERISA Plan's purposes, an examination of the risk and return factors, the portfolio's composition with regard to diversification, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the ERISA Plan, the income tax consequences of the investment (see "Tax Aspects—Unrelated Business Taxable Income" and "—Certain Issues Pertaining to Specific Exempt Organizations") and the projected return of the total portfolio relative to the ERISA Plan's funding objectives. Before investing the assets of an ERISA Plan in the Fund, a fiduciary should determine whether such an investment is consistent with its fiduciary responsibilities and the foregoing regulations. For example, a fiduciary should consider whether an investment in the Fund may be too illiquid or too speculative for a particular ERISA Plan, and whether the assets of the ERISA Plan would be sufficiently diversified. If a fiduciary with respect to any such ERISA Plan breaches its or his responsibilities with regard to selecting an investment or an investment course of action for such ERISA Plan, the fiduciary itself or himself may be held liable for losses incurred by the ERISA Plan as a result of such breach.

Because the Fund will register as an investment company under the 1940 Act, the underlying assets of the Fund should not be considered to be "plan assets" of the ERISA Plans investing in the Fund for purposes of ERISA's (or the Code's) fiduciary responsibility and prohibited transaction rules. Thus, the Adviser will not be a fiduciary within the meaning of ERISA by reason of its authority with respect to the Fund.

The Adviser will require a Benefit Plan which proposes to invest in the Fund to represent that it, and any fiduciaries responsible for such Plan's investments, are aware of and understand the Fund's investment objective, policies and strategies, that the decision to invest plan assets in the Fund was made with appropriate consideration of relevant investment factors with regard to the Benefit Plan and is consistent with the duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA and/or the Code.

Certain prospective Investors that are Benefit Plans may currently maintain relationships with the Adviser or other entities which are affiliated with the Adviser. Each of such persons may be deemed to be a party in interest to and/or a fiduciary of any Benefit Plan to which it provides investment management, investment advisory or other services. ERISA prohibits (and the Code penalizes) the use of ERISA and Benefit Plan assets for the benefit of a party in interest and also prohibits (or penalizes) an ERISA or Benefit Plan fiduciary from using its position to cause such Plan to make an investment from which it or certain third parties in which such fiduciary has an interest would receive a fee or other consideration. Investors that are Benefit Plans should consult with counsel to determine if participation in the Fund is a transaction which is prohibited by ERISA or the Code. Fiduciaries of Investors that are Benefit Plans will be required to represent that the decision to invest in the Fund was made by them as fiduciaries that are independent of such affiliated persons, that such fiduciaries are duly authorized to make such investment decision and that they have not relied on any individualized advice or recommendation of such affiliated persons, as a primary basis for the decision to invest in the Fund.

The provisions of ERISA and the Code are subject to extensive and continuing administrative and judicial interpretation and review. The discussion of ERISA and the Code contained in this Memorandum is general and may be affected by future publication of regulations and rulings. Potential Investors that are Benefit Plans should consult their legal advisers regarding the consequences under ERISA and the Code of the acquisition and ownership of interests.

ADDITIONAL INFORMATION AND SUMMARY OF LLC AGREEMENT

The following is a summary description of additional items and of select provisions of the LLC Agreement which are not described elsewhere in this Memorandum. The description of such items and provisions is not definitive and reference should be made to the complete text of the LLC Agreement contained in Appendix A.

Interests in the LLC

Persons who purchase interests in the offering being made hereby will be members of the Fund. The Adviser, or its successor, in its capacity as investment adviser of the Fund, will be a member of the Fund. Additionally, the Adviser and its affiliates may contribute capital to and maintain an investment in the Fund, and to that extent also will be members of the Fund.

Liability of Investors

Investors in the Fund will be members of a limited liability company as provided under Delaware law. Under Delaware law and the LLC Agreement, an Investor will not be liable for the debts, obligations or liabilities of the Fund solely by reason of being an Investor, except that the Investor may be obligated to make capital contributions to the Fund pursuant to the LLC Agreement, and to repay any funds wrongfully distributed to the Investor. However, the Adviser may require an Investor to contribute to the Fund, whether before or after the Fund's dissolution or after the Investor ceases to be an Investor, such amounts as the Adviser deems necessary to meet the Fund's debts, obligations or liabilities (not to exceed for any Investor, the aggregate amount of any distributions, amounts in connection with a repurchase of all or a portion of the Investor's interests and any other amounts received by the Investor from the Fund during or after the fiscal year to which any debt, obligation or liability of the Fund is incurred).

Duty of Care of the Board and the Adviser

The LLC Agreement provides that none of the directors or the Adviser (including certain of the Adviser's affiliates, among others) shall be liable to the Fund or any of the Investors for any loss or damage occasioned by any act or omission in the performance of their respective services as such in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. The LLC Agreement also contains provisions for the indemnification, to the extent permitted by law, of the directors by the Fund, but not by the Investors individually, against any liability and expense to which any of them may be liable which arises in connection with the performance of their activities on behalf of the Fund. None of these persons will be personally liable to any Investor for the repayment of any balance in such Investor's capital account or for contributions by such Investor to the capital of the Fund or by reason of any change in the U.S. Federal or state income tax laws applicable to the Fund or its Investors. The rights of indemnification and exculpation provided under the LLC Agreement do not provide for indemnification of a director for any liability, including liability under U.S. Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith, to the extent, but only to the extent, that such indemnification would be in violation of applicable law.

Delegation of Certain Duties of the Board to the Adviser

The Board has delegated to the Adviser the following rights, powers and authority of the Board under the LLC Agreement: admission of Members (Section 2.7); consent to transfers of interests of Members (Section 4.4); determinations relating to amounts and manner of contributions to capital (Section 5.1); allocations of certain withholding taxes and other expenditures (Section 5.6); determination of reserves (Section 5.7); determinations of tax allocations (Section 5.8); and determinations and allocations of amounts among capital accounts (Section 7.2).

Amendment of the LLC Agreement

The LLC Agreement may be amended with the approval of (i) the Board, including a majority of the Independent Directors, if required by the 1940 Act, (ii) the Adviser; or (iii) a majority, as defined in the 1940 Act, of the outstanding voting securities of the Fund. Certain amendments involving capital accounts, allocations thereto and the modification of events causing dissolution of the Fund may not be made without the consent of any Investors adversely affected thereby or unless each Investor has received notice of such amendment and any Investor objecting to such amendment has been allowed a reasonable opportunity to tender its entire interest for repurchase by the Fund. As an example, the Board may at any time, without the consent of the other Investors, amend the LLC Agreement to (i) restate the LLC Agreement, (ii) effect compliance with any applicable law or regulation, or to cure any ambiguity or to correct or supplement any provision that may be inconsistent with another provision, provided such action does not affect the rights of any Investor in any material respect, or (iii) make such changes as may be necessary to assure the Fund's continuing eligibility to be classified for U.S. Federal income tax purposes as a partnership which is not treated as a corporation under Section 7704(a) of the Code.

Power of Attorney

By purchasing an interest in the Fund, each Investor will appoint the Adviser and each of the directors his or her attorney-in-fact for purposes of filing required certificates and documents relating to the formation and continuance of the Fund as a limited liability company under Delaware law or signing all instruments effecting authorized changes in the Fund or the LLC Agreement and conveyances and other instruments deemed necessary to effect the dissolution or termination of the Fund.

The power-of-attorney granted in the LLC Agreement is a special power-of-attorney coupled with an interest in favor of the Adviser and each of the directors and as such is irrevocable and continues in effect until all of such Investor's interest in the Fund has been withdrawn pursuant to a periodic tender or transferred to one or more transferees that have been approved by the Board for admission to the Fund as substitute Investors.

Term, Dissolution and Liquidation

The Fund will be dissolved:

•	upon the affirmative vote to dissolve the Fund by the Board;

•	upon the expiration of any two-year period which commences on the date on which any Investor has submitted to the Fund a written request in accordance with the LLC Agreement, to tender its entire interest for repurchase by the Fund if such Investor's interest has not been repurchased during such period;

•	at the election of the Adviser;

•	upon the failure of Investors to elect successor directors at a meeting called by the Adviser when no director remains; or

•	as required by operation of law.

Upon the occurrence of any event of dissolution, the Board, acting directly, or a liquidator under appointment by the Board, is charged with winding up the affairs of the Fund and liquidating its assets. Net profits or net loss during the fiscal period including the period of liquidation will be allocated as described in the section titled "Capital Accounts and Allocations—Allocation of Net Profits and Net Losses."

Upon the dissolution of the Fund, its assets are to be distributed (1) first to satisfy the debts, liabilities and obligations of the Fund, other than debts to Investors, including actual or anticipated liquidation expenses, (2) next to satisfy debts owing to the Investors, and (3) finally to the Investors proportionately in accordance with the balances in their respective capital accounts. Assets may be distributed in kind on a pro rata basis if the Board or liquidator determines that such a distribution would be in the interests of the Investors in facilitating an orderly liquidation.

Reports to Investors

The Fund will furnish to Investors as soon as practicable after the end of each taxable year such information as is necessary for such Investors to complete U.S. Federal and state income tax or information returns, along with any other tax information required by law. The Fund will send to Investors a semi-annual and an audited annual report within 60 days after the close of the period for which it is being made, or as otherwise required by the 1940 Act. Quarterly reports from the Adviser regarding the Fund's operations during such period also will be sent to Investors.

Fiscal Year

For accounting purposes, the Fund's fiscal year is the 12-month period ending on March 31. The first fiscal year of the Fund will commence on the date of the initial closing and will end on March 31, 2006. For tax purposes, the Fund intends to adopt the 12-month period ending December 31 of each year as its taxable year. However, in certain circumstances, the Fund may be required to adopt a taxable year ending on another date. A taxable year ending on such other date may therefore be required temporarily until the Fund has attracted additional investors with calendar years for tax purposes, at which time the Fund may be eligible to change its taxable year-end to December 31.

Independent Registered Public Accounting Firm and Legal Counsel

Ernst & Young LLP serves as the independent registered public accounting firm of the Fund. Its principal business address is Metro New York Financial Services Office, 5 Times Square, New York, New York 10036.

Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, acts as legal counsel to the Fund.

Custodian

Mellon Trust of New England, N.A. (the "Custodian") serves as the primary custodian of the assets of the Fund, and may maintain custody of such assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Board. Assets of the Fund and Investment Funds are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian's principal business address is One Boston Place, Boston, Massachusetts 02108-4408.

Inquiries

Inquiries concerning the Fund and interests in the Fund, including information concerning purchase and redemption procedures, should be directed to:

Mellon Optima L/S Strategy Fund, LLC Mellon Private Wealth Management One Boston Place 024-0071 Boston, Massachusetts 02108 Telephone: 617-722-7000 Telecopier: 617-248-3233

* * * * *

All potential Investors in the Fund are encouraged to consult appropriate legal and tax counsel.

APPENDIX A

MELLON OPTIMA L/S STRATEGY FUND, LLC

LIMITED LIABILITY COMPANY AGREEMENT

          THIS LIMITED LIABILITY COMPANY AGREEMENT of Mellon Optima L/S Strategy Fund, LLC (the "Fund") is dated and effective as of February 22, 2005 by and among the Organizational Member, Mellon Hedge Advisors, LLC, as Adviser, and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Member.

W I T N E S S E T H :

          WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of December 14, 2004 and filed with the Secretary of State of the State of Delaware on December 17, 2004;

          NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

          For purposes of this Agreement:

           Administrator means the person who provides administrative services to the Fund pursuant to an administrative services agreement.

           Adviser means Mellon Hedge Advisors, LLC or any successor investment adviser to the Fund, in its capacity as investment adviser under the Investment Advisory Agreement. The Adviser shall constitute a "manager" of the Fund within the meaning of the Delaware Act, and a member of the Fund in accordance with Section 2.7(b) hereof.

           Advisers Act means the Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

           Affiliate means affiliated person as such term is defined in the 1940 Act.

           Agreement means this Limited Liability Company Agreement, as amended and/or restated from time to time.

           Board means the Board of Directors established pursuant to Section 2.6 hereof.

           Capital Account means, with respect to each Member, the capital account established and maintained on behalf of each Member pursuant to Section 5.3 hereof.

           Capital Contribution means the contribution, if any, made, or to be made, as the context requires, to the capital of the Fund by a Member.

           Certificate means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

           Closing Date means the first date on or as of which a Member other than the Organizational Member or the Adviser is admitted to the Fund.

          Code means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

           Delaware Act means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

           Director means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board. Each Director shall constitute a "manager" of the Fund within the meaning of the Delaware Act.

           Fiscal Period means the period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1)	the last day of a Fiscal Year;

(2)	the day preceding any day as of which a contribution to the capital of the Fund is made pursuant to Section 5.1;

(3)	the day as of which the Fund repurchases any Interest or portion of an Interest of any Member;

(4)	the day as of which the Fund admits a substituted Member to whom an Interest (or portion thereof) of a Member has been Transferred (unless there is no change of beneficial ownership); or

(5)	any other day as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member, other than an amount to be credited to or debited against the Capital Accounts of all Members in accordance with their respective Fund Percentages.

          Fiscal Year means the period commencing on the Closing Date and ending on the first December 31st following the Closing Date, and thereafter each period commencing on January 1 of each year and ending on December 31 of the succeeding year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Directors shall designate another fiscal year for the Fund that is a permissible taxable year under the Code.

          Form N-2 means the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

          Fund means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

          Fund Percentage means a percentage established for each Member on the Fund's books as of the first day of each Fiscal Period. The Fund Percentage of a Member for a Fiscal Period shall be determined by dividing the balance of the Member's Capital Account as of the commencement of such Fiscal Period by the sum of the Capital Accounts of all of the Members as of the commencement of such Fiscal Period. The sum of the Fund Percentages of all Members for each Fiscal Period shall equal 100%.

           Independent Directors means those Directors who are not "interested persons" of the Fund as such term is defined in the 1940 Act.

           Insurance means one or more "key man" insurance policies on the life of any principal of a member of the Adviser or any other insurance policy, the benefits of which are payable to the Fund.

           Interest means the entire ownership interest in the Fund at any particular time of a Member or other person to whom an Interest or portion thereof has been transferred pursuant to Section 4.4 hereof, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

          Investment Advisory Agreement means the investment advisory agreement entered into between the Adviser and the Fund, as from time to time in effect.

           Investment Funds means unregistered pooled investment vehicles and registered investment companies that are advised by an Investment Manager.

           Investment Managers means portfolio managers among which the Fund deploys some or all of its assets.

           Member means any person who is admitted to the Fund in accordance with this Agreement as a member until the Fund repurchases the entire Interest of such person pursuant to Section 4.5 hereof or such person otherwise ceases to be a member of the Fund or a substitute Member who is admitted to the Fund pursuant to Section 4.4 hereof, in such person's capacity as a member of the Fund. For purposes of the Delaware Act, the Members shall constitute a single class or group of members.

          Net Assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, calculated before giving effect to any repurchases of Interests.

          Net Profit or Net Loss means the amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Fund, at the close of business on the Closing Date), such amount to be adjusted to exclude:

(1)	the amount of any Insurance premiums or proceeds to be allocated among the Capital Accounts of the Members pursuant to Section 5.5 hereof; and

(2)	any items to be allocated among the Capital Accounts of the Members on a basis which is not in accordance with the respective Fund Percentages of all Members as of the commencement of such Fiscal Period.

          1940 Act means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

          1934 Act means the Securities Exchange Act of 1934 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

           Organizational Member means the person executing this Agreement in such capacity.

          person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

           Securities means securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

          Tax Matters Partner means the Member designated as "tax matters partner" of the Fund pursuant to Section 8.17 hereof.

          Transfer means the assignment, transfer, sale or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest.

           Voting Interest means with respect to a Member the number of votes equivalent to such Member's Fund Percentage as of the record date for a meeting of Members.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

          2.1      Formation of Limited Liability Company.

          The Organizational Member and any persons designated by the Board hereby are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

          2.2      Name.

          The name of the Fund shall be "Mellon Optima L/S Strategy Fund, LLC" or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act. The Fund's business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

          2.3      Principal and Registered Office.

          The Fund shall have its principal office at the principal office of the Adviser, or at such other place designated from time to time by the Board.

          The Fund shall have its registered office in the State of Delaware at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and shall have Corporation Service Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.

          2.4      Duration.

          The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

          2.5      Business of the Fund.

          (a)      The business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, and to engage in any financial or derivative transactions relating thereto or otherwise. The Fund's assets may be invested in general or limited partnerships, limited liability companies and other pooled investment vehicles which invest and trade in Securities. The Adviser may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the Adviser be necessary or advisable to carry out the Fund's business and any amendments to any such contracts, agreements and other undertakings, all without any further act, vote or approval of any other person, notwithstanding any other provision of this Agreement.

          (b)      The Fund shall operate as a closed-end, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

          2.6      The Board.

          (a)      The Organizational Member hereby designates those persons listed on Schedule I who shall agree to be bound by the terms of this Agreement pertaining to the obligations of Directors to serve as Directors on the initial Board. The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

          (b)      Each Director shall serve as a Director for the duration of the term of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. If any vacancy in the position of a Director occurs, the remaining Directors may appoint a person to serve in such capacity, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Members. The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving as Directors.

          (c)      If no Director remains, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Directors. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

          2.7      Members.

          (a)      The Board may admit one or more Members as of the beginning of each calendar month or at such other times as the Board may determine. Members may be admitted to the Fund subject to the condition that each such Member shall execute an appropriate signature page of this Agreement or an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof. The Board, in its absolute discretion, may reject applications for the purchase of Interests in the Fund. The admission of any person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the contribution to the capital of the Fund of such additional Member. The Organizational Member hereby is admitted as a Member on the date hereof.

          (b)      Upon signing this Agreement, the Adviser shall be admitted to the Fund as a Member, subject to due approval, in accordance with the requirements of the 1940 Act, of the Investment Advisory Agreement. If at any time the Investment Advisory Agreement between the Fund and the person then serving as Adviser terminates, the Board shall admit as a substitute Member, upon its signing this Agreement, such person as may be retained by the Fund to provide investment advisory services pursuant to an Investment Advisory Agreement, subject to the due approval of such Investment Advisory Agreement in accordance with the requirements of the 1940 Act.

          2.8      Organizational Member.

          Upon the admission to the Fund of any additional Member pursuant to Section 2.7, the Organizational Member shall withdraw from the Fund as the Organizational Member and shall be entitled to the return of his Capital Contribution, if any, without interest or deduction, and shall cease to be a member of the Fund.

          2.9      Both Directors and Members.

          A person may at the same time be a Director and a Member or the Adviser and a Member, in which event such person's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

          2.10      Limited Liability.

          Except as otherwise provided under applicable law, none of the Members, Directors, nor, except to the extent provided in Section 3.8 hereof and in the Investment Advisory Agreement, the Adviser shall be liable personally for the Fund's debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or manager of the Fund, except that a Member may be obligated to make capital contributions to the Fund and other payments pursuant to this Agreement and to repay any funds wrongfully distributed to such Member. Notwithstanding any other provision of this Agreement, the Adviser, in the exercise of its functions on behalf of the Fund, may require a Member to contribute to the Fund, at any time or from time to time, whether before or after the dissolution of the Fund or after such Member ceases to be a member of the Fund, such amounts as the Adviser, in its discretion, determines are necessary to meet the Fund's debts, obligations or liabilities (not to exceed for any Member the aggregate amount of any distributions, amounts paid in connection with a repurchase of all or a portion of such Member's Interest and any other amounts received by such Member from the Fund during or after the Fiscal Year in which any debt, obligation or liability of the Fund arose or was incurred); provided however, that each Member shall contribute only his pro rata share of the aggregate amount requested based on such Member's Capital Account in the Fiscal Year in which the debt, obligation or liability arose or was incurred as a percentage of the aggregate Capital Accounts of all Members of the Fund in such Fiscal Year; and provided further that the provisions of this Section 2.10 shall not affect the obligations of Members under the Delaware Act.

ARTICLE III

MANAGEMENT

          3.1      Management and Control.

          (a)      Except to the extent otherwise delegated to the Adviser, management and control of the business of the Fund shall be vested in the Board, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director's authority as delegated by the Board. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an "interested person" of such company as such term is defined in the 1940 Act. During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund.

          (b)      Each Member agrees not to treat, on his personal return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Fund. The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

          (c)      Members shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act.

          (d)      The Board may delegate to any person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law.

          3.2      Actions by the Board.

          (a)      Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, in person or by telephone) or (ii) by written consent of a majority of the Directors without a meeting, if permissible under the 1940 Act.

          (b)      The Board may designate from time to time a Chairman who shall preside at all meetings. Meetings of the Board may be called by the Chairman or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the 1940 Act. A majority of the Directors then in office shall constitute a quorum at any meeting.

          (c)      The Board may designate from time to time agents and employees of the Fund who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund.

          3.3      Meetings of Members.

          (a)      Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board or by Members holding a majority of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board or, to the extent applicable, the Adviser shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

          (b)      Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member's Voting Interest. The Board or, to the extent applicable, the Adviser shall establish a record date not less than 10 nor more than 75 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

          (c)      A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

          3.4      Custody of Assets of the Fund.

          The physical possession of all funds, Securities or other property of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act.

          3.5      Other Activities of Members, Directors and the Adviser.

          (a)      None of the Directors, officers of the Fund nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

          (b)      The Adviser and any Member, officer of the Fund, Director, or Affiliate of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member shall have any rights in or to such activities of the Adviser or any other Member, officer of the Fund, Director, or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper. No such person shall be liable to the Fund or any Members for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires for, or directs an opportunity to another person or does not communicate such opportunity to the Fund.

          3.6      Duty of Care.

          (a)      The Directors, officers of the Fund, the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser and each of their respective affiliates, shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such person's services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's duties hereunder.

          (b)      A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for an Interest shall be liable to the Fund, any other Member or third parties only as required by applicable law or otherwise provided in this Agreement.

          3.7      Indemnification.

          (a)      To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors or other legal representatives) and each officer of the Fund against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director or an officer of the Fund, as the case may be, of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

          (b)      Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

          (c)      As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

          (d)      Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its members).

          (e)      An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.10 hereof.

          (f)      The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, Director, the Adviser or other person.

          3.8      Fees, Expenses and Reimbursement.

          (a)      So long as the Administrator provides administrative services to the Fund, it shall be entitled to receive fees for such services as may be agreed to by the Administrator and the Fund pursuant to an administrative services agreement, without any further act, vote or approval of any Member.

          (b)      The Board may cause the Fund to compensate each Director for his or her services hereunder. In addition, the Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

          (c)      The Fund shall bear all expenses incurred in the business of the Fund other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement. Expenses to be borne by the Fund include, but are not limited to, the following:

(1)	all costs and expenses directly related to portfolio transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on Securities sold short, dividends on Securities sold short but not yet purchased, custodial fees, margin fees, transfer taxes and premiums and taxes withheld on foreign dividends and expenses from investments in Investment Funds;

(2)	all costs and expenses (other than costs and expenses associated with the organization and initial registration of the Fund) associated with the operation and ongoing registration of the Fund, and expenses and the costs of compliance with any applicable Federal or state laws;

(3)	the costs and expenses of holding any meetings of the Board and any meetings of Members that are regularly scheduled, permitted or are required to be held by this Agreement, the 1940 Act or other applicable law;

(4)	a portion, as determined by the Board, of the compensation payable to the Fund's chief compliance officer;

(5)	fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund;

(6)	a portion, as determined by the Board, of the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser, or the Directors or the officers of the Fund;

(7)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Members;

(8)	all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio, including appraisal and valuation services provided by third parties;

(9)	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

(10)	fees of custodians and other persons providing administrative services to the Fund; and

(11)	such other types of expenses as may be approved from time to time by the Board.

          The Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that the Adviser pays on behalf of the Fund.

          (d)      The Fund from time to time, alone or in conjunction with other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase Insurance in such amounts, from such insurers and on such terms as the Board shall determine.

          3.9      Liabilities and Duties.

          The Members agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member, officer of the Fund, a Director or other person otherwise existing at law or in equity, replace such other duties and liabilities of such Member, officer of the Fund, Director or other person.

ARTICLE IV

TERMINATION OF STATUS OF ADVISER AND DIRECTORS; TRANSFERS AND REPURCHASES

          4.1      Termination of Status of the Adviser.

          The status of the Adviser as a Member shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Fund does not enter into a new Investment Advisory Agreement with such person, effective as of the date of such termination.

          4.2      Termination of Status of a Director.

          The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than 90 days' prior written notice to the other Directors, unless the other Directors waive such notice); (iv) shall be removed under Section 4.3; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; or (vi) shall have a receiver appointed to administer the property or affairs of such Director.

          4.3      Removal of the Directors.

          Any Director may be removed either by (a) the vote or written consent of at least two-thirds of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds of the total number of votes eligible to be cast by all Members.

          4.4      Transfer of Interests of Members.

          (a)      An Interest or portion thereof of a Member may be Transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of such Member or (ii) with the written consent of the Board (which may be withheld in its sole and absolute discretion). If any transferee does not meet such investor eligibility requirements established by the Fund from time to time, the Fund reserves the right to redeem its Interest pursuant to Section 4.5. If the Board does not consent to a Transfer by operation of law, the Fund shall redeem the Interest from the Member's successor. Any permitted transferee shall be entitled to the allocations and distributions allocable to the Interest so acquired and to Transfer such Interest in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. If a Member Transfers an Interest or portion thereof with the approval of the Board, the Fund shall promptly take all necessary actions so that each transferee or successor to whom such Interest or portion thereof is Transferred is admitted to the Fund as a substituted Member. The admission of any transferee as a substituted Member shall be effective upon the execution and delivery by, or on behalf of, such substituted Member of either a counterpart of this Agreement or an instrument that constitutes the execution and delivery of this Agreement. Each transferring Member and transferee agrees to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such Transfer. Upon the Transfer to another person or persons of a Member's entire Interest, such Member shall cease to be a member of the Fund.

          (b)      Each transferring Member shall indemnify and hold harmless the Fund, the Directors, the officers of the Fund, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.4 and (ii) any misrepresentation by such Member in connection with any such Transfer.

          4.5      Repurchase of Interests.

          (a)      Except as otherwise provided in this Agreement, no Member or other person holding an Interest or portion thereof shall have the right to withdraw or tender to the Fund for repurchase of that Interest or portion thereof. The Board may from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to repurchase Interests or portions thereof pursuant to written tenders. In determining whether to cause the Fund to repurchase Interests or portions thereof pursuant to written tenders, the Board shall consider the following factors, among others:

(1)	whether any Members have requested to tender Interests or portions thereof to the Fund;

(2)	the liquidity of the Fund's assets;

(3)	the investment plans and working capital requirements of the Fund;

(4)	the relative economies of scale with respect to the size of the Fund;

(5)	the history of the Fund in repurchasing Interests or portions thereof;

(6)	the condition of the securities markets; and

(7)	the anticipated tax consequences of any proposed repurchases of Interests or portions thereof.

          The Board shall cause the Fund to repurchase Interests or portions thereof pursuant to written tenders only on terms fair to the Fund and to all Members (including persons holding Interests acquired from Members), as applicable.

          (b)      The Adviser may tender its Interest or a portion thereof as a Member under Section 4.5(a) hereof.

          (c)      If the Adviser's status as a Member is terminated pursuant to Section 4.1 hereof, it (or its trustee or other legal representative) may, by written notice to the Board within 60 days of the effective date of such termination, tender to the Fund for repurchase all or any portion of its Capital Account. Not later than 30 days after the receipt of such notice, the Board shall cause such tendered portion of the Capital Account to be repurchased by the Fund for cash.

          (d)      The Board may cause the Fund to repurchase an Interest or portion thereof of a Member or any person acquiring an Interest or portion thereof from or through a Member if the Board determines or has reason to believe that:

(1)	such an Interest or portion thereof has been transferred in violation of Section 4.4 hereof, or such an Interest or portion thereof has vested in any person by operation of law as the result of the death, dissolution, bankruptcy or incompetency of a Member;

(2)	ownership of such an Interest by a Member or other person will cause the Fund to be in violation of, or require registration of any Interest or portion thereof under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(3)	continued ownership of such an Interest may be harmful or injurious to the business or reputation of the Fund, the Adviser or the Directors, or may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal consequences;

(4)	any of the representations and warranties made by a Member in connection with the acquisition of an Interest or portion thereof was not true when made or has ceased to be true; or

(5)	it would be in the best interests of the Fund, as determined by the Board, for the Fund to repurchase such an Interest or portion thereof.

           (e)     Repurchases of Interests or portions thereof by the Fund shall be payable in cash or in part by promissory note, in each case without interest, unless the Board, in its discretion, determines otherwise, or, in the discretion of the Board, in Securities (or any combination of Securities and cash) of equivalent value. All such repurchases shall be subject to any and all conditions as the Board may impose and shall be effective as of a date set by the Board after receipt by the Fund of all eligible written tenders of Interests or portion thereof. The amount due to any Member whose Interest or portion thereof is repurchased shall be equal to the estimated value of such Member's Capital Account or portion thereof as applicable as of the effective date of repurchase, after giving effect to all allocations to be made to such Member's Capital Account as of such date.

ARTICLE V

CAPITAL

          5.1      Contributions to Capital.

          (a)      The minimum initial contribution of each Member (other than the Adviser) to the capital of the Fund shall be the amount set forth, from time to time, in the Fund's Form N-2 or such other amount as the Board may determine from time to time. The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund. The Directors shall not be entitled to make voluntary contributions of capital to the Fund as Directors of the Fund, but may make voluntary contributions to the capital of the Fund as Members. The Adviser may, but shall not be required to make any capital contributions.

          (b)      The Members may make additional contributions to the capital of the Fund, effective as of such times as the Board in its discretion may permit, but no Member shall be obligated to make any additional contribution to the capital of the Fund except to the extent otherwise provided herein.

          (c)      Except as otherwise permitted by the Board, (i) initial and any additional contributions to the capital of the Fund by any Member shall be payable in cash or in such Securities that the Board, in its absolute discretion, may agree to accept on behalf of the Fund, and (ii) initial and any additional contributions in cash shall be payable in readily available funds at the date of the proposed acceptance of the contribution. The Fund shall charge each Member making a contribution in Securities to the capital of the Fund such amount as may be determined by the Board not exceeding 2% of the value of such contribution in order to reimburse the Fund for any costs incurred by the Fund by reason of accepting such Securities, and any such charge shall be due and payable by the contributing Member in full at the time the contribution to the capital of the Fund to which such charges relate is due. The value of contributed Securities shall be determined in accordance with Section 7.3 hereof as of the date of contribution.

          5.2      Rights of Members to Capital.

          No Member shall be entitled to interest on his or its contribution to the capital of the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Member's Interest pursuant to Section 4.5 hereof, if so determined by the Board, (ii) pursuant to the provisions of Section 5.7(c) hereof or (iii) upon the liquidation of the Fund's assets pursuant to Section 6.2 hereof. Except as provided in Section 2.10 hereof, no Member shall be liable for the return of any such amounts. No Member shall have the right to require partition of the Fund's property or to compel any sale or appraisal of the Fund's assets.

          5.3      Capital Accounts.

          (a)      The Fund shall maintain a separate Capital Account for each Member.

          (b)      Each Member's Capital Account shall have an initial balance equal to the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) constituting such Member's initial contribution to the capital of the Fund.

          (c)      Each Member's Capital Account shall be increased by the sum of (i) the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) constituting additional contributions by such Member to the capital of the Fund permitted pursuant to Section 5.1 hereof, plus (ii) any amount credited to such Member's Capital Account pursuant to the provisions of this Article V.

          (d)      Each Member's Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Interest, or portion thereof, of such Member or distributions to such Member pursuant to Sections 4.5, 5.9 or 6.2 hereof which are not reinvested, plus (ii) any amounts debited against such Member's Capital Account pursuant to the provisions of this Article V.

          (e)      If all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

          5.4      Allocation of Net Profit and Loss.

          As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Fund Percentages for such Fiscal Period.

          5.5      Allocation of Insurance Premiums and Proceeds.

          (a)      Any premiums payable by the Fund for Insurance purchased pursuant to Section 3.8(d) hereof shall be apportioned evenly over each Fiscal Period or portion thereof falling within the period to which such premiums relate under the terms of such Insurance, and the portion of the premiums so apportioned to any Fiscal Period shall be allocated among and debited against the Capital Accounts of each Member who is a member of the Fund during such Fiscal Period in accordance with such Member's Fund Percentage for such Fiscal Period.

          (b)      Proceeds, if any, to which the Fund may become entitled pursuant to such Insurance shall be allocated among and credited to the Capital Accounts of each Member who is a member of the Fund during the Fiscal Period in which the event which gives rise to recovery of proceeds occurs in accordance with such Member's Fund Percentage for such Fiscal Period.

          5.6      Allocation of Certain Withholding Taxes and Other Expenditures.

          (a)      If the Fund incurs a withholding tax or other tax obligation with respect to the share of Fund income allocable to any Member, then the Board, without limitation of any other rights of the Fund or the Board, shall cause the amount of such obligation to be debited against the Capital Account of such Member when the Fund pays such obligation, and any amounts then or thereafter distributable to such Member shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Fund as a contribution to the capital of the Fund, upon demand of the Fund, the amount of such excess. The Fund shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption; provided, that in the event that the Fund determines that a Member is eligible for a refund of any withholding tax, the Fund may, at the request and expense of such Member, assist such Member in applying for such refund.

          (b)      Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Fund, and any other Fund items, to the extent determined by the Board to have been paid or incurred or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such expenditures or items are paid or incurred or whose particular circumstances gave rise to such expenditures or items. Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Fund.

          5.7      Reserves.

          (a)      Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Adviser or the Board, such reserves to be in the amounts which the Board in its sole discretion deem necessary or appropriate. The Board may increase or reduce any such reserves from time to time by such amounts as it in its sole discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, the amount of such reserve, increase, or decrease instead shall be charged or credited to those parties who were Members at the time, as determined by the Board in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Capital Accounts.

          (b)      If at any time an amount is paid or received by the Fund (other than contributions to the capital of the Fund, distributions or repurchases of Interests or portions thereof) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Members at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund's accounting practices, be treated as applicable to one or more prior Fiscal Periods, then such amount shall be proportionately charged or credited, as appropriate, to those parties who were Members during such prior Fiscal Period or Periods.

          (c)      If any amount is required by paragraph (a) or (b) of this Section 5.7 to be charged or credited to a party who is no longer a Member, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member's Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years from the date on which such party ceased to be a Member. To the extent that a former Member fails to pay to the Fund, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.

          5.8      Tax Allocations.

          For each Fiscal Year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such a manner as to reflect equitably amounts credited or debited to each Member's Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 5.8 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

          If the Fund realizes capital gain or loss (including short-term capital gain or loss) for Federal income tax purposes for any Fiscal Year during or as of the end of which one or more Members withdraw from the Fund pursuant to Articles IV or VI hereof, the Board may elect to allocate specially such gain or loss to any such withdrawing Member up to an amount by which the total of such Member's Capital Account as of the effective date of withdrawal exceeds or is less than its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such Interest, including by reason of death and without regard to such Member's share of the liabilities of the Fund under Section 752 of the Code).

          5.9      Distributions.

          (a)      The Board, in its sole discretion, may authorize the Fund to make distributions in cash or in kind at any time to all of the Members on a pro rata basis in accordance with the Members' Fund Percentages. Notwithstanding anything to the contrary in this Agreement, a Member may be compelled to accept a distribution of any asset in kind from the Fund despite the fact that the percentage of the asset distributed to the Member exceeds the percentage of that asset which is equal to the percentage in which the Member shares in distributions from the Fund.

          (b)      The Board may withhold taxes from any distribution to any Member to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and, if appropriate, reducing the Capital Account of such Member.

          (c)      Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate the Delaware Act or other applicable law.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

          6.1      Dissolution.

          (a)      The Fund shall be dissolved at any time there are no members of the Fund, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Fund by the Board;

(2)	upon the determination of the Members not to continue the business of the Fund at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(3)	upon the expiration of any two-year period which commences on the date on which any Member has submitted a written notice to the Fund requesting to tender such Member's entire Interest for repurchase by the Fund if such Member has not been permitted to do so at any time during such period;

(4)	upon the determination by the Adviser to dissolve the Fund; or

(5)	as required by operation of law.

           Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund. Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

          6.2      Liquidation of Assets.

          (a)      Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board, acting directly or through a liquidator it selects, shall liquidate, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall liquidate, in an orderly manner, the business and administrative affairs of the Fund. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Article V hereof. The proceeds from liquidation shall, subject to the Delaware Act, be distributed in the following manner:

(1)	in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund's assets to the Members has been completed, shall first be paid on a pro rata basis;

(2)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(3)	the Members shall be paid next on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members' Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

          (b)      Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

ARTICLE VII

ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

          7.1      Accounting and Reports.

          (a)      The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.

          (b)      After the end of each taxable year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member's Interest as is necessary for Members to complete federal and state income tax or information returns and any other tax information required by federal or state law.

          (c)      Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required by the 1940 Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish one or more Members such other periodic reports as it deems necessary or appropriate in its sole discretion.

          (d)      Except as set forth specifically in this Section 7.1, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member, including information about the Capital Contribution of a Member, or about the affairs of the Fund. No act of the Fund, the Adviser or any other person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund's ability to enforce the limitations set forth in the first sentence of this Section 7.1(d).

          7.2      Determinations By the Board.

          (a)      All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board (either directly or by the Adviser, to the extent consistent with its functions, pursuant to delegated authority) unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Members.

          (b)      The Board may make such adjustments to the computation of Net Profit or Net Loss or any components (withholding any items of income, gain, loss or deduction) comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Members.

          7.3      Valuation of Assets.

          (a)      Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund (other than assets invested in Investment Funds) as of the close of business on the last day of each Fiscal Period or more frequently, in the discretion of the Board, in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act. Assets of the Fund invested in Investment Funds shall be valued at fair value in accordance with procedures adopted by the Board. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

          (b)      The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

          8.1      Amendment of Limited Liability Company Agreement.

          (a)      Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Directors (including the vote of a majority of the Independent Directors, if required by the 1940 Act) or (ii) a majority (as defined in the 1940 Act) of the outstanding Voting Interests of the Fund.

          (b)      Any amendment that would:

(1)	increase the obligation of a Member to make any contribution to the capital of the Fund;

(2)	reduce the Capital Account of a Member other than in accordance with Article V; or

(3)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(2) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender his or her entire Interest for repurchase by the Fund.

          (c)      By way of example only, the Adviser at any time without the consent of the Members may:

(1)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)	amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(3)	amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund's continuing eligibility to be classified for U.S. Federal income tax purposes as a partnership which is not treated as a corporation under Section 7704(a) of the Code.

          (d)      The Board shall give written notice of any proposed amendment to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

          8.2      Special Power of Attorney.

          (a)      Each Member hereby irrevocably makes, constitutes and appoints the Adviser and each of the Directors, acting severally, and any liquidator of the Fund's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2)	any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(3)	all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

          (b)      Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

          (c)      This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and each of the Directors, acting severally, and any liquidator of the Fund's assets, appointed pursuant to Section 6.2 hereof, and as such:

(1)	shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, the Board or any liquidator shall have had notice thereof; and

(2)	shall survive the delivery of a Transfer by a Member of the whole or any portion of such Member's Interest, except that where the transferee thereof has been approved by the Board for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or any liquidator to execute, acknowledge and file any instrument necessary to effect such substitution.

          8.3      Notices.

           Notices which may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or other electronic means, including e-mail, or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, e-mail, commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

          8.4      Agreement Binding Upon Successors and Assigns.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall be void.

          8.5      Applicability of 1940 Act and Form N-2.

          The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund's business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

          8.6      Choice of Law; Arbitration.

          (a)      Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

          (b)      Each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:

(1)	arbitration is final and binding on the parties;

(2)	the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(3)	pre-arbitration discovery is generally more limited than and different from court proceedings;

(4)	the arbitrator's award is not required to include factual findings or legal reasoning and a party's right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(5)	a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

          (c)      Controversies shall be determined by arbitration before, and only before, an arbitration panel convened by The New York Stock Exchange, Inc. ("NYSE") or the National Association of Securities Dealers, Inc. (the "NASD"), to the fullest extent permitted by law. The parties may also select any other national securities exchange's arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

          (d)      No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the Member is excluded from the class by the court. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

          8.7      Not for Benefit of Creditors.

          The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, officers of the Fund, Directors, the Adviser and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.7).

          8.8      Consents.

          Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

          8.9      Merger and Consolidation.

          (a)      Notwithstanding any other provision of this Agreement, the Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved by a majority of the Directors, without the consent of any other Member or person being required.

          (b)      Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

          8.10      Pronouns.

          All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

          8.11      Confidentiality.

          (a)      Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name or address (whether business, residence or mailing) of any Member (collectively, "Confidential Information") without the prior written consent of the Board, which consent may be withheld in its sole discretion.

          (b)      Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such members also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith.

          (c)      Notwithstanding anything to the contrary in this Agreement, the Fund, the Board or the Adviser shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

          8.12      Certification of Non-Foreign Status.

           Unless such certification is not deemed necessary by the Adviser, each Member or transferee of an Interest from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board may request, whether he or she is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member's status. Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

           8.13      Severability.

           If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

           8.14      Entire Agreement.

           This Agreement (including the Schedule attached hereto which is incorporated herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. It is hereby acknowledged and agreed that the Board, without the approval of any Member may enter into written agreements ("Other Agreements") with Members, executed contemporaneously with the admission of such Members to the Fund, effecting the terms hereof or of any application in order to meet certain requirements of such Members. The parties hereto agree that any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.

           8.15      Discretion.

           Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a person is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its "good faith" or under another express standard, then such person shall act under such express standard.

           8.16      Counterparts.

           This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

           8.17      Tax Matters Partner.

           The Adviser hereby is designated as the "tax matters partner" under the Code for the Fund.

           THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSES SET FORTH IN SECTION 8.6 ON PAGES 28-29 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.11 ON PAGE 30.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ORGANIZATIONAL MEMBER:

/s/ Patrick J. Sheppard
Patrick J. Sheppard

MELLON HEDGE ADVISORS, LLC, as
Adviser and Member

By: /s/ Terry Sylvester Charron
      Name: Terry Sylvester Charron
      Title: Vice President

ADDITIONAL MEMBERS:

Each person who has signed or has had signed
on its behalf a Member Signature Page, which
shall constitute a counterpart hereof.

The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Directors.

/s/ Samuel C. Fleming
Samuel C. Fleming, Director

/s/ Benjamin M. Friedman
Benjamin M. Friedman, Director

/s/ John H. Hewitt
John H. Hewitt, Director

/s/ Caleb Loring III
Caleb Loring III, Director

/s/ Patrick J. Sheppard
Patrick J. Sheppard, Director

SCHEDULE I

Directors

Name and Address

Samuel C. Fleming
c/o Decision Resources, Inc.
260 Charles Street
Waltham, MA 02453

Benjamin M. Friedman
c/o Harvard University
Cambridge, MA 02138

John H. Hewitt
P.O. Box 2333
New London, NH 03257

Caleb Loring III
c/o Essex Street Associates
400 Essex Street
Beverly, MA 01915

Patrick J. Sheppard
c/o Mellon Institutional Asset Management
One Boston Place
Boston, MA 02108

APPENDIX B

INVESTMENT FUNDS SUPPLEMENT

Mellon Optima L/S Strategy Fund, LLC (the "Fund") is a newly formed Delaware limited liability company. It is anticipated that upon commencement of the Fund's operations, the Fund will acquire substantially all of the assets of Mellon Hedge Fund I ("MHF"), a common trust fund managed by Mellon Bank, N.A. pursuant to an investment program that is substantially similar to the Fund's investment program.

The following table presents the past performance of MHF for the periods indicated and compares that performance with the performance of the S&P 500 Index.1 Past performance is not necessarily indicative of future results.

                        Total Investment Return

                     20032                        2004                    Since Inception
                   (audited)                   (unaudited)

MHF3                 14.5%                         8.6%                        24.4%

S&P 500 Index        32.1                         10.9                         46.5

It is anticipated that initially, the Fund's assets will consist of interests in substantially all of the Investment Funds in which MHF is currently invested. However, Mellon Hedge Advisors, LLC, the Fund's investment adviser (the "Adviser"), intends to select additional Investment Managers and may withdraw the Fund's investment with any of the Investment Managers identified below. Over time, the majority of the Fund's assets may be invested with other Investment Managers. Allocations among Investment Funds will not be equally weighted. No assurance can be given that the Adviser will continue to allocate the Fund's assets to all or any of these Investment Funds. The Adviser generally will not advise the Investors of such events.

__________

1 The S&P 500 Index is an unmanaged index and is considered to be representative of the U.S. large-cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Because of the differences between MHF's investment strategy and the methodology of the S&P 500 Index, the S&P 500 Index is not directly comparable to the investment strategy of MHF (or the Fund) and is not a guarantee of how the Fund will perform. Indices are not available for investment and reflect an unmanaged universe of securities which does not take into account advisory or transaction fees, all of which will reduce overall return.

2 Since inception of MHF on February 1, 2003.

3 Performance figures for MHF do not reflect the impact of any applicable taxes and the potential tax impact of the conversion of MHF into the Fund. MHF was not registered under the Investment Company Act of 1940 and, therefore, was not subject to certain investment restrictions that might have adversely affected MHF's performance.

           A brief description of the investment strategies and historical performance of certain of the initial Investment Funds is presented below. This information with respect to each such Investment Fund has been obtained from and reviewed by the relevant Investment Manager. Information concerning the remaining initial Investment Fund is available upon request by contacting the Adviser.

           The historical performance of the Investment Funds shown below is based upon the results a full period investor would have achieved on an investment made in each such Investment Fund for the period specified, and is not necessarily the return achieved by MHF. The performance shown is net of the actual fees and expenses. The performance information has not been audited. The following pages also provide a brief overview of the investment philosophy and methodology the Investment Manager of each Investment Fund has used to date and expects to use to manage its Investment Fund. The performance shown has been generated by applying this investment philosophy and methodology. Future investments, however, will be made under different economic conditions and may include different portfolio securities. The performance record of each Investment Fund is limited and may not reflect performance in different economic cycles. Investors should not assume that they will experience returns in the future, if any, comparable to those discussed herein. In comparing each Investment Fund's performance to any market indices, potential Investors should note that many indices are highly diversified and generally represent only unmanaged results of long investment. The Investment Funds are not as diversified and may sell securities short and use leverage, and an Investment Fund's portfolio may contain debt and equity investments, foreign securities, options and futures contracts and other derivatives. Because of the differences among the Investment Funds' investment strategies and the performance of the indices shown, no index is directly comparable to the investment strategy of an Investment Fund.

           An Investment Manager's performance information for periods before those shown, if applicable, and for other accounts is available upon request by contacting the Adviser. The performance tables should be read in conjunction with the notes thereto.

           The results of individual Investment Managers do not represent the results that an Investor in the Fund will receive. The results that an Investor in the Fund will receive will depend, to a significant degree, on the Investment Managers actually selected from time to time and the amount of the Fund's assets allocated to all such Investment Managers. Additionally, because any incentive-based allocations to which an Investment Manager may be entitled will be payable irrespective of the performance of the other Investment Managers and the Fund generally, an Investment Manager with positive performance may receive compensation from the Fund, and thus indirectly from Investors, even if the Fund's overall return is negative. Investors in the Fund will bear an additional asset-based fee and additional expenses at the Fund level, which will reduce performance.

           Information about the Investment Managers and the Investment Funds has been obtained or derived from information provided by the Investment Managers and not by the Adviser, who does not warrant its accuracy or completeness. Information about the indices shown below has been obtained or derived from sources believed to be reliable but is not warranted as to accuracy or completeness. The Adviser has not independently verified and is not responsible for this information. This Appendix B incorporates herein by reference the Fund's confidential memorandum in its entirety.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Amici Qualified Associates LP

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                                     2002(a)       2003       2004

Amici Qualified Associates LP (b)     20.73%      10.17%     15.84%

S&P 500 (c)                          -22.09%      28.67%     10.87%
-----------------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Amici Qualified Associates LP ("Amici") is an unregistered Delaware limited partnership whose investment objective is to achieve strong absolute returns in all market environments with a hedged portfolio of long and short-sale positions and a concurrent focus on capital preservation. Amici will adhere to a flexible investment approach that encompasses investments primarily in publicly traded securities of companies in a broad spectrum of industries. Amici seeks to have a core of long-term, large investments in relatively few stocks on the long side utilizing their knowledge of companies and a complement of short sales that represent both significant profit opportunities and a market hedge. Common characteristics of many of Amici's long investments will include: a low multiple of price/cash flow, above-average return on equity and strong free cash flow generation, a strong balance sheet with low debt levels and significant liquidity, substantial inside ownership and shareholder-oriented management. Amici typically will not invest in momentum or concept plays and relies on bottom-up fundamental analysis.

In selecting short-sale positions, Amici will emphasize stocks at the other end of the spectrum from the long positions (i.e. high multiples of book value, cash flow and revenues.) By definition, these are some of the favorite stocks of investors and security analysts. Amici will sort out these short-sale candidates by emphasizing those companies with fundamental problems often evidenced by accounting issues, insider sales, and the misrepresentation of company and industry conditions. Amici will seek greater diversification on the short side and trades these securities more frequently to manage risk and take advantage of the higher volatility.

CF Advisors LLC, Amici's general partner (the "Manager") as of December 31, 2004 managed aggregate assets exceeding $1.3 billion.

Alex Porter has been a principal of Porter, Felleman Inc., an investment advisory company since 1983, and has been a principal of Amici Associates since 1976 and The Collectors' Fund, LP since 1984. Mr. Porter has been a Trustee of Davidson College in North Carolina since 1992, and a Founder and Director of Distribution Technology, Inc. since 1968. He serves on the Boards of the Student Loan Marketing Association, The John Simon Guggenheim Foundation and The Foundation for Independent Higher Education. Mr. Porter is also a general partner of The Caroline Company, a venture capital company.

Notes:

(a)	Mr. Porter has always been Amici's sole portfolio manager.

(b)	The Manager is entitled to an annual management fee, paid monthly, of 1.5% of Amici's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for Amici is net of its fees and expenses, including performance allocations. At all times under consideration, the assets of Amici were between approximately $19.8 million and $1.3 billion.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Amici does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                      Shoshone Partners
-----------------------------------------------------------------
                                 2002(a)      2003        2004

Shoshone Partners LP (b)        -5.56%      33.10%      17.20%

S&P 500 (c)                     -10.29%     28.67%      10.87%
-----------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Shoshone Partners, L.P. ("Shoshone") is an unregistered Delaware limited partnership whose objective is capital appreciation. Shoshone's principal activity is the acquisition of long and short positions in equity securities of publicly traded U.S. and foreign corporations, but it may also invest in stock options of all types, warrants, corporate debt securities, government securities, private placement securities, and other securities. Shoshone uses a "bottom-up" approach selecting both long and short stocks based on fundamental research. They choose not to actively seek diversification, instead investing in the most attractive situations available. Shoshone's principles for investing include conviction in their stock selections (both long and short), investing only in companies and industries they truly feel they understand. They seek to be disciplined and patient with regard to their selections while remaining flexible enough to accept change rather than resisting it. Shoshone's long investments tend to be part of the inefficient market (i.e. not well known), in an out of favor industry group, simply misunderstood, or represent a combination of these factors.

The same rules Shoshone applies to finding long ideas apply to short ideas. They focus on balance sheet and income statement analysis and the effects of macro economic and specific company changes on the values of individual stocks when evaluating stocks for shorting. In general, they believe that the best shorts will contain some (or preferably all), of the following characteristics: the possibility of bankruptcy, misrepresentations and unrealistic investor expectations (hype).

Knott Partners Management LLC ("KPM"), Shoshone's general partner, and its affiliate, Dorset Management Corporation, (the "Manager"), as of December 31, 2004 managed aggregate assets exceeding $1.4 billion.

David M. Knott is the founder of KPM and the Manager and is Shoshone's chief investment officer. He has been managing hedge fund assets since 1986 and formed the Manager in 1987. Mr. Knott began his investment career at Donaldson, Lufkin & Jenrette Securities ("DLJ") as a trainee in 1976, became a retail/institutional broker and within four years was appointed a vice-president. From 1983 to 1986, Mr. Knott was one of two general partners managing in excess of $60 million in hedge fund assets and managed accounts at Mandrakos Associates. Mr. Knott's non-Wall Street experience includes nearly two years as Associate Director of the Volunteer Urban Consulting Group (an affiliate of the Harvard Business School Club of New York) and over two years as a financial analyst and assistant to the Senior Partner of Goldstein, Golub and Kessler, CPAs. Mr. Knott's educational background includes a B.A. in Political Science from the University of Pennsylvania and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania.

Notes:

(a)	Returns for Shoshone and the S&P 500 index are for the period July 1, 2002 through December 31, 2002. Mr. Knott has always been Shoshone's chief investment officer.

(b)	The Manager is entitled to an annual management fee, paid quarterly, of 0.9% of Shoshone's net assets and KPM is entitled to an annual performance allocation of 20% of the net profits. The performance for Shoshone is net of its fees and expenses, including performance allocations. At all times under consideration the assets of Shoshone were between $21.25 million and $215.2 million.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Shoshone does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                     Granite Capital Opportunity Fund LP

--------------------------------------------------------------------------------------------
                                              2001(a)       2002       2003        2004

Granite Capital Opportunity Fund LP(b)         0.69%       -4.89%     13.09%      2.20%

S&P 500 (c)                                  -14.89%      -22.09%     28.67%      10.87%
--------------------------------------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Granite Capital Opportunity Fund LP ("Granite") is an unregistered investment limited partnership. The investment objective is to achieve superior risk-adjusted returns by investing, long and short, in a diversified portfolio of companies in growth industries. Granite may invest up to 10% of its assets (determined at the time of investment) in illiquid or restricted securities of both public and private companies. Granite may use options and other derivative instruments on individual securities or indices to create a better risk-reward opportunity or to hedge the portfolio's long and short positions. Granite focuses its investments in companies whose multiples do not yet discount their long-term earnings potential. Granite's underlying discipline is bottom-up, fundamental individual company analysis. This focus should enable Granite to take advantage of the inherent volatility of the market for growth stocks to purchase companies at prices deemed reasonable.

Granite actively sells short. It views short selling as an independent profit opportunity and as a hedge to its long portfolio. In general, Granite seeks out overpriced securities where the Portfolio Manager believes the consensus has overestimated a company's earnings potential or market position. Granite may also seek to take advantage of valuation imbalances within the same sector, buying one security deemed undervalued and shorting another thought likely to underperform. While growth stocks are inherently volatile, Granite believes its volatility can be significantly reduced by actively hedging the portfolio through short sales, diversifying Granite's investments, and using derivative instruments such as options, convertible securities and warrants.

Granite Capital LLC, Granite's general partner (the "Manager"), was formed in November 2000 and, as of December 31, 2004 managed aggregate assets exceeding $132 million.

Lawrence Zuriff served as a Vice President at York Capital until 1996, a special situation investment fund and as a Growth Equity Analyst at Granite Capital International Group. From 1996 to February 1999, Mr. Zuriff served as a Technology Analyst at Weiss, Peck and Greer ("WPG"). Mr. Zuriff served as the president and sole portfolio manager of the WPG-Tudor Fund and the head of the Small-Cap Growth Equity team at WPG until October 2000. From January 1, 1997 to October 2000, Mr. Zuriff also served as a Managing Director at WPG. Currently, Mr. Zuriff is a Non-Managing Member of the General Partner of the Partnership and is responsible for the day-to-day investment of the Partnership's assets. Mr. Zuriff graduated from Brown University in 1989 and received an M.A. from Johns Hopkins University School of Advanced International Studies in 1993.

Notes:

(a)	Returns for Granite and the S&P 500 index are for the period February 1, 2001 through December 31, 2001. Mr. Zuriff has always been Granite's sole portfolio manager.

(b)	The Manager is entitled to an annual management fee, paid quarterly, of 1% of Granite's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for Granite is net of its fees and expenses, including performance allocations. At all times under consideration, the assets of Granite were between approximately $14 million and $132 million.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Granite does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                      Platinum Fund Limited

---------------------------------------------------------------------------------------------------------------------
                           1994(a)   1995    1996    1997    1998   1999    2000    2001     2002     2003    2004

Platinum Fund Limited (b)   6.70%   15.28%   4.06%   5.00%   9.30%  50.99%  11.75%   12.17%   10.09%   37.03%  12.77%

S&P 500 (c)                 2.30%   37.53%  22.95%  33.35%  28.58%  21.04%  -9.10%  -11.88%  -22.09%  28.67%   10.87%
---------------------------------------------------------------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

The Platinum Fund Limited ("Platinum") is a Bermuda based investment company whose objective is to achieve long-term investment returns by investing primarily in global equities. Platinum follows an investment style based primarily on "bottom-up" (i.e., security specific) analysis, but also includes reviewing and analyzing "top-down" (i.e., macro economic and business sector) conditions. Platinum seeks to own a broad range of companies whose businesses and growth prospects are being inappropriately valued by the market. To this end, Platinum employs a team of specialist analysts who take a global perspective and apply proprietary software and intensive research to pinpoint outstanding opportunities.

As a result of Platinum's stock picking and relatively concentrated portfolio, the key risks relate to individual stock positions. Platinum attempts to manage this by means of intensive research. Platinum's particular focus is on companies which are out of favor and their concern with the potential for absolute loss in a stock go a long way toward reducing risk in the portfolio. Within the portfolio care is taken to avoid excessive exposure to areas that have high co-variance.

Platinum Asset Management Corporation, Platinum's general partner (the "Manager"), was formed in May 1994, and as of December 31, 2004 managed aggregate assets exceeding $11.0 billion.

Kerr Neilson established Platinum Asset Management in 1994 and has over 30 years of experience in the markets. Previously, Mr. Neilson was an Executive Vice President of Bankers Trust Australia where he was one of the primary contributors to the development and growth of Bankers Trust's retail funds management division, which he ran for eight years. When he left in 1994, these funds exceeded A$5 billion. Mr. Neilson started with Bankers Trust in Sydney in 1983 as an analyst and fund manager of Australian equities. His responsibilities rotated through the South East Asian and European markets until 1986, when he was chosen to manage the newly formed retail funds.

Notes:

(a)	Returns for Platinum and the S&P 500 index are for the period July 1, 1994 through December 31, 1994. Mr. Neilson has always been Platinum's sole portfolio manager.

(b)	The Manager is entitled to an annual management fee, paid monthly, of 1.5% of Platinum's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for Platinum is net of its fees and expenses, including performance allocations. At all times under consideration, the assets of Platinum were between approximately $37 million and $862 million.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Platinum does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                              Maverick Fund USA, Ltd.
-------------------------------------------------------------------------------------------------------------------
                           1993(a) 1994   1995   1996   1997    1998   1999   2000    2001    2002   2003   2004

Maverick Fund USA, Ltd.(b) 11.41% -5.14% 20.93% 42.54% 20.23%  21.46% 25.68% 27.08%  5.24%   2.34%   4.62% 14.09%

S&P 500 (c)                 2.32%  1.32% 37.53% 22.95% 33.35%  28.58% 21.04% -9.10% -11.88% -22.09% 28.67% 10.87%
-------------------------------------------------------------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Maverick Fund USA, Ltd. ("Maverick") is an unregistered investment limited partnership whose investment objective is to preserve and grow capital. Maverick is managed as a "traditional" hedge fund, seeking to maintain low net exposure to each region and industry sector in which it invests through a balance of long and short equity investments. Maverick does not limit itself to any particular investment style and may engage in various combinations of value, growth, turn-around or cyclical recovery investments. Investments primarily are made in medium and large capitalization U.S. stocks. Maverick employs a fundamental approach to stock selection which focuses on the fundamentals of the business, the quality of management and the reasonableness of valuation.

For hedging and speculative purposes, Maverick may purchase and sell put and call options on securities, financial futures, and fixed income indices and other financial futures contracts, interest rate transactions and currency transactions, in each case of all types, including swaps, caps, floors, collars, and forwards. Maverick also may sell securities short and take hedged positions consistent with its objective. A portion of its portfolio also may consist of illiquid investments, including bonds, loans, or other direct debt interests acquired from third parties, interests in or related to companies in liquidation and restricted securities. Maverick is permitted to use leverage as part of its investment strategy.

Maverick Capital, Ltd., Maverick's general partner (the "Manager"), was formed in October 1993 and, as of December 31, 2004, managed aggregate assets exceeding $9.5 billion.

Lee S. Ainslie III serves as Portfolio Manager and is the Managing Partner of Maverick Capital Management, LLC. Previously, Mr. Ainslie was a Managing Director of Tiger Management Corporation. Before joining Tiger Management Corporation, he was employed at KPMG Peat Marwick as a consultant for its National Director of Information Technology. He is a graduate of the University of Virginia (Westmoreland Davis Scholar and Thomas Pickney Bryan, Jr. Scholar) and received his M.B.A. from the University of North Carolina (Beta Gamma Sigma).

Notes:

(a)	Returns for Maverick and the S&P 500 index are for the period March 1, 1995 through December 31, 1995. Maverick commenced operations in October 1993. Mr. Ainslie became Maverick's sole portfolio manager in March 1995.

(b)	The Manager is entitled to an annual management fee, paid quarterly, of 2% of Maverick's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for Maverick is net of its fees and expenses, including performance allocations. As of December 31, 2004 the assets of Maverick were approximately $2.1 billion.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Maverick does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                            Delta Institutional Fund LP

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                              2000(a)      2001        2002       2003        2004

Delta Institutional LP (b)     2.23%      4.96%       10.24%     37.59%      17.24%

S&P 500 (c)                   -7.43%    -11.88%      -22.09%     28.67%      10.87%
---------------------------------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness. 2003 and 2004 performance figures are unaudited.

Delta Institutional Fund L.P. ("Delta") is an unregistered Delaware limited partnership whose investment objective will seek to achieve capital appreciation from both the long and short sides of the portfolio and will short equity securities to both hedge long positions and as long-term investment positions. Delta will aim to take a similar stance on long positions; they are to be treated as both long-term investments and, at times, hedges for short positions. While Delta may employ equity index options to manage exposure, they believe the best hedging strategy results from a correlated long and short portfolio where Delta believes it can attain a competitive advantage through fundamental research and financial analysis. Delta's strategy is driven by bottom-up, fundamental analysis and relies heavily on in-house model development for valuation purposes. Delta believes that reliance on "sell-side" models and earnings estimates breeds consensus thinking and will seek investment opportunities in industries in which it believes it has specific expertise including the financial, retail, energy, consumer, industrial, cable and media sectors.

Delta will actively emphasize the short side of the portfolio for both hedging long positions to reduce risk and as investments for capital appreciation. Delta will have no bias between short positions versus long positions and will employ the same bottom-up fundamental research and financial analysis to the short side of the portfolio. Furthermore, Delta believes that often stock specific investment themes that may be prevalent in a certain market have a time lag before realization in other markets. Accordingly, Delta will also seek opportunities in developed international markets on a company specific basis (including Canada and the United Kingdom).

Trafelet & Company, LLC, Delta's investment manager (the "Manager"), and its affiliates, as of December 31, 2004 managed aggregate assets exceeding $2 billion.

Remy W. Trafelet is the founder, principal and managing member. Prior to founding the General Partner and the Manager, Mr. Trafelet worked at Bowman Capital Management, where he managed a diversified hedge fund. Before joining Bowman Capital Management in 1998, Mr. Trafelet was an analyst at Boston Provident Partners. From 1992 to 1996, Mr. Trafelet worked at Fidelity Management and Research as an analyst and portfolio manager covering the energy, financial and consumer goods industries and managed Fidelity's $550 million Select Regional Bank Fund which achieved a #1 ranking in its Lipper Category during his tenure at the Fund. Mr. Trafelet received an A.B. degree from Dartmouth College, where he was graduated with Honors and was a Presidential Scholar. Mr. Trafelet is also a Chartered Financial Analyst.

Notes:

(a)	Returns for Delta and the S&P 500 index are for the period November 1, 2000 through December 31, 2000. Mr. Trafelet has always been Delta's sole portfolio manager.

(b)	The Manager is entitled to an annual management fee, paid quarterly, of 2% of Delta's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for Delta is net of its fees and expenses, including performance allocations.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Delta does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                    Highbridge Long/Short Equity Fund LP
------------------------------------------------------------
                                                   2004(a)

Highbridge Long/Short Equity Fund, LP (b)          4.66%

S&P 500 (c)                                       10.76%
------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Highbridge Long/Short Equity Fund LP ("Highbridge"), an unregistered Delaware limited partnership, employs a "thesis-driven" approach to managing a diversified equity portfolio, which examines companies and industries from the bottom-up. This analysis is driven by both qualitative and quantitative research. The thesis-driven approach seeks to gain comfort with potential investments through a deep and thorough understanding of the fundamentals of a business and/or investment situation. Investment opportunities are identified by utilizing this in-depth research approach to determine when the market has misjudged the fundamentals of a particular company. A clear understanding of the company's business model is the basis of the research behind these ideas as well as the internal and external factors which drive the business model. The Fund's research focuses primarily on "large-cap" and "mid-cap" companies.

The qualitative research process includes extensive conversations with management, industry contacts, suppliers, customers, competitors and any other "food chain" participants who would have insight or data that is of value in analyzing a company or industry. This "horizontal" information is crucial in the development of an investment thesis along with historical information on the industry, company and current management. The quantitative research process involves the creation of detailed financial models, supply/demand analyses, leverage to earnings models, external and internal surveys, sell-side expectations and valuation metrics for both company and industry. The combination of these two research methodologies allows Highbridge to form decisive investment conclusions. The Fund focuses on what it believes to be high quality companies with above average growth at attractive multiples for core strategic long investments. For short investments, Highbridge focuses on what it believes to be companies with declining market share and/or eroding profit margins, companies that are underperforming relative to the market and opportunistic trading.

Highbridge Capital Management LLC, Highbridge's general partner (the "Manager"), as of December 31, 2004 managed aggregate assets exceeding $7.2 billion.

Alec McAree is the Managing Director of the Manager and Senior Portfolio Manager for the Long/Short Equities group. He began his career in 1991 as a research analyst at Lazard Frères & Co. In 1992, Mr. McAree joined Soros Fund Management as a research analyst following stocks in the U.S. and Europe, becoming Managing Director in 1996. Prior to joining Highbridge in June 2003, Mr. McAree was Director of Research of the Long/Short Diversified Fund and Sector Head of Consumer/Business Services at Citadel Investment Group.

Notes:

(a)	Returns for Highbridge and the S&P 500 index are for the period May 1, 2004 through December 31, 2004. Mr. McAree has always been Highbridge's sole portfolio manager.

(b)	The Manager is entitled to an annual management fee, paid monthly, of 1.5% of Highbridge's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for Highbridge is net of its fees and expenses, including performance allocations. At all times under consideration, the assets of Highbridge Long/Short Equity Fund LP were between approximately $270 million and $985 million.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Highbridge does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                               Hunter Global Investors Fund I LP
------------------------------------------------------------------------------------------
                                            2001(a)      2002        2003        2004

Hunter Global Investors Fund I LP (b)        2.58%      3.32%       11.53%      11.92%

S&P 500 (c)                                 10.68%    -22.09%       28.67%      10.87%
------------------------------------------------------------------------------------------

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Hunter Global Investors Fund I L.P. (the "Hunter Fund") is an unregistered Delaware limited partnership. It is a fundamental long/short fund comprised primarily of a diversified portfolio of equity securities. The investment objective of the Hunter Fund is to maximize risk-adjusted absolute returns while preserving capital, regardless of market conditions. The Hunter Fund generally invests worldwide, primarily in equity securities, in a wide range of industries. Generally, the majority of Hunter's capital is invested in the securities of companies based in developed countries. In constructing the portfolio, the Manager (defined below) employs a bottom-up, research-intensive fundamental security selection process.

In addition to taking long positions, the Manager seeks to increase the performance potential of the Hunter Fund and hedge against general market risk by taking short positions in certain securities. The Hunter Fund generally maintains moderate net exposure and, as such, believes that investment performance will likely depend to a greater degree on individual security selection than on movements in broad market averages. Fluctuations in net exposure are generally the result of fundamental, bottom-up stock selection, and not the result of efforts by the Manager to time the market or make directional bets.

Hunter Global Investors L.P., the investment manager of the Hunter Fund (the "Manager"), was formed in May 2001 and, as of December 31, 2004, managed aggregate assets exceeding $1.2 billion.

Duke Buchan III serves as Portfolio Manager and is the sole member of the general partner of the Manager. Prior to founding Hunter, Mr. Buchan was a Managing Director of Maverick Capital, Ltd. and a Principal of its affiliate, MCL Corp. (collectively, "Maverick"), and served as the Sector Head of Maverick's Global Financial Services Group between 1997 and 2001. Prior to Maverick, Mr. Buchan was a Vice President with Merrill Lynch & Co. ("Merrill") in New York. As a member of Merrill's Global Financial Institutions Group between 1992 and 1997, Mr. Buchan specialized in Corporate Finance and Mergers and Acquisitions in the U.S., Europe and Latin America. Prior to Merrill, Mr. Buchan worked for four years at NationsBank and one year at Smith Barney. Mr. Buchan received a B.A. in Economics and Spanish, with Honors, from the University of North Carolina at Chapel Hill in 1985, and an M.B.A. from Harvard Business School in 1991.

Notes:

(a)	Returns for the Hunter Fund and the S&P 500 index are for the period October 1, 2001 through December 31, 2001. Mr. Buchan has always been the Hunter Fund's sole portfolio manager.

(b)	The Manager is entitled to an annual management fee, paid quarterly, of 1.5% of the Hunter Fund's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for the Hunter Fund is not necessarily the return achieved by Mellon Optima L/S Strategy fund's predecessor. The performance for the Hunter Fund is net of its fees and expenses, including performance allocations, and assumes all investors are Class A investors (i.e., 20% performance allocation), invested as of the beginning of the year and are eligible to participate in New Issues (as defined under the NASD's Rule 2790). Returns represent a composite return of the Hunter Fund's entire capital base. At all times under consideration, the assets of the Hunter Fund were between approximately $32 million and $334 million.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. The Hunter Fund does not restrict its investments to securities included in the S&P 500 Index. For the foregoing and other reasons, the returns achieved by the Hunter Fund and the returns of the S&P 500 Index may not be comparable.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                            INTREPID CAPITAL FUND (QP) LP

------------------------------------------------------------------------------------------
                                      2000(a)     2001      2002      2003       2004

Intrepid Capital Fund (QP) L.P. (b)   58.94%     21.16%     3.98%    11.97%      6.20%

S&P 500 (c)                           -6.46%    -11.88%   -22.09%    28.67%     10.87%
------------------------------------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in Intrepid. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Intrepid Capital Fund (QP) LP ("Intrepid") is an unregistered Delaware limited partnership. Intrepid Capital Advisors, LLC (the "General Partner") believes that flexibility is a key to providing consistently high investment returns. As such, Intrepid has latitude to invest in a wide variety of stocks, other securities, sectors and instruments. The basic characteristics of Intrepid's investment program will be as follows: the investment objective is to achieve superior risk-adjusted returns by investing, both long and short, primarily in a portfolio of companies in growth industries. It is anticipated that a significant portion of Intrepid's assets will be invested in technology companies. While not a "value fund" per se, the General Partner will actively seek out stocks with strong technology and market positions that sell at discounted valuations to their intrinsic worth. Intrepid will also focus on groups that may have temporarily fallen out of favor yet retain excellent business fundamentals. The General Partner believes that technology is truly a global industry, and Intrepid will seek out well-positioned, attractively valued companies regardless of their country of incorporation. The General Partner and its affiliates will utilize their understanding of technology trends taking place in the United States to identify opportunities abroad.

The General Partner believes that the volatility of Intrepid can be reduced to a level lower than that of many competing funds and technology indexes by actively hedging the portfolio. The General Partner will actively short-sell stocks. The General Partner's goal will be to provide investors with outstanding returns irrespective of the market's overall direction. Short selling will be an integral part of this focus. In general, the General Partner will seek out overpriced securities where it believes the consensus has materially overestimated a company's earnings potential or market position. The General Partner may also take advantage of valuation imbalances within the same sector, buying one security deemed undervalued and shorting another thought likely to underperform.

Intrepid was formed in June 2000 and, as of December 31, 2004, the General Partner and its affiliates managed aggregate assets exceeding $1.4 billion.

Steven Shapiro is the Portfolio Manager for the General Partner and its affiliates. Mr. Shapiro managed a technology portfolio as a separate managed account for Soros Fund Management from 1998 through 2002. Mr. Shapiro worked as a Managing Director at Tiger Management LLC from 1994 to 1998 where he focused on the technology industry. Prior to joining Tiger, he managed the Fidelity Select Electronics Fund from 1992 to 1993 and worked as an analyst for Fidelity Investments beginning in 1991, where he covered the semiconductor, disk drive, automobile and aerospace sectors. Mr. Shapiro earned a BA in Economics from Oberlin College in 1983 and an MBA from the University of Pennsylvania's Wharton School in 1991.

Notes:

(a)	Returns for Intrepid and the S&P 500 index are for the period June 1, 2000 through December 31, 2000. Mr. Shapiro has always been Intrepid's sole portfolio manager.

(b)	Intrepid's manager is entitled to an annual management fee, paid quarterly, of 1.25% of Intrepid's net assets and the General Partner is entitled to an annual performance allocation of 20% of the net profits. The performance presented is net of fees and expenses, including performance allocations. Past performance of Intrepid is not indicative of future results of Intrepid.

(c)	he S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Intrepid does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                    Lee Munder Investment Partners
---------------------------------------------------------------------------------------------------------
                                            2000(a)      2001        2002       2003        2004

Lee Munder Investment Partners I LP (b)      2.95%      40.93%      -8.47%     23.73%      1.55%

S&P 500 (c)                                  0.49%     -11.88%     -22.09%     28.67%      10.87%
---------------------------------------------------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Lee Munder Investment Partners I LP ("Lee Munder") is an unregistered Delaware limited partnership. Lee Munder's investment process begins with a sector analysis aimed at identifying the fastest growing, most innovative areas of the economy. Factors such as market demand, growth potential and industry structure are evaluated and research is often focused on sectors that are not widely understood or are under-researched. At the company level, Lee Munder utilizes a bottom-up, fundamental research process, focusing on the small-mid cap range of the market where pricing inefficiencies create opportunities for investment. This includes a rigorous analysis of individual issues with emphasis on both the business position and strong management. Businesses are evaluated based on their competitive advantage, market share and financial position. While the overall portfolio of Lee Munder is expected to be growth oriented, valuations are important. Lee Munder looks for attractive entry and exit prices that are key to quantitative and qualitative measures, including earnings dynamics, competitive business position analysis and business milestone progress.

On the short side, Lee Munder will utilize the same bottom-up, fundamental investment process and will focus on companies where a negative catalyst or deterioration in fundamentals is detected. In addition to using shorts on an opportunistic basis to take advantage of a deteriorating situation, shorts may be used to control risk and market exposure. Lee Munder may also utilize leverage and derivatives.

LMH Partners LP is Lee Munder's general partner (the "Manager") and as of December 31, 2004 managed aggregate assets of $150 million in the strategy.

Jonathan F. Stone is the portfolio manager. Prior to becoming a Portfolio Manager for Lee Munder, he spent three years with Standish, Ayer & Wood. Previously, he spent six years at Adams, Harkness & Hill, as a technology analyst and principal, and eight years in management positions at several high-tech companies. Jonathan has a BA from Brown University and an MBA from the Harvard Graduate School of Business Administration, and is a Chartered Financial Analyst.

Notes:

(a)	Returns for Lee Munder and the S&P 500 index are for the period December 1, 2000 through December 31, 2000. Mr. Stone is currently the sole portfolio manager. Prior to January 1, 2005 he was co-Portfolio Manager with Mr. Andrew Beja.

(b)	The Manager is entitled to an annual management fee, paid quarterly, of 1% of Lee Munder's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for Lee Munder is net of its fees and expenses, including performance allocations. At all times under consideration, the assets of Lee Munder were between approximately $10 million and $100 million.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Lee Munder does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                     Karsch Capital II LP
--------------------------------------------------------------------------------------
                             2000(a)      2001        2002       2003        2004

Karsch Capital II LP (b)      1.29%      6.69%       3.85%      14.41%      9.60%

S&P 500 (c)                  -7.82%    -11.88%     -22.09%      28.67%     10.87%
--------------------------------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Karsch Capital II L.P. ("Karsch") is a Delaware limited partnership whose investment objective is to achieve capital appreciation while minimizing risk by investing (on the long and short side) in equities and equity-related instruments. Karsch may expand their investment focus to cover other investment opportunities as they arise. The geographical focus will be the United States and, to a lesser extent, other developed economies. Karsch believes that there are three primary drivers of stock prices: the direction of the overall stock market, both the short-term and long-term potential of the industry in which a specific company operates, and the current performance and future prospects of a specific company itself. On the long side, Karsch primarily seeks to find companies that have strong market positions in vibrant industries. In certain cases, Karsch may take positions in an industry that appears to be performing below average if they believe that the industry is improving to such an extent that its near-term potential counters an otherwise mixed view of the industry. Karsch may also take long positions in an industry that is perceived to be underperforming when valuations are so compelling that they are able to counter Karsch's negative, neutral or mixed views. Karsch may also invest on the long side in sub-par companies that operate in an industry that they consider vibrant enough to offset the negative characteristics of the company.

On the short side, Karsch will focus on companies that they believe the market is overly optimistic about and there is an identifiable catalyst which may prompt the market to reconsider the company's valuation. However, in certain cases and in the absence of more obvious catalysts, Karsch may still take short positions in companies that display certain characteristics including, but not limited to: operations in an industry with poor or deteriorating conditions, excessive valuation, poor or deteriorating free cash flow or return on capital, and poor or weakened balance sheet.

Karsch Associates, LLC, Karsch's general partner (the "Manager"), was formed in October 2000 and, as of December 31, 2004 managed aggregate assets exceeding $850 million.

Michael Karsch is the Managing Member of both the General Partner and the general partner of the Manager. Mr. Karsch has been active in the financial community for 11 years. While working at Soros Fund Management LLC as a Managing Director, Mr. Karsch was responsible for investments in consumer services and special situations for the Quantum Fund. From 1995 to 1998, Mr. Karsch was one of four investment professionals at Chieftain Capital Management. From 1991 to 1993, he was an investment banking analyst at Wasserstein Perella & Co. Mr. Karsch graduated Phi Beta Kappa with a B.A. from Tufts University in 1990. He obtained his Master of Arts in Law and Diplomacy from Fletcher School of Law and Diplomacy in 1991. Mr. Karsch obtained his M.B.A. from Harvard Business School in 1995.

Notes:

(a)	Returns for Karsch and the S&P 500 index are for the period October 1, 2000 through December 31, 2000. Mr. Karsch has always been Karsch's sole portfolio manager.

(b)	The Manager is entitled to an annual management fee, paid quarterly, of 1% of Karsch's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for Karsch is net of its fees and expenses, including performance allocations. At all times under consideration, the assets of Karsch were between approximately $130 million and $850 million.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Karsch does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                             Kingdon Partners Fund LP
-------------------------------------------------------------------------------------------------------------------
                            1993(a) 1994   1995   1996   1997   1998   1999   2000    2001    2002   2003   2004

Kingdon Partners Fund LP (b)40.20% -2.51% 31.14% 15.02% 30.23%  7.13% 39.55% 11.35%  -5.88%  -8.91% 35.12% 13.43%

S&P 500 (c)                 10.06%  1.32% 37.53% 22.95% 33.35% 28.58% 21.04% -9.10% -11.88% -22.09% 28.67% 10.87%
-------------------------------------------------------------------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Kingdon Partners Fund L.P. ("Kingdon") is a New York limited partnership whose primary objective is to maximize risk-adjusted total return by emphasizing both individual stock selection ("bottom-up") and general economic analysis ("top-down"). An internally developed asset allocation model encompassing over 30 economic, technical and valuation factors is utilized by Kingdon in allocating assets among various investments. Stock selection criteria are, in order of importance, valuation, earnings momentum and relative price momentum. Balance sheet strength and market liquidity are also important considerations. Stocks are sold if they reach targeted prices or if there is a significant deterioration in the selection criteria mentioned. Depending on market conditions, Kingdon may emphasize active management of a significant portion of the portfolio, with sensitivity to short-term market trends and price changes in individual securities. This policy is expected to result in Kingdon's taking frequent trading positions. While Kingdon makes use of Wall Street research generally, they recognize that some of the best opportunities are in under-followed securities and therefore personally speak and meet with hundreds of corporate officers annually.

While Kingdon invests primarily in common stocks and bonds, there may at any time be significant investments in put and call options, stock warrants, rights, preferred stocks, convertible securities, commodities and commodity contracts, financial futures and stock market index futures. From time to time, Kingdon engages in short sales of the above financial instruments. In certain cases, Kingdon may seek capital protection by means of fixed income instruments. Kingdon invests in futures and options and effects short sales for speculative as well as hedging purposes. The Fund invests primarily in securities listed on national securities exchanges such as the New York and American Stock Exchanges, or traded in the over-the-counter market, also investing in foreign securities not traded in the United States' securities markets. Kingdon occasionally writes put and call options either against existing securities' positions in its portfolio or on an uncovered basis.

Kingdon Capital Management LLC, Kingdon's general partner (the "Manager"), was formed in April 1983 and, as of December 31, 2004 managed aggregate assets exceeding $3.1 billion.

Mark Kingdon, a General Partner of Kingdon, received a Masters in Business Administration in finance from Harvard Business School in 1973 after graduating Phi Beta Kappa with a major in economics from Columbia College. After serving as a pension-fund administrator for American Telephone & Telegraph, Mr. Kingdon joined Century Capital Associates on April 1, 1975 and became a general partner three years later. While at Century, Mr. Kingdon managed assets in excess of one billion dollars as part of a team of six portfolio managers. Mr. Kingdon left Century in February 1983 to form the Kingdon Partnerships. Mr. Kingdon is a general partner of the Kingdon Partnerships. In addition, Mr. Kingdon serves as a general partner of the Kingdon Family Partnership, L.P., an investment partnership which commenced operations July 1, 1993.

Notes:

(a)	Mr. Kingdon was joined by Mr. Roger Rieger in 1992 as co-Portfolio Manager of Kingdon.

(b)	The Manager is entitled to an annual management fee, paid quarterly in arrears, of 1.5% of Kingdon's net assets and is entitled to an annual performance allocation of 20% of the net profits. The performance for Kingdon is net of its fees and expenses, including performance allocations. At all times under consideration, the assets of Kingdon were between approximately $2.5 million and $3.1 billion.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Kingdon does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                        Harvest Opportunity Partners II Qualified L.P.
--------------------------------------------------------
                                             2004(a)

Harvest Opportunity Partners II, LP (b)       2.58%

S&P 500 (c)                                  10.87%
--------------------------------------------------------

The performance data is set forth solely for the information of prospective investors in the Fund. The above-data has been obtained from sources believed to be reliable but which are not warranted as to accuracy or completeness.

Harvest Opportunity Partners II Qualified LP ("Harvest" or the "Fund") is a Delaware limited partnership, the general partner and investment adviser to which is JMP Asset Management LLC of San Francisco. Joseph A. Jolson serves as Portfolio Manager. Harvest seeks to generate above-average absolute returns with below-average market risk, primarily by exploiting inefficiently valued securities in selected industries and sectors where the portfolio manager feels they have significant experience and industry relationships. Harvest generally focuses on the financial services, technology, consumer-related and business services industries. Within these industries, the portfolio manager generally seeks to identify securities that it believes may be under or overvalued by at least 20-30%, and will move to Harvest's "expected" price within a 6-12 month period for identifiable reasons. A meaningful percentage of Harvest's current investments are in smaller market capitalization and emerging growth companies in highly fragmented industries that are believed to have above-average growth prospects and promising management teams but are currently mispriced or inefficiently valued for what the portfolio manager believes will be short term reasons. The Fund seeks to react quickly to opportunities in its target markets.

Harvest actively seeks to identify industry losers as well as winners. As a result, Harvest could have material short positions in both larger and smaller market capitalization companies on which it hopes to make an above-average risk-adjusted return. These short positions can also serve as a macro-hedge against stock market risk associated with Harvest's long positions, although Harvest is not managed to fully eliminate stock market risk.

JMP Asset Management LLC, Harvest's general partner (the "Manager"), was formed in 1999 and, as of December 31, 2004 managed aggregate assets exceeding $570 million. Of this total, $491 million was invested in the Harvest Opportunity Partners II strategy, and $90 million was invested in the Harvest Opportunity Partners II Qualified, LP fund.

Joseph A. Jolson is the Founder and Chief Executive Officer of JMP Asset Management LLC and its parent, JMP Group LLC. Mr. Jolson is a former Senior Managing Director and Senior Research Analyst at Montgomery Securities, where he started the non-bank financial services research group (1984) and initiated the real estate (1989) and auto services (1994) practices. At Montgomery, he devoted 15 years to covering California and regional thrifts, government sponsored enterprises, specialty lenders and mortgage finance. Prior to Montgomery, he served as a Consulting Research Analyst at Fidelity Management & Research in 1983 and 1984 covering the financial services industry and as a securities analyst at the Pershing division of Donaldson, Lufkin & Jenrette in 1981 and 1982 covering financial services and emerging growth companies While at Montgomery, Mr. Jolson also sponsored the Oasis Financial Fund. He received an M.B.A. with distinction from The Wharton School and a B.A. from Yale University.

Notes:

(a)	Mr. Jolson has always been Harvest's portfolio manager.

(b)	The Manager is entitled to an annual management fee, paid quarterly in advance, of 2% of Harvest's net assets and is entitled to an annual performance allocation of 20% of the net profits also accruing quarterly in arrears. The performance for Harvest is net of its fees and expenses, including performance allocations. Harvest launched on January 1, 2004 with $ 10 million. As of December 31, 2004, $491 million was invested in the Harvest Opportunity II strategy, and $90 million was invested in the Harvest Opportunity Partners II Qualified, LP fund.

(c)	The S&P 500 Index is an unmanaged index and is considered to be generally representative of the U.S. large cap stock market as a whole. The performance data for the S&P 500 Index assumes the reinvestment of all dividends, but does not deduct any fees or expenses. Harvest does not restrict its investments to securities included in the S&P 500 Index.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

PART C. OTHER INFORMATION

Item 24. Financial Statements and Exhibits

1.	Financial Statements:	Because the Registrant has no assets, financial statements are omitted.

2.	Exhibits:

a.	(1) Certificate of Formation (2) Form of Limited Liability Company Agreement (included as Appendix A to the Fund's Confidential Memorandum)

b.	Not Applicable.
c.	Not Applicable.
d.	See Item 24 (2) (a) (2).

e.	Not Applicable.
f.	Not Applicable.
g.	(1) Form of Investment Advisory Agreement (2) Form of Sub-Investment Advisory Agreement

h.	Not Applicable.
i.	Not Applicable.
j.	Form of Custody Agreement*

k.	Form of Administration and Transfer Agency Agreement*

l.	Not Applicable.
m.	Not Applicable.
n.	Not Applicable.
o.	Not Applicable.
p.	Not Applicable.
q.	Not Applicable.
r.	Codes of Ethics for the Registrant and its investment adviser and sub-investment adviser*

* Filed herewith.

** Previously filed as an Exhibit to the Registration Statement (Reg. No. 811-21694) filed on December 30, 2004.

Item 25. Marketing Arrangements:

          Not Applicable.

Item 26. Other Expenses of Issuance and Distribution:*

Legal fees Accounting, Professional and Consulting Fees Blue Sky fees Printing Miscellaneous (including postage) Total	$300,000 $30,000 $11,750 $ 3,000 $ 7,000 $351,750

Item 27. Persons Controlled by or Under Common Control with Registrant:

           After completion of the private offering of interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Mellon Hedge Advisors, LLC, the adviser of the Registrant (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV, as filed with the Securities and Exchange Commission (File No. 801-63750).

Item 28. Number of Holders of Securities:

Title of Class                                 Number of Recordholders

Limited Liability Company Interests               1 (The Registrant anticipates that as
                                                     a result of the private offering of
                                                     interests there will be more
                                                     than 100 record holders of such
                                                     interests in the future.)

Item 29. Indemnification:

           Reference is made to Section 3.7 of the Registrant's Limited Liability Company Agreement (the "LLC Agreement") included in the Confidential Memorandum as Appendix A. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "Investment Company Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the Investment Company Act remains in effect.

          The Registrant, in conjunction with the Adviser, the Registrant's directors and other registered management investment companies managed by the Adviser or its affiliates, maintains insurance on behalf of any person who is or was an independent director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as an individual general partner, director, officer, employee or agent of another managed investment company, against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 30. Business and Other Connections of Investment Advisers:

          A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, director, officer, employee, partner or trustee, is set forth in the Registrant's Confidential Memorandum in the sections entitled "The Directors", "The Adviser" and "The Sub-Investment Adviser." Information as to the members and officers of Mellon Hedge Advisors, LLC is included in its Form ADV as filed with the Securities and Exchange Commission (File No. 801-63750), and is incorporated herein by reference. Information as to the members and officers of Optima Fund Management LLC, the sub-investment adviser to the Fund, is included in its Form ADV as filed with the Commission (File No. 801-45464 ), and is incorporated herein by reference.

Item 31. Location of Accounts and Records:

           Derivatives Portfolio Management, L.L.C. maintains certain required accounting related and financial books and records of the Registrant at Two Worlds Fair Drive, P.O. Box 6741, Somerset, New Jersey 08875-6741. The other required books and records are maintained by the Adviser, One Boston Place, 024-0071, Boston, MA 02108.

Item 32. Management Services:

          Not Applicable.

Item 33. Undertakings:

          Not Applicable.

SIGNATURES

           Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 25th day of February, 2005.

MELLON OPTIMA L/S STRATEGY FUND, LLC By: /s/ Patrick J. Sheppard Name: Patrick J. Sheppard Title: Authorized Signatory